As filed with the Securities and Exchange Commission on April 26, 2005

Registration No. 333-124051

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATURAL HEALTH TRENDS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	5122	59-2705336
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code No.)	Identification No.)

12901 Hutton Drive
Dallas, Texas, 75234
(972) 241-4080
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Keith C. Zagar
Chief Operating Officer and General Counsel
Natural Health Trends Corp.
12901 Hutton Drive
Dallas, Texas 75234
(972) 241-4080
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Alan N. Forman, Esq.
Brown Rudnick Berlack Israels LLP
120 West 45th Street
New York, NY 10036

     Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of	Amount To Be	Proposed Maximum		Proposed Maximum	Amount of
Securities To Be Registered	Registered	Offering Price Per Security		Aggregate Offering Price (1)	Registration Fee
Common Stock, $.001 par value	2,159,704	$12.92	(2)	$27,903,376	$3,284.23
Common Stock, $.001 par value	1,369,704 (3)	$12.47	(4)	$17,080,208	$2,010.34

TOTAL	—	—		$44,983,584	$5,294.57
Amount Previously paid					$5,294.57
TOTAL DUE					$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(c), calculated upon the basis of the average of the bid and asked prices of the common stock, as quoted on The NASDAQ National Market, on April 11, 2005, a date within five days of the original filing date of this Registration Statement.

(3)	Represents the number of shares that may be sold by the selling security holders following the exercise of warrants.

(4)	Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Preliminary Prospectus dated April 26, 2005

NATURAL HEALTH TRENDS CORP.

2,159,704 shares of common stock
1,369,704 shares issuable upon exercise of warrants

     This prospectus relates to the disposition by the selling security holders listed on page 81 or their transferees, of up to 2,159,704 shares of our common stock already issued and outstanding and 1,369,704 shares of our common stock issuable upon the exercise of warrants held by the selling security holders. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders. We will receive proceeds of $12.47 per share from the exercise of any of the 1,369,704 warrants.

     For a description of the plan of distribution of the shares, please see page 88 of this prospectus.

     Our common stock is listed for trading on NASDAQ’s National Market System, under the symbol “BHIP” since February 22, 2005. The closing price of the common stock on April 21, 2005 was $12.00 per share.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE “RISK FACTORS” BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 12901 Hutton Drive, Dallas, Texas 75234. Our telephone number is (972) 241-4080.

The date of the prospectus is April __, 2005.

     You should rely only on the information contained in this document or to which we have referred you. We have not, and the selling security holders have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus. Unless otherwise noted, the terms “we,” “our,” “us,” refer to Natural Health Trends Corp. (“the Company”) and its subsidiaries. The Company is a holding company with substantially all of its assets consisting of the capital stock of its subsidiaries. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements in this prospectus are forward-looking statements which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

     Natural Health Trends Corp. (the “Company”) is an international direct selling organization. We control subsidiaries that distribute products through two separate direct selling businesses that promote health, wellness and vitality. Lexxus International, Inc., our wholly-owned subsidiary (“Lexxus U.S.”), and other Lexxus subsidiaries (collectively, “Lexxus”), sell certain cosmetic products, consumer as well as “quality of life” products, which accounted for approximately ninety-nine (99%) percent of our consolidated net revenues in 2004. eKaire.com, Inc. (“eKaire”), our wholly-owned subsidiary, distributes nutritional supplements aimed at general health and wellness.

     Lexxus commenced operations in January 2001 and has experienced tremendous growth, as we are currently conducting business in at least 30 countries through approximately 130,000 active distributors as of December 31, 2004. (We consider a distributor “active” if he or she has placed at least one product order with us during the preceding year). The Lexxus business includes KGC Networks Pte. Ltd. (“KGC”), a Singapore company owned 51% by the Company and 49% by a European private investor. KGC sells Lexxus products into a separate network with distributors primarily in Russia and other Eastern European countries. eKaire has been in business since 2000 and is operating in four countries through approximately 3,600 active distributors.

     We seek to be a leader in the direct selling industry serving the health and wellness marketplace by driving our products into as many venues and into as many markets as possible through our direct selling marketing operations. Our objectives are to enrich the lives of the users of our products and enable our distributors to benefit financially from the sale of our products.

     We maintain executive offices at 12901 Hutton Drive, Dallas, Texas 75234 and our telephone number is (972) 241-4080. Our website is located at www.naturalhealthtrendscorp.com. The information provided on our website should not be considered part of this prospectus.

THE OFFERING

Shares of common stock being registered	2,159,704

Shares of common stock being registered for issuance upon the exercise of warrants	1,369,704

Total shares of common stock outstanding as of the date of this registration statement	6,819,667

Total proceeds raised by us from the disposition of the common stock by the selling security holders of their transferees	We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders or their transferees.

We could receive gross proceeds of up to $17,080,208 from the exercise of all the 1,369,704 warrants covered by this registration statement.

NASDAQ National Market	BHIP

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

SUMMARY FINANCIAL DATA

     The following data has been derived from the audited consolidated financial statements of the Company and should be read in conjunction with those statements. Historical results are not necessarily indicative of future results.

	Year Ended December 31,
	2000[1]	2001	2002	2003	2004
				As Restated
	(In Thousands, Except Per Share Data)
Consolidated Statement of Operations Data:
Net sales	$8,320	$22,989	$36,968	$62,576	$133,225
Gross profit	5,910	17,691	29,216	48,900	103,904
Distributor commissions	3,682	12,449	16,834	27,555	68,759
Selling, general and administrative expenses	5,777	5,187	10,710	15,770	33,102
Income (loss) from operations	(12,552)	(65)	238	5,575	2,223
Net income (loss)	(10,669)	466	2,139	4,728	1,241

Diluted income (loss) from continuing operations per share[2]:	$(146.83)	$(0.98)	$(0.11)	$0.83	$0.18
Diluted weighted-average number of shares outstanding[2]:	96	1,342	3,118	5,688	6,822

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$108	$324	$3,864	$11,133	$22,324
Working capital	(5,865)	(4,858)	(1,187)	2,889	17,519
Total assets	591	3,075	10,319	20,340	62,105
Total debt	679	1,021	684	199	818
Total stockholders’ equity (deficit)	(5,737)	(4,370)	(398)	4,824	37,029

[1]	Reflects the Company’s results of operations from previously owned subsidiaries, Kaire Nutraceuticals, Inc. and Global Health Alternatives, Inc. The Lexxus business commenced operations in January 2001.

[2]	All share and earnings per share data gives effect to a 1-for-100 reverse stock split, which took effect in March 2003.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this prospectus, other than statements of historical facts, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives are forward-looking statements. When used in this prospectus, the words “believe,” “anticipate,” “intend”, “estimate,” “expect,” “project”, “could”, “would”, “may”, “plan”, “predict”, “pursue”, “continue”, “feel” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

     We cannot guarantee future results, levels of activity, performance or achievements, and you should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in Risk Factors, and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic investments. In addition, any forward-looking statements represent our expectation only as of the date of this prospectus and should not be relied on as representing our expectations as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our expectations change.

     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

▪	our relationship with our distributors;

▪	our need to continually recruit new distributors;

▪	our internal controls and accounting methods may require further modification;

▪	regulatory matters governing our products and network marketing system;

▪	our relationship with our majority owned subsidiary operating in Russia;

▪	our ability to recruit and maintain key management,

▪	adverse publicity associated with our products or direct selling organizations;

▪	product liability claims;

▪	our reliance on outside manufacturers;

▪	risks associated with operating internationally, including foreign exchange risks;

▪	product concentration;

▪	dependence on increased penetration of existing markets;

▪	the competitive nature of our business; and

▪	our ability to generate sufficient cash to operate and expand our business.

     Market data and other statistical information used throughout this report is based on independent industry publications, government publications, reports by market research firms or other published independent sources and on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus before deciding whether to invest in our shares of common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our shares of common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Other risks, including those that we do not currently consider material or may not currently anticipate, may impair our business.

Risks Related to Our Business

Our Failure To Maintain and Expand Our Distributor Relationships Could Adversely Affect Our Business.

     We distribute our products through independent distributors, and we depend upon them directly for all of our sales. Accordingly, our success depends in significant part upon our ability to attract, retain and motivate a large base of distributors. Our direct selling organization is headed by a relatively small number of key distributors. The loss of a significant number of distributors, including any key distributors, could materially and adversely affect sales of our products and could impair our ability to attract new distributors. Moreover, the replacement of distributors could be difficult because, in our efforts to attract and retain distributors, we compete with other direct selling organizations, including but not limited to those in the personal care, cosmetic product and nutritional supplement industries. Our distributors may terminate their services with us at any time and, in fact, like most direct selling organizations, we have a high rate of attrition.

If The Number Or Productivity Of Independent Distributors Does Not Increase, Our Revenue Could Not Increase.

     To increase revenue, we must increase the number and/or the productivity of our distributors. We can provide no assurances that distributor numbers could increase or remain constant or that their productivity could increase. We experienced an 81% increase in active Lexxus distributors during 2004, following a 39% increase in active distributors in 2003 compared to the prior years. See table presented in “Business — Operations of the Business”. The number of active distributors may not increase and could decline in the future. Distributors may terminate their services at any time, and, like most direct selling companies, we experience a high turnover among distributors from year to year. We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Operating results could be adversely affected if our existing and new business opportunities and products do not generate sufficient economic incentive or interest to retain existing distributors and to attract new distributors.

Because Our Hong Kong Operations Account For A Majority Of Our Business, Any Adverse Changes In Our Business Operations In Hong Kong Would Harm Our Business.

     In 2003 and 2004, approximately 49% and 56% of our revenue, respectively, was generated in Hong Kong. Various factors could harm our business in Hong Kong, such as worsening economic conditions or other events that are out of our control. For example, on April 12, 2004, an investigative television program was aired in the People’s Republic of China with respect to the operations of the Company’s Hong Kong subsidiary and the Lexxus representative office located in Beijing. The television program alleged that Lexxus’s Hong Kong operations engaged in fraudulent activities and sold products without proper permits. Due to the adverse publicity caused by the airing of the television program, revenues from Hong Kong declined significantly. See “Business – Recent Developments”. Our financial results could be harmed if our products, business opportunity or planned growth initiatives fail to retain and generate continued interest and enthusiasm among our distributors and consumers in this market.

Our Plan to Expand Operations In China May Result In More Governmental Scrutiny, And Our Business In Hong Kong May Be Harmed By The Results Of Such Scrutiny.

     The Chinese government banned direct selling activities in China in 1998. The government has rigorously monitored and enforced this ban. In the past, the government has taken significant actions against companies that the government found engaging in violation of applicable law. Governmental actions included shutting down their businesses and arresting alleged perpetrators. Consequently, a few of our direct selling peer companies have modified their business models and started selling to Chinese consumers through owned, leased or franchised retail outlets. We have not implemented our direct sales model in China. We intend to follow the path of some of our competitors and implement a business model that utilizes retail stores and an employee sales force that we believe will comply with applicable regulations.

     Some of our Hong Kong distributors have engaged in activities that violated our policies in this market and resulted in some regulatory concern and some adverse publicity such as the negative television documentary aired on April 12, 2004. Reviews and investigations by government regulators could restrict our ability to conduct business.

     Although we would attempt to work closely with both national and local governmental agencies in implementing our plans, our efforts to comply with national and local laws may be harmed by a rapidly evolving regulatory climate, concerns about activities resembling direct selling and any subjective interpretation of laws. Any determination that our operations or activities, or the activities of our employee sales representatives or distributors living outside of China, are not in compliance with applicable regulations could result in the imposition of substantial fines, extended interruptions of business, restrictions on our future ability to open new stores or expand into new locations, substantially diminishing our ability to retain existing sales representatives and attract new sales representatives, changes to our business model, the termination of required licenses to conduct business, or other actions, all of which would harm our business.

If China Fails To Adopt New Direct Selling Regulations, Or If These Regulations Are Not Favorable To Us, Our Future Growth Could Be Harmed.

     The Chinese government has published a draft of the new direct selling regulations. None of these regulations have been adopted and there can be no assurance that these regulations will be adopted or, if adopted, that they will benefit our company. While we intend to apply for a direct selling license under any newly adopted regulations, there can be no assurance that a license will be granted. Although we currently do not operate a direct selling business in China, our future growth could be harmed if the regulations are not adopted or are unfavorable, or if we are unable to obtain a license for direct selling under these regulations.

Intellectual Property Rights Are Difficult To Enforce In China.

     Chinese commercial law is relatively undeveloped compared to most other major markets, and, as a result, we may have limited legal recourse in the event we encounter significant difficulties with patent or trademark infringers. Limited protection of intellectual property is available under Chinese law, and the local manufacturing of our products may subject us to an increased risk that unauthorized parties may attempt to copy or otherwise obtain or use our product formulations. As a result, we cannot assure you that we would be able to adequately protect our product formulations.

Our Continued Influence Over Our KGC Networks Subsidiary And Its Success Depends In Large Part On A Good Working Relationship With The Minority Shareholder.

     The Company owns 51% of the outstanding capital stock of KGC and has the right to appoint a majority of the Board of Directors of KGC. KGC accounted for 22% of our total revenue in 2004, compared to 21% in 2003. We have limited influence over KGC’s day-to-day operations, which are actively managed by a European private investor that owns 49% of the outstanding capital stock of KGC, and Septuor Consulting (“Septuor”), KGC’s third party service provider. We work with the management of KGC and Septuor on supply chain management, cash flow management, product development and financial reporting. But our influence over KGC is not as much as that over our other subsidiaries. There can be no assurance that this subsidiary will continue to grow under the current ownership structure. There is also no guarantee that the interests of the minority shareholder will always be aligned with our interests. Deterioration in our relationship with the minority shareholder or Septuor, or a failure to work cooperatively by either party, could result in a slow-down of the business growth, disruption in timely financial reporting, or other business problems that could materially harm our business.

As We Continue To Expand Into Foreign Markets Our Business Becomes Increasingly Subject To Political and Economic Risks. Changes In These Markets Could Adversely Affect Our Business.

     We believe that our ability to achieve future growth is dependent in part on our ability to continue our international expansion efforts. However, there can be no assurance that we would be able to grow in our existing international markets, enter new international markets on a timely basis, or that new markets would be profitable. We must overcome significant regulatory and legal barriers before we can begin marketing in any foreign market.

     Also, it is difficult to assess the extent to which our products and sales techniques would be accepted or successful in any given country. In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those encountered elsewhere. We may be required to reformulate certain of our products before commencing sales in a given country. Once we have entered a market, we must adhere to the regulatory and legal requirements of that market. No assurance can be given that we would be able to successfully reformulate our products in any of our current or potential international markets to meet local regulatory requirements or attract local customers. The failure to do so could have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that we would be able to obtain and retain necessary permits and approvals.

     In many markets, other direct selling companies already have significant market penetration, the effect of which could be to desensitize the local distributor population to a new opportunity, or to make it more difficult for us to recruit qualified distributors. There can be no assurance that, even if we are able to commence operations in foreign countries, there would be a sufficiently large population of potential distributors inclined to participate in a direct selling system offered by us. We believe our future success could depend in part on our ability to seamlessly integrate our business methods, including distributor compensation plan, across all markets in which our products are sold. There can be no assurance that we would be able to further develop and maintain a seamless compensation program.

An Increase In The Amount Of Compensation Paid To Distributors Reduces Profitability.

     A significant expense is the payment of compensation to our distributors. We paid approximately 46% and 44% in 2002 and 2003, of our net revenues as compensation to our distributors. In 2004, we paid approximately 51% of our net revenues as compensation to our distributors. The increase is due to the growth of the distributor network, an elevated level of promotions, and the Company’s decision to not seek recovery of commissions paid on returned products in Hong Kong during the second quarter of 2004. We compensate our distributors by paying commissions, bonuses, and certain awards and prizes based upon product sales by a distributor’s down-line distributor network. We closely monitor the amount of compensation to distributors paid as a percentage of net sales and may need to adjust our compensation plan to prevent distributor compensation from having a significant adverse effect on earnings. There can be no assurance that these changes or future changes to our compensation plan or product pricing would be successful in maintaining the level of distributor compensation expense as a percentage of net sales. Furthermore, these changes may make it difficult to recruit and retain qualified and motivated distributors. An increase in compensation payments to distributors as a percentage of net sales will reduce our profitability. See “Business – Working with Distributors – Compensation Plans.”

We May be Required to Change the Name of our Lexxus Subsidiaries, Internet Sites and Certain Products.

     On November 1, 2004, Toyota Motor Sales, U.S.A. filed a lawsuit against the Company and Lexxus alleging that our use of the name Lexxus dilutes and infringes upon Toyota’s Lexus trademark. Toyota wants to enjoin the Company and Lexxus from using the Lexxus mark and otherwise competing unfairly with Toyota, to transfer the ownership of the mylexxus.com and lexxusinternational.com Internet sites to Toyota, and reimbursement of costs and reasonable attorney fees incurred by Toyota in connection with this matter. See “Legal Proceedings.” If the Company is unsuccessful in defending this action, the Company may be required to change the name of some or all of its Lexxus subsidiaries, and certain product and website domain names which could have a material adverse effect on the financial condition, results of operations, cash flow or business prospects of the Company. Further, even if the Company is successful in defeating all or some of Toyota’s claims, legal costs and expenses incurred by the Company could be substantial.

We Do Not Have Product Liability Insurance And Product Liability Claims Could Hurt Our Business.

     Currently, we do not have product liability insurance, although the insurance carried by our suppliers may cover certain product liability claims against us. Nevertheless, we do not conduct or sponsor clinical studies of our products. As a marketer of nutraceuticals, cosmetics and other products that are ingested by consumers or applied to their bodies, we may become subjected to various product liability claims, including that:

•	our products contain contaminants;

•	our products include inadequate instructions as to their uses; or

•	our products include inadequate warnings concerning side effects and interactions with other substances.

     Especially since we do not have direct product liability insurance, it is possible that product liability claims and the resulting adverse publicity could negatively affect our business. In November 2004, Dorothy Porter filed a complaint against the Company for strict liability, breach of warranty and negligence in the U.S. District Court for the Southern District of Illinois, alleging that she sustained a brain hemorrhage after taking Formula One, an ephedra-containing product marketed by Kaire Nutraceuticals, Inc., a former subsidiary of the Company. See “Legal Proceedings.”

     If our suppliers’ product liability insurance fails to cover product liability claims or other product liability claims, or any product liability claims exceeds the amount of coverage provided by such policies or if we are unsuccessful in any third party claim against the manufacturer or if we are unsuccessful in collecting any judgment that may be recovered by the Company against the manufacturer, we could be required to pay substantial monetary damages which could materially harm our business, financial condition and results of operations. As a result, we may become required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

Our Internal Controls and Accounting Methods May Require Further Modification.

     The Company modified certain of its accounting policies and made other adjustments to our accounting for past transactions, which resulted in the restatement of the Company’s financial statements for each quarter in 2001 and 2002, the first three quarters in 2003, as well as for the years ended December 31, 2001 and 2002. In connection with the restatement of our financial statements, the Company has been informed by its independent auditors that many of the restatement items are the result of material weaknesses in the Company’s internal controls and procedures. Further in March 2005 the Company determined a restatement of the quarter and year ended December 31, 2003 as well as the first quarter of 2004 was warranted due to certain accounting errors. The Company has implemented new controls and procedures and plans to implement additional controls and procedures that we believe are sufficient to accurately report our financial performance on a timely basis in the foreseeable future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures”. If we are unable to implement these additional controls and procedures, we may not be able to report our financial performance on a timely basis and our business and stock price would be adversely affected.

Non-Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 Could Materially Adversely Affect Us.

     The Securities Exchange Commission, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules which would require us to include in our annual reports on Form 10-K, beginning in fiscal 2005, an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of such internal controls over financial reporting. While we intend to diligently and thoroughly document, review, test and improve our internal controls over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act, if our independent auditors are not satisfied with the adequacy of our internal controls over financial reporting, or if the independent auditors interpret the requirements, rules and/or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the price of our common stock.

We Rely On And Are Subject To Risks Associated With Our Reliance Upon Information Technology Systems.

     Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology. Our information technology systems are designed and selected to facilitate order entry and customer billing, maintain distributor records, accurately track purchases and distributor compensation payments, manage accounting operations, generate reports, and provide customer service and technical support. Although we acquired MarketVision, our software service provider, during the first half of 2004, in part, to gain greater control over its operations, any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.

Our Lexxus Subsidiaries Have a Limited Operating History Which May Not be Indicative of Future Performance.

     Although our Lexxus subsidiaries accounted for approximately 99% of our consolidated net revenues during fiscal 2004, it has been operating only since January 2001. Therefore, Lexxus is still in the early stage of its development.

     Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving international markets. If we are unable to effectively allocate our resources and help grow our Lexxus subsidiaries, our stock price may be adversely affected and we may be unable to execute our strategy of expanding our network of independent distributors. Our business depends upon the performance of our Lexxus subsidiaries and, due to its relatively short operating history, past performance may not be indicative of future results.

     Our success has been, and could continue to be, significantly dependent on our ability to manage rapid growth through expansions and enhancements of our worldwide personnel and management, order processing and fulfillment, inventory and shipping systems, financial reporting and other aspects of operations. As we continue to expand our operations, the ability to manage this growth could represent an increasing challenge and our failure to properly manage this growth may materially and adversely affect our results of operation.

Regulatory Matters Governing Our Industry Could Have A Significant Negative Effect On Our Business.

     In both our United States and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

Product Regulations

     The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of certain of our products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (the “FTC”), the Consumer Product Safety Commission and the United States Department of Agriculture and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by our distributors or us to comply with those regulations could lead to the imposition of significant penalties or claims and could materially and adversely affect our business. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

Product Claims, Advertising and Distributor Activities

     Our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by distributors for which we may be held responsible, may result in enforcement actions and imposition of penalties or otherwise materially and adversely affect the distribution and sale of our products. Distributor activities in our existing markets that violate applicable governmental laws or regulations could result in governmental or private actions against us in markets where we operate. Given the size of our distributor force, we cannot assure that our distributors would comply with applicable legal requirements.

Direct Selling System

     Our direct selling system is subject to a number of federal and state regulations administered by the FTC and various state agencies as well as regulations in foreign markets administered by foreign agencies. Regulations applicable to direct selling organizations generally are directed at ensuring that product sales ultimately are made to consumers and that advancement within the organizations is based on sales of the organizations’ products rather than investments in the organizations or other non-retail sales related criteria. We are subject to the risk that, in one or more markets, our marketing system could be found not to be in compliance with applicable regulations. The failure of our direct selling system to comply with such regulations could have a material adverse effect on our business in a particular market or in general.

     We are also subject to the risk of private party challenges to the legality of our direct selling system. The regulatory requirements concerning direct selling systems do not include “bright line” rules and are inherently fact-based. An adverse judicial determination with respect to our direct selling system, or in proceedings not involving us directly but which challenge the legality of other direct selling marketing systems, could have a material adverse effect on our business.

Transfer Pricing and Similar Regulations

     In many countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned by our United States or local entities and are taxed accordingly. In addition, our operations are subject to regulations designed to ensure that appropriate levels of customs duties are assessed on the importation of our products.

     Our principal domicile is the United States. Under tax treaties, we are eligible to receive foreign tax credits in the United States for taxes paid abroad. As our operations expand outside the United States, taxes paid to foreign taxing authorities may exceed the credits available to us, resulting in the payment of a higher overall effective tax rate on our worldwide operations.

     We have adopted transfer pricing agreements with our subsidiaries to regulate intercompany transfers, which agreements are subject to transfer pricing laws that regulate the flow of funds between the subsidiaries and the parent corporation for product purchases, management services, and contractual obligations, such as the payment of distributor compensation. We have begun the initial steps of implementing a foreign holding and operating company structure for our non-United States businesses. This new structure is expected to re-organize our non-United States subsidiaries in the Cayman Islands. Though our goal is to improve the overall tax rate, there is no assurance that the new tax structure could be successful. If the United States Internal Revenue Service or the taxing authorities of any other jurisdiction were to successfully challenge these agreements, plans, or arrangements, or require changes in our transfer pricing practices, we could be required to pay higher taxes, interest and penalties, and our earnings would be adversely affected.

     We believe that we operate in compliance with all applicable transfer pricing laws and we intend to continue to operate in compliance with such laws. However, there can be no assurance that we will continue to be found to be operating in compliance with transfer pricing laws, or that those laws would not be modified, which, as a result, may require changes in our operating procedures.

Taxation Relating To Distributors

     Our distributors are subject to taxation, and in some instances legislation or governmental agencies impose an obligation on us to collect the taxes, such as value added taxes, and to maintain appropriate records. In addition, we are subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to our distributors.

Other Regulations

     We are also subject to a variety of other regulations in various foreign markets, including regulations pertaining to employment and severance pay requirements, import/export regulations and antitrust issues. Our failure to comply, or assertions that we fail to comply, with these regulations could have a material adverse effect on our business in a particular market or in general.

     To the extent we decide to commence or expand operations in additional countries, government regulations in those countries may prevent or delay entry into or expansion of operations in those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into the markets. However, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.

Currency Exchange Rate Fluctuations Could Lower Our Revenue And Net Income.

     In 2004, approximately 87% of our revenue was recorded in markets outside the United States. However, that figure does not accurately reflect our foreign currency exposure mainly because the Hong Kong dollar is pegged to the U.S. dollar. Our European business, KGC, sold products in U.S. dollars and paid distributors commissions in U.S. dollars, until the fourth quarter of 2004, when KGC switched to euro for both selling products and paying commissions. We also purchase all inventories in U.S. dollars. Therefore, our currency exposure, mainly to Korean won, Singapore dollar, New Taiwan dollar and Australia dollar, representing approximately 10% of our revenue in the first nine months of 2004 before KGC switched to euro from U.S. dollar, was relatively insignificant, compared to our overall geographic reach. In the fourth quarter of 2004, with KGC doing business in euro, approximately 27% of our net revenue was generated in functional currencies in or pegged to U.S. dollar.

     Our exposure to foreign currency fluctuation is expected to increase, as KGC switched to euro from U.S. dollar, and the Company opens for business in Japan and Mexico. In the fourth quarter of 2004, with KGC doing business in euro, approximately 27% of our net revenue was generated in functional currencies not denominated in or pegged to U.S. dollar. In preparing our consolidated financial statements, we translate revenue and expenses in foreign countries from their local currencies into U.S. dollars using the average exchange rates for the period. The effect of the translation of the Company’s foreign operations is included in accumulated other comprehensive income within stockholders’ equity and do not impact the statement of operations.

     Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition. Further, to date we have not attempted to reduce our exposure to short-term exchange rate fluctuations by using foreign currency exchange contracts.

Although Our Distributors Are Independent Contractors, Improper Distributor Actions That Violate Laws Or Regulations Could Harm Our Business.

     Distributor activities that violate governmental laws or regulations could result in governmental actions against us in markets where we operate. Our distributors are not employees and act independently of us. Some of our distributors may be doing business in countries without proper registration or authority to do so. We implement strict policies and procedures to ensure our distributors comply with applicable legal requirements. However, given the size and diversity of our distributor force, we experience problems with distributors from time to time, especially with respect to our distributors in foreign markets. Distributors often desire to enter a market before we have received approval to do business to gain an advantage in the marketplace. Improper distributor activity in new geographic markets could result in adverse publicity and can be particularly harmful to our ability to ultimately enter these markets. See “Business – Recent Developments” regarding events in Hong Kong during April 2004.

Failure Of New Products To Gain Distributor And Market Acceptance Could Harm Our Business.

     An important component of our business is our ability to develop new products that create enthusiasm among our distributor force. If we fail to introduce new products on a timely basis, our distributor productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements, or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, limited capital resources, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and any failure to anticipate changes in consumer tastes and buying preferences.

System Failures Could Harm Our Business.

     Because of our diverse geographic operations and our internationally applicable distributor compensation plans, our business is highly dependent on efficiently functioning information technology systems provided by MarketVision (for Lexxus) and Septuor (for KGC). The MarketVision and Septuor systems and operations are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures, computer viruses and worms, software defects and other events. They are also subject to break-ins, sabotage, acts of vandalism and similar misconduct. Despite precautions implemented by the staff of MarketVision, problems could result in interruptions in services and materially and adversely affect our business, financial condition and results of operations.

Three Of Our Products Constitute A Significant Portion Of Our Sales.

     Our Skindulgence®, Alura™ and Premium Noni Juice™ products constitute a significant portion of our sales. If demand for either of these products decreases significantly, government regulation restricts the sale of these products, we are unable to adequately source or deliver these products, or we cease offering any of these products for any reason without a suitable replacement, our business, financial condition and results of operations could be materially and adversely effected.

We Do Not Manufacture Our Own Products So We Must Rely On Independent Third Parties For The Manufacturing And Supply Of Our Products.

     All of our products are manufactured by independent third parties. There is no assurance that our current manufacturers will continue to reliably supply products to us at the level of quality we require. In the event any of our third-party manufacturers become unable or unwilling to continue to provide the products in required volumes and quality levels at acceptable prices, we will be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we will be able to obtain alternative manufacturing sources or be able to do so on a timely basis. An extended interruption in the supply of our products will result in a substantial loss of sales. In addition, any actual or perceived degradation of product quality as a result of our reliance on third party manufacturers may have an adverse effect on sales or result in increased product returns and buybacks.

The High Level Of Competition In Our Industry Could Adversely Affect Our Business.

     The business of marketing personal care, cosmetic, nutraceutical, and lifestyle enhancement products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Sales of similar products by competitors may materially and adversely affect our business, financial condition and results of operations.

     We are subject to significant competition for the recruitment of distributors from other direct selling organizations, including those that market similar products. Many of our competitors are substantially larger than we are, offer a wider array of products, have far greater financial resources and many more active distributors than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive compensation plan and other incentives. We believe that our compensation and incentive programs provide our distributors with significant earning potential. However, we cannot be sure that our programs for recruitment and retention of distributors would be successful.

Terrorist Attacks, Acts Of War, Epidemics Or Other Communicable Diseases Or Any Other Natural Disasters May Seriously Harm Our Business.

     Terrorist attacks, or acts of war or natural disasters may cause damage or disruption to our Company, our employees, our facilities and our customers, which could impact our revenues, expenses and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility, such as the Chinese objection to the Taiwan independence movement and its resultant tension in the Taiwan Strait, could materially and adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict. Additionally, natural disasters less severe than the Indian Ocean tsunami that occurred in December 2004 may adversely affect our business, financial condition and results of operations.

Loss Of Key Personnel Could Adversely Affect Our Business.

     Our future success depends to a significant degree on the skills, experience and efforts of Mark D. Woodburn, our President, and Terry A. LaCore, Chief Executive Officer of Lexxus U.S. The loss of the services of either Mr. Woodburn or Mr. LaCore could have a material adverse effect on our business, results of operations and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. The loss of one or more of our executive officers and other members of senior management could have a material adverse effect on our business, results of operations and financial condition.

We May Be Unable To Protect Our Proprietary Technology Rights.

     Our success depends to a significant degree upon the protection of our MarketVision software and other proprietary technology rights. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Moreover, the laws of some countries in which we market our products may afford little or no effective protection of our proprietary technology. The reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

Risks Related To Our Common Stock

Disappointing Quarterly Revenue Or Operating Results Could Cause The Price Of Our Common Stock To Fall.

     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

Our Common Stock Is Particularly Subject To Volatility Because Of The Industry That We Are In.

     The market prices of securities of direct selling companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.

Substantial Dilution May Occur From The Exercise of Outstanding Options or Warrants

     As of April 21, 2005, the Company had outstanding (i) options to purchase an aggregate of 1,674,124 shares of our common stock exercise prices between $1.00 and $18.11, and (ii) warrants outstanding from the October 2004 private placement of units exercisable for 1,369,704 shares of our common stock at an exercise price equal to $12.47 per share. In the event that these options and warrants are exercised, and the shares issued upon such exercise are sold, the market price of our shares of common stock could decline. In addition, holders of such options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable to the Company than those provided by the options and warrants. Further, while our options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain additional capital.

Future Sales By the Company or Existing Security Holders Could Depress The Market Price Of Our Common Stock.

     If the Company or our existing stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. Further, even the perception in the public market that the Company or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

There is No Assurance That an Active Public Trading Market Would Continue.

     There was an extremely limited public trading market for our common stock. Commencing in the fourth quarter of 2003, a more active trading market for our shares developed and the price of our shares of common stock increased considerably. The Company’s common stock was listed on the OTC Bulletin Board and commencing on February 22, 2005 began trading on The NASDAQ National Market under the ticker symbol “BHIP”. There can be no assurance that an active public trading market for our common stock will be sustained. If for any reason an active public trading market does not continue, purchasers of the shares of our common stock may have difficulty in selling their securities should they desire to do so and the price of our common stock may decline.

If Securities Analysts Do Not Publish Research Or Reports About Our Business Or If They Downgrade Our Stock, The Price Of Our Stock Could Decline.

     The trading market for our shares of common stock could rely in part on the research and reporting that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock, the price of our stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

We Have Broad Discretion to Use the Proceeds of Our Recent Private Placement Offering.

     We have broad discretion in spending the proceeds in the recently completed private placement of units. See “Business – Private Placement of Units.” Of the net proceeds of approximately $16 million from the recently completed private placement, we used approximately $1.6 million to repay certain portion of the promissory notes held by John Cavanaugh and Jason Landry, both current employees of the Company’s MarketVision subsidiary, issued in connection with the Company’s merger with MarketVision. We may also spend most of the net proceeds from the private placement in ways that ultimately prove unsuccessful in terms of the expanding the business. Our failure to apply these funds effectively could have a material and adverse effect on our business, results of operations and financial condition, and may also require further funding, which could dilute security holders’ ownership and cause a decline in the share price of our common stock.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in legal proceedings incidental to the course of its business. Except for the following matters, the Company is not subject to any material claims or proceedings.

     During the fall of 2003, the customs agency of the government of South Korea brought a charge against LXK, Ltd., the Company’s wholly owned subsidiary operating in South Korea, with respect to the importation of the Company’s Alura™ product. The customs agency alleges that Alura™ is not a cosmetic product, but rather should be categorized and imported as a pharmaceutical product. During recent and ongoing hearings, LXK presented evidence that it imported the Alura™ product as a cosmetic in reliance on the expertise and advise of its South Korean import consultant, that it followed all normal processes and procedures for obtaining the requisite approval, and that it was correct in categorizing Alura™ as a cosmetic because its ingredients are all accepted in South Korea as ingredients of a cosmetic product and not a pharmaceutical product, and therefore, LXK should be permitted to sell and distribute Alura™ in South Korea. On February 18, 2005, the Seoul Central District Court issued a ruling against LXK and fined it a total of approximately $200,000. LXK also incurred approximately $40,000 related cost as a result of the judgment. The Company is currently evaluating whether to appeal the ruling and recorded a reserve of $240,000 as part of its 2004 financial statements. The failure to sell Alura™ in South Korea is not anticipated to have a material adverse effect on the financial condition, results of operations, cash-flow or business prospects of LXK.

     On or around March 31, 2004, Lexxus received a letter from John Loghry, a former Lexxus distributor, alleging that Lexxus had wrongfully terminated an alleged oral distributorship agreement with Mr. Loghry and that the Company had breached an alleged oral agreement to issue shares of the Company’s common stock to Mr. Loghry. After Mr. Loghry threatened to commence suit against Lexxus and the Company in Nebraska, on May 13, 2004, Lexxus and the Company filed an action for declaratory relief against Mr. Loghry in the United States District Court for the Northern District of Texas seeking, inter alia, a declaration that Mr. Loghry was not wrongfully terminated and is not entitled to recover anything from Lexxus or the Company. Mr. Loghry has filed counterclaims against the Company and Lexxus asserting his previously articulated claims. In September 2004, Mr. Loghry filed third party claims against certain officers of the Company and Lexxus, including against Terry LaCore and Mark Woodburn for fraud, LaCore, Woodburn, and a certain Lexxus distributor for conspiracy to commit the same and tortuous interference with contract. In February 2005, the court dismissed all of Mr. Loghry’s claims against the individual defendants, except the claims for fraud and conspiracy to commit fraud. Discovery is ongoing and the Company intends to vigorously defend itself in this case.

     On November 1, 2004, Toyota Jidosha Kabushiki Kaisha (d/b/a Toyota Motor Corporation) and Toyota Motor Sales, U.S.A. filed a complaint against the Company and Lexxus in United States District Court for the Central District of California (CV04-9028). The complaint alleges trademark and service mark dilution, unfair competition, trademark and service mark infringement, and trade name infringement, each with respect to Toyota’s Lexus trademark. Toyota seeks to enjoin the Company and Lexxus from using the Lexxus mark and otherwise competing unfairly with Toyota, to transfer the ownership of the mylexxus.com and lexxusinternational.com Internet sites to Toyota, and reimbursement of costs and reasonable attorney fees incurred by Toyota in connection with this matter. The Company filed a motion to dismiss all counts in the complaint which was denied by the court. The Company intends to vigorously defend this action. In the event that the Company is unsuccessful in defending this action, the Company may be required to change the name of some or all of its Lexxus subsidiaries and domain names which could have a material adverse effect on the financial condition, results of operations, cash flow or business prospects of the Company. It should be noted that Toyota is not seeking monetary damages in this matter, other than reimbursement of legal fees and expenses.

     On November 12, 2004, Dorothy Porter filed a complaint against the Company in the United States District Court for the Southern District of Illinois alleging that she sustained a brain hemorrhage after taking Formula One, an ephedra-containing product marketed by Kaire Nutraceuticals, Inc., a former subsidiary of the Company, and, thereafter, eKaire. Ms. Porter has sued the Company for strict liability, breach of warranty and negligence. The Company intends to defend this case vigorously and on December 27, 2004 filed an answer denying the allegations contained in the complaint. Recently, the plaintiff demanded $2 million in damages to settle the case. On March 7, 2005, a Notice of Tag-Along Action was filed by Ms. Porter with the Judicial Panel on Multidistrict Litigation. It is anticipated that this case will be placed on the next Conditional Transfer Order and, ultimately, transferred to the consolidated Ephedra Products Liability proceedings in the United States District Court for the Southern District of New York. The Company does not believe that the plaintiff can demonstrate that its products caused the alleged injury and intends to vigorously defend this action.

     On January 13, 2005, Nature’s Sunshine Products, Inc. and Nature’s Sunshine Products de Mexico S.A. de C.V. (collectively “Nature’s Sunshine”) filed suit against the Company in the Fourth Judicial District Court, Utah County, State of Utah seeking injunctive relief and unspecified damages against the Company, Lexxus U.S., the Company’s Mexican subsidiary, and the Company’s Mexico management team, Oscar de la Mora Romo and Jose Villarreal Patino, alleging among other things that the Company’s employment of De la Mora and Villarreal violated or could lead to the violation of certain non-compete, non-solicitation, and confidentiality agreements allegedly in effect between De la Mora and Villarreal and Nature’s Sunshine. Upon request by Nature’s Sunshine, the state court entered a temporary restraining order against De la Mora and Villarreal on January 14, 2005 restraining them from violating the non-compete, non-solicitation and confidentiality provisions of the agreements, including continuing their employment with the Company, and restrained the Company from interfering with the agreements alleged by Nature’s Sunshine to exist with De la Mora and Villarreal. On January 17, 2005, the Company removed the case from Utah state court to the United States District Court for the Northern District of Utah. The restraining order expired on its own terms and on January 20, 2005 the federal judge declined to extend the restraining order entered in state court. On January 21, 2005, the Company, De la Mora, Villarreal, and Nature’s Sunshine entered into a stipulation and agreed order restraining De la Mora and Villarreal from using or disclosing any confidential information of Nature’s Sunshine, restraining the Company from attempting to obtain any confidential information of Nature’s Sunshine, and restraining all parties from soliciting Nature’s Sunshine employees and distributors. De la Mora and Villarreal were not restrained from their continued employment with the Company, however, Nature’s Sunshine may seek such restraint at any future point in the litigation, whether in federal court or, if the federal court remands the case to state court as Nature’s Sunshine has requested, by the state court. On January 19, 2005, Nature’s Sunshine requested the federal court to remand the case to state court on the basis on alleged lack of federal court jurisdiction. On February 17, 2005, the federal court denied Nature Sunshine’s motion to remand. On March 15, 2005, Nature’s Sunshine filed an Amended Complaint against De la Mora and Villarreal and purportedly the Company’s Mexican subsidiary, although not properly named. The previously asserted claims against the Company and Lexxus U.S. were dropped by Nature’s Sunshine. The Company intends to vigorously defend this case on its own behalf, to the extent the Company remains a party, and on behalf of De la Mora and Villarreal. If the Company or De la Mora and Villarreal are unsuccessful in defending this action, the Company may be required to change its Mexico management team, at least during the unexpired term of any enforceable non-compete period.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     In March 2003, in order to enhance the price of our common stock and to enable us to better use our capital stock to compensate management and motivate employees, and as consideration for future acquisition transactions, our stockholders approved and we effected a 1-for-100 reverse stock split with respect to our outstanding shares of common stock. As a result, on March 19, 2003, the number of outstanding shares of common stock declined from 462,873,100 to 4,628,731 and the closing price per share increased from $0.01 on March 18, 2003 to $1.50 on March 19, 2003, as reported on the NASD over-the-counter bulletin board. In addition, the trading symbol for the shares of our Common Stock changed from “NHTC” to “NHLC.OB”. All share references in this prospectus give effect to the reverse stock split.

     Since February 22, 2005, our common stock has been listed on The NASDAQ National Market, under the symbol, “BHIP”.

     The following table sets forth the range of high and low bid quotations for our common stock from January 1, 2003 through December 31, 2004, and for each of the quarterly periods indicated as reported on the NASD over-the-counter bulletin board. Bid quotations reflect inter-dealer prices without retail markup, markdown, or commission and may not represent actual transactions.

	HIGH	LOW
2003:
First quarter	$2.30	$0.99
Second quarter	$6.30	$1.60
Third quarter	$11.40	$5.63
Fourth quarter	$11.10	$4.80

2004:
First quarter	$21.10	$10.80
Second quarter	$25.75	$11.40
Third quarter	$18.60	$11.99
Fourth Quarter	$12.70	$9.15

2005:
First quarter	$18.50	$11.05

     As of April 21, 2005, the closing price of our common stock was $12.00 per share. As of December 31, 2004, we had approximately 440 record holders of our common stock. We estimate that as of such date there were more than 2,500 beneficial holders of our common stock.

DIVIDEND POLICY

     We have never paid or declared any cash dividend on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay dividends in the near future. Payment of future dividends, if any, will be at the direction of our Board of Directors.

USE OF PROCEEDS

     We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. We may receive gross proceeds of up to $17,080,208 upon the exercise of all the warrants. As we cannot predict when or if we would receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of the Company at such time. The proceeds received from the securities sold in the private placement in October 2004 were intended to be used for expenses incurred by the Company in connection with marketing and other costs associated with opening new markets. We used approximately $1.6 million to repay certain portion of the promissory notes held by John Cavanaugh and Jason Landry, both current employees of the Company’s MarketVision subsidiary, issued in connection with the Company’s merger with MarketVision. The additional proceeds we could receive from the exercise of the warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we would ever receive proceeds from the exercise of the warrants.

CAPITALIZATION

     You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements included elsewhere in this prospectus.

     The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2004 (in thousands, except share data):

Cash and cash equivalents	$22,324

Debt (including current portion)	$818
Minority interest	598
Mezzanine common stock	960
Stockholders’ equity:
Preferred stock, $1,000 par value; 1,500,000 shares authorized; none issued and outstanding	–
Common stock, $0.001 par value; 500,000,000 shares authorized; 6,819,667 shares issued and outstanding	7
Additional paid-in capital	64,933
Accumulated deficit	(27,799)
Accumulated other comprehensive loss	(112)

Total stockholders’ equity	37,029

Total capitalization	$39,405

SELECTED FINANCIAL DATA

     We have derived the selected financial data as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003, and 2004 from our audited financial statements and the related notes included elsewhere in this prospectus. The selected financial data as of December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001 have been derived from our audited financial statements for such years, which are not included in this prospectus. The selected financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
	2000[1]	2001	2002	2003	2004
				As Restated
	(In Thousands, Except Per Share Data)
Consolidated Statement of Operations Data:
Net sales	$8,320	$22,989	$36,968	$62,576	$133,225
Gross profit	5,910	17,691	29,216	48,900	103,904
Distributor commissions	3,682	12,449	16,834	27,555	68,759
Selling, general and administrative expenses	5,777	5,187	10,710	15,770	33,102
Income (loss) from operations	(12,552)	(65)	238	5,575	2,223
Net income (loss)	(10,669)	466	2,139	4,728	1,241

Diluted income (loss) from continuing operations per share[2]:	$(146.83)	$(0.98)	$(0.11)	$0.83	$0.18
Diluted weighted-average number of shares outstanding[2]:	96	1,342	3,118	5,688	6,822

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$108	$324	$3,864	$11,133	$22,324
Working capital	(5,865)	(4,858)	(1,187)	2,889	17,519
Total assets	591	3,075	10,319	20,340	62,105
Total debt	679	1,021	684	199	818
Total stockholders’ equity (deficit)	(5,737)	(4,370)	(398)	4,824	37,029

[1]	Reflects the Company’s results of operations from previously owned subsidiaries, Kaire Nutraceuticals, Inc. and Global Health Alternatives, Inc. The Lexxus business commenced operations in January 2001.

[2]	All share and earnings per share data gives effect to a 1-for-100 reverse stock split, which took effect in March 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

     Natural Health Trends Corp. (the “Company”) is an international direct selling organization. We control subsidiaries that distribute products through two separate direct selling businesses that promote health, wellness and vitality. Lexxus International, Inc., our wholly-owned subsidiary (“Lexxus U.S.”), and other Lexxus subsidiaries (collectively, “Lexxus”), sell certain cosmetic products, consumer as well as “quality of life” products, which accounted for approximately 99% percent of our consolidated net revenues in 2004. eKaire.com, Inc. (“eKaire”), our wholly-owned subsidiary, distributes nutritional supplements aimed at general health and wellness.

     Lexxus commenced operations in January 2001 and has experienced tremendous revenue growth, as we are currently conducting business in at least 30 countries through approximately 130,000 active distributors as of December 31, 2004. (We consider a distributor “active” if they have placed at least one product order with us during the preceding year). The Lexxus business includes KGC Networks Pte. Ltd. (“KGC”), a Singapore company owned 51% by the Company and 49% by a European private investor. KGC sells Lexxus products into a separate network with distributors primarily in Russia and other Eastern European countries. eKaire has been in business since 2000 and is operating in four countries through approximately 3,600 active distributors.

     We have experienced significant revenue growth over the last few years due in part to our efforts to expand into new markets. We intend to pursue additional foreign markets in 2005. We anticipate commencing revenue generation in Mexico (in the second quarter of 2005) and Japan (in the fourth quarter of 2005). We plan to start opening retail stores in China during 2005.

     In 2004, we generated approximately 87% of our revenue from outside North America, with sales in Hong Kong representing approximately 56% of revenue. Because of the size of our foreign operations, operating results can be impacted negatively or positively by factors such as foreign currency fluctuations, and economic, political and business conditions around the world. In addition, our business is subject to various laws and regulations, in particular regulations related to direct selling activities that create certain risks for our business, including improper claims or activities by our distributors and potential inability to obtain necessary product registrations.

Income Statement Presentation

     The Company derives its revenue from sales of its products, sales of its enrollment packages, and from shipping charges. Substantially all of its product sales are to independent distributors at published wholesale prices. We translate revenue from each market’s local currency into U.S. dollars using average rates of exchange during the period.

The following table sets forth revenue by market and product line for the time periods indicated (in thousands).

	Year Ended December 31,
	2002	2003	2004
	As Restated
North America	$11,239	$8,779	$15,631
Hong Kong	6,067	30,763	74,293
Taiwan	5,579	3,097	3,261
Southeast Asia	556	1,570	1,786
Eastern Europe	8,999	13,157	30,248
South Korea	—	2,492	5,524
Australia/New Zealand	876	226	623
Other	171	175	41

Total Lexxus	33,487	60,259	131,407

North America	2,213	1,889	1,283
Australia/New Zealand	1,268	428	535

Total Kaire	3,481	2,317	1,818

	$36,968	$62,576	$133,225

     Cost of sales consist primarily of products purchased from third-party manufacturers, freight cost of shipping products to distributors and import duties for the products, costs of promotional materials sold to the Company’s distributors at or near cost, provisions for slow moving or obsolete inventories and, prior to the closing of the merger with MarketVision Communications Corp. as of March 31, 2004, the amortization of fees charged by the Company’s third party software service provider. Cost of sales also includes purchasing costs, receiving costs, inspection costs and warehousing costs. Certain prior year amounts have been re-classified into cost of sales so that the financial statements are comparable between periods.

     Distributor commissions are our most significant expense and are classified as operating expenses. Under our compensation plan, distributors are paid weekly commissions in the distributor’s home country, in their local currency, for product sold by that distributor’s down-line distributor network across all geographic markets. Distributors are not paid commissions on purchases or sales of our products made directly by them. This “seamless” compensation plan enables a distributor located in one country to sponsor other distributors located in other countries where we are authorized to do business. Currently, there are two fundamental ways in which our distributors can earn income:

•	Through retail markups on sales of products purchased by distributors at wholesale prices; and

•	Through a series of commissions paid on product purchases made by their down-line distributors.

     Each of our products carries a specified number of sales volume points. Commissions are based on total personal and group sales volume points per sales period. Sales volume points are essentially based upon a percentage of a product’s wholesale cost. To be eligible to receive commissions, a distributor may be required to make nominal monthly purchases of our products.

Certain of our subsidiaries do not require these nominal purchases for a distributor to be eligible to receive commissions. In determining commissions, the number of levels of down-line distributors included within the distributor’s commissionable group increases as the number of distributorships directly below the distributor increases. Distributor commissions are dependent on the sales mix and, for 2004, typically ranged between 42% and 55% of net sales. From time to time we make modifications and enhancements to our compensation plan to help motivate distributors, which can have an impact on distributor commissions.

     Selling, general and administrative expenses consist of administrative compensation and benefits, travel, credit card fees and assessments, professional fees, certain occupancy costs, depreciation and amortization, and other corporate administrative expenses. In addition, this category includes selling, marketing, and promotion expenses including costs of distributor conventions which are designed to increase both product awareness and distributor recruitment. Because our various distributor conventions are not always held at the same time each year, interim period comparisons will be impacted accordingly.

     Provision for income taxes depends on the statutory tax rates in each of the jurisdictions in which we operate. We have begun the initial steps of implementing a foreign holding and operating company structure for our non-United States businesses. This new structure is expected to re-organize our non-United States subsidiaries in the Cayman Islands. Though our goal is to improve the overall tax rate, there is no assurance that the new tax structure could be successful. If the United States Internal Revenue Service or the taxing authorities of any other jurisdiction were to successfully challenge these agreements, plans, or arrangements, or require changes in our transfer pricing practices, we could be required to pay higher taxes, interest and penalties, and our earnings would be adversely affected.

Critical Accounting Policies

     In response to SEC Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies” and SEC Release Number 33-8056, “Commission Statement about Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company has identified certain policies that are important to the portrayal of its consolidated financial condition and consolidated results of operations. These policies require the application of significant judgment by the Company’s management.

     The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with obsolete inventory and the fair value of acquired intangible assets and goodwill, as well as those used in the determination of liabilities related to sales returns, distributor commissions, and income taxes. Various assumptions and other factors prompt the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account historical experience and current and expected economic conditions. Historically, actual results have not significantly deviated from those determined using the estimates described above. If circumstances change relating to the various assumptions or other factors used in such estimates the Company could experience an adverse effect on its consolidated financial condition, changes in financial condition, and results of operations. The Company’s critical accounting policies at December 31, 2004 include the following:

     Inventory Valuation. The Company reviews its inventory carrying value and compares it to the net realizable value of its inventory and any inventory value in excess of net realizable value is written down. In addition, the Company reviews its inventory for obsolescence and any inventory identified as obsolete is reserved or written off. The Company’s determination of obsolescence is based on assumptions about the demand for its products, product expiration dates, estimated future sales, and management’s future plans. Also, if actual sales or management plans are less favorable than those originally projected by management, additional inventory reserves or write-downs may be required. The Company’s inventory value at December 31, 2004 was approximately $13,991,000. Inventory write-downs for years 2002, 2003, and 2004 were not significant.

     Asset Impairment. The Company reviews the book value of its property and equipment and intangible assets whenever an event or change in circumstances indicates that the net book value of an asset or group of assets may be unrecoverable. The Company’s impairment review includes a comparison of future projected cash flows (undiscounted and without interest charges) generated by the asset or group of assets with its associated carrying value. The Company believes its expected future cash flows approximate or exceed its net book value. However, if circumstances change and the net book value of the asset or group of assets exceeds expected cash flows, the Company would have to recognize an impairment loss to the extent the net book value of the asset exceeds its fair value. At December 31, 2004, the net book value of the Company’s property and equipment and intangible assets were approximately $579,000 and $5,474,000, respectively. No such losses were recognized for the years ended December 31, 2003 and 2004.

     Allowance for Sales Returns. An allowance for sales returns is provided during the period the product is shipped. The allowance is based upon the return policy of each country, which varies from 14 days to one year, and their historical return rates, which range from approximately 1% to approximately 18% of product sales. Sales returns are approximately 4% and 5% of product sales for the years ended December 31, 2003 and 2004, respectively. The allowance for sales returns was approximately $381 thousand and $1,541 thousand at December 31, 2003 and 2004, respectively. No material changes in estimates have been recognized for the years ended December 31, 2003 and 2004.

     Revenue Recognition. Product sales are recorded when the products are shipped and title passes to independent distributors. Product sales to distributors are made pursuant to a distributor agreement that provides for transfer of both title and risk of loss upon our delivery to the carrier, which is commonly referred to as “F.O.B. Shipping Point.” The Company primarily receives payment by credit card at the time distributors place orders. The Company’s sales arrangements do not contain right of inspection or customer acceptance provisions other than general rights of return. Amounts received for unshipped product are recorded as deferred revenue. Such amounts totaled $4.3 million and $4.8 million at December 31, 2003 and 2004, respectively.

     Enrollment package revenue, including any nonrefundable set-up fees, is deferred and recognized over the term of the arrangement, generally twelve months. Enrollment packages provide distributors access to both a personalized marketing website and a business management system. Prior to the acquisition of MarketVision Communications Corp. (“MarketVision”) on March 31, 2004, the Company paid MarketVision a fixed amount in exchange for MarketVision creating and maintaining individual web pages for such distributors. These payments to MarketVision were deferred and recorded as a prepaid expense. The related amortization was recorded to cost of sales over the term of the arrangement. The remaining unamortized costs were included in the determination of the purchase price of MarketVision. Subsequent to the acquisition of MarketVision, no upfront costs are deferred as the amount is nominal. At December 31, 2004, enrollment package revenue totaling $4.7 million was deferred. Although the Company has no immediate plans to significantly change the terms or conditions of enrollment packages, any changes in the future could result in additional revenue deferrals or could cause us to recognize its deferred revenue over a longer period of time.

     Tax Valuation Allowance. The Company evaluates the probability of realizing the future benefits of any of its deferred tax assets and records a valuation allowance when it believes a portion or all of its deferred tax assets may not be realized. At December 31, 2003, the Company established a valuation allowance for the entire amount of its net deferred tax assets of approximately $4.0 million. At December 31, 2004, the Company recognized net deferred tax assets of approximately $515 thousand as it expects to utilize a portion of its net operating loss carryforward in connection with the implementation of a foreign holding and operating company restructure. A valuation allowance of $1.5 million was established for the remainder of its net deferred tax assets. If the Company is unable to realize the expected future benefits of its deferred tax assets, it would be required to provide an additional valuation allowance.

Results of Operations

     The following table sets forth our operating results as a percentage of net sales for the periods indicated.

	Year Ended December 31,
	2002	2003	2004
Net sales	100.0%	100%	100%
Cost of sales	21.0	21.9	22.0

Gross profit	79.0	78.1	78.0
Operating expenses:
Distributor commissions	45.5	44.0	51.5
Selling, general and administrative expenses	29.0	25.2	24.8
Stock-based compensation	3.9	—	—

Total operating expenses	78.4	69.2	76.3

Income from operations	0.6	8.9	1.7
Other income (expense)	0.1	—	0.1

Income before income taxes and minority interest	0.7	8.9	1.8
Income tax provision	(0.8)	(1.4)	(0.5)
Minority interest	(0.6)	—	(0.4)

Income (loss) before discontinued operations	(0.7)	7.5	0.9
Gain from discontinued operations	6.5	—	—

Net income	5.8%	7.5%	0.9%

2004 Compared to 2003

     Net Sales. Net sales were approximately $133.2 million for the twelve months ended December 31, 2004 compared to $62.6 million for the twelve months ended December 31, 2003. This net increase of approximately $70.6 million or 113% was primarily attributable to the increased number of active Lexxus distributors, approximately $46.5 million or approximately two thirds of the sales increase, as well as more sales generated per distributor, $24.1 million or approximately one third of the increase. Increases in net sales mainly occurred in Hong Kong ($43.5 million), Eastern Europe ($17.1 million) and North America ($6.2 million). As of December 31, 2004, the Company had deferred revenue of approximately $9.5 million of which $4.8 million pertained to goods shipped in the first quarter of 2005 and recognized as revenue at that time and $4.7 million pertained to enrollment package revenue.

     Cost of Sales. Cost of sales was approximately $29.3 million or 22.0% of net sales for the twelve months ended December 31, 2004 compared with approximately $13.7 million or 21.9% of net sales for the twelve months ended December 31, 2004. This increase of approximately $15.6 million or 114% was primarily driven by increased sales. Cost of sales as a percentage of net sales was flat with a year ago. Greater air freight costs to ship product from the US to Asia and Europe in 2004 were largely offset by the elimination of the commissions paid to MarketVision after its acquisition by the Company on March 31, 2004.

     Gross Profit. Gross profit was approximately $103.9 million or 78.0% of net sales for the twelve months ended December 31, 2004 compared with approximately $48.9 million or 78.1% of net sales for the twelve months ended December 31, 2003. This increase of approximately $55.0 million or 112% was attributable to the increase in sales.

     Distributor Commissions. Distributor commissions were approximately $68.6 million or 51.5% of net sales for the twelve months ended December 31, 2004 compared with approximately $27.6 million or 44.0% of net sales for the twelve months ended December 31, 2003. This increase of approximately $41.0 million or 149% and as a percentage of sales was primarily related to the significant increase in sales as well the depth of the distributor network. Approximately $1.1 million of the increase was due to commissions paid on returns and refunds pertaining to the special product return privilege granted to certain Hong Kong distributors in the second quarter.

     Selling, General and Administrative Expenses. Selling, general and administrative costs were approximately $33.1 million or 24.8% of net sales for the twelve months ended December 31, 2004 compared with approximately $15.8 million or 25.2% of net sales for the twelve months ended December 31, 2003. This increase of approximately $17.3 million or 110% was mainly attributable to increases in the following:

•	Marketing and promotional activities world-wide of $7.8 million (The Company resorted to the increase in marketing activities in most of the Company’s markets around the world to drive the increase in the number of active distributors);

•	Credit card charges and assessments totaling $2.7 million;

•	Professional fees of $2.3 million;

•	Personnel costs mainly in the U.S. and Hong Kong of $2.2 million;

•	Costs for building the Chinese market totaling $600 thousand; and

•	Amortization of intangibles of $600 thousand related to the MarketVision acquisition.

     Other Income (Expense). Other income was approximately $137 thousand for the year ended December 31, 2004 compared with expense of approximately $1 thousand for the year ended December 31, 2003. This increase of approximately $138 thousand was due to recognized gain on foreign exchange partly offset by an increase in interest expense resulting from the MarketVision acquisition.

     Income Taxes. Income tax expense was approximately $663 thousand or 28.1% of the income before income taxes and minority interest for the twelve months ended December 31, 2004 compared with $860 thousand or 15.4% of income before income taxes and minority interest for the twelve months ended December 31, 2003. The increase in effective tax rate was attributable to use of net operating loss in the U.S. and lower effective tax rates on foreign earnings in 2003 compared to 2004.

     Minority Interest. Minority interest expense was approximately $456 thousand for the twelve months ended December 31, 2004, compared to a benefit of approximately $14 thousand for the twelve months ended December 31, 2003. The increase in the expense relates primarily to the increased profitability of our subsidiary, KGC Networks Pte. Ltd.

     Net Income. Net income was approximately $1,241 thousand or 0.9% of net sales for the twelve months ended December 31, 2004 compared to net income of approximately $4.7 million or 7.5% of net sales for the twelve months ended December 31, 2003. The decrease in net income was primarily due to higher commissions paid to distributors and marketing-related expenses, partly offset by higher volume.

2003 Compared to 2002

     Net Sales. Net sales were approximately $62.6 million for the year ended December 31, 2003 compared to $37.0 million for the year ended December 31, 2002. This increase of approximately $25.6 million or 69% was primarily attributable to the increased number of active Lexxus distributors (approximately $12.1 million or approximately 47% of the increase) including Lexxus’s expansion into new markets, such as South Korea in the second quarter of 2003 (approximately $2.7 million) and more sales per distributor (approximately $13.5 million or 53% of the total increase). As of December 31, 2003, the Company had deferred revenue of approximately $6.9 million of which $4.2 million pertained to goods shipped in the first quarter of 2004 and recognized as revenue at that time.

     Cost of Sales. Cost of sales was approximately $13.7 million or 21.9% of net sales for the year ended December 31, 2003 compared with approximately $7.8 million or 21.0% of net sales for the year ended December 31, 2002. This increase of approximately $5.9 million or 76% was primarily attributable to the higher sales in 2003.

     Gross Profit. Gross profit was approximately $48.9 million or 78.1% of net sales for the year ended December 31, 2003 compared with approximately $29.2 million or 79.0% of net sales for the year ended December 31, 2002. This increase of approximately $19.7 million or 67% was attributable to the increase in gross sales of Lexxus products.

     Distributor Commissions. Distributor commissions were approximately $27.6 million or 44.0% of net sales for the year ended December 31, 2003 compared with approximately $16.8 million or 45.5% of net sales for the year ended December 31, 2002. This increase of approximately $10.8 million or 64% was directly related to the increase in sales. The decrease in commissions as a percentage of revenue is due to the normal fluctuations that occur in the compensation plan and also due to the amount of revenue allocated to the compensation plan.

     Selling, General and Administrative Expenses. Selling, general and administrative costs were approximately $15.8 million or 25.2% of net sales for the year ended December 31, 2003 compared with approximately $10.7 million or 29.0% of net sales for the year ended December 31, 2002. This increase of approximately $5.1 million or 47% was attributable to approximately $1.3 million of additional administrative expenses associated with the new office in Seoul, South Korea and the balance of the increase resulted from sales and marketing conventions, promotions and trainings. Selling, general and administrative expenses decreased as a percentage of net sales from 29.0% in 2002 to 25.2% in 2003 due to operating efficiencies and economies of scale gained with higher volumes of net sales.

     Stock-Based Compensation. Stock-based compensation expense was zero for the year ended December 31, 2003 compared to approximately $1.4 million for the year ended December 31, 2002. The stock-based compensation recorded in 2002 was in connection with the issuance of certain stock options granted in January 2001 and October 2002 to senior executive officers of the Company which triggered variable accounting because the options contained a “cashless” exercise feature. A cashless exercise feature allows option holders to use the “in the money” value of the options (or the spread between the exercise price and the fair market price of the underlying shares as of the exercise date) as payment for all, or a portion, of the exercise price of an option. The options were amended in November 2002 to require the option holder to obtain Company approval before the option holder could use the cashless exercise feature. Under variable accounting, changes in the market value of a company’s shares would generally result in recording a charge or credit to stock-based compensation expense.

     Other Income (Expense). Other expense was approximately $1 thousand for the year ended December 31, 2003 compared with income of approximately $33 thousand for the year ended December 31, 2002. This decrease of approximately $34,000 was due to recognized loss on foreign exchange offset by an increase in other income.

     Income Taxes. Income taxes were approximately $860 thousand or 15.4% of income from continuing operations before taxes for the year ended December 31, 2003 compared with $300 thousand or 110.7% of income from continuing operations before taxes for the year ended December 31, 2002. The decrease in effective tax rate was attributable to use of net operating loss in the U.S. and lower effective tax rates on foreign earnings in 2003. The Company’s effective tax rate differs from the amount that would result from applying the U.S. federal statutory rate for the reasons identified in Note 11 to the consolidated financial statements contained elsewhere herein.

     Minority Interest. Minority interest benefit was approximately $14 thousand for the year ended December 31, 2003 compared with expense of approximately $232 thousand for the year ended December 31, 2002. This decrease was primarily attributable to the minority interest in KGC since inception in November 2003.

     Income (Loss) before Discontinued Operations. Income before discontinued operations was approximately $4.7 million or 7.5% of net sales for the year ended December 31, 2003 compared to a loss of approximately $261 thousand for the year ended December 31, 2002. Compared to 2002, this increase in 2003 is due to significantly larger net sales and smaller commissions, selling, general and administrative and stock option based compensation expenses as a percentage of net sales offset by a slight increase in cost of sales as a percentage of net sales.

     Gain from Discontinued Operations. Gain from discontinued operations of approximately $2.4 million for the year ended December 31, 2002 was attributable to the recognition of the deferred gain on the sale of Kaire Nutraceuticals, Inc. (“Kaire”) recorded at December 31, 2002. See Note 2 of Notes to Consolidated Financial Statements contained elsewhere herein.

     Net Income. Net income was approximately $4.7 million or 7.5% of net sales for the year ended December 31, 2003 compared to approximately $2.1 million or 5.8% of net sales for the year ended December 31, 2002. The Company recorded a gain from discontinued operations of $2.4 million in 2002.

Liquidity and Capital Resources

     Cash generated from operations is the main funding source for the Company’s working capital and capital expenditure. In the past, the Company also borrowed from institutions and individuals and issued preferred stock. In October 2004, the Company raised approximately $16 million net of transaction fees through a private equity placement.

     At December 31, 2004, the ratio of current assets to current liabilities was 1.75 to 1.00 and the Company had working capital of approximately $17.5 million. Working capital as of December 31, 2004 increased since December 31, 2003 by approximately $14.6 million mainly due to the October 2004 private placement, partly offset by the MarketVision promissory note of approximately $0.7 million remaining to be paid over the 12 months in 2005.

     Cash provided by operations for the twelve months ended December 31, 2004 was approximately $428 thousand. The significant sales increase and the Company’s anticipation of continued sales increase in the near future was the most significant underlying trend for cash flows from operating activities and the change in the Company’s working capital. Cash was mainly generated from earnings, increases in accrued distributor commissions, other accrued expenses such as sales returns and deferred revenue, all driven by sales increase, partly offset by a significant increase in inventory attributable to anticipated sales increase in the coming year.

But there is no assurance that the expected sales increase in the near turn would be realized.

     Cash used in investing activities during the period was approximately $2.6 million, which primarily relates to the cash payment made to MarketVision as part of the acquisition, purchase of minority interest and capital expenditures. Cash provided by financing activities during the period was approximately $13.5 million due to the Company’s October 2004 private placement of units offset by the repayment of MarketVision promissory notes payable. Total cash increased by approximately $11.2 million during the period.

     With cash generated from profitable business operations and the net proceeds from the private placement closed in October 2004, the Company believes that its existing liquidity and cash flows from operations, including its cash and cash equivalents, should be adequate to fund normal business operations expected in the future.

     In addition to the Company’s current obligations related to its accounts payable and accrued expenses, the approximate future maturities of the Company’s existing commitments and obligations are as follows:

	Year Ended December 31,
	2005	2006	2007	2008	2009	Total
Debt	$796	$13	$4	$5	$—	$818
Minimum commitment related to non-cancelable operating leases	720	166	114	110	96	1,206
Purchase commitment	1,350	1,350	1,350	1,350	1,350	6,750

Totals	$2,866	$1,529	$1,468	$1,465	$1,446	$8,774

     The Company maintains a purchase commitment with one of its suppliers to purchase its Alura™ product. Pursuant to the agreement, the Company is required to purchase from this supplier a minimum volume of 15 barrels of product per quarter. The total product cost is $1,350,000 before any volume discounts.

     The Company has employment agreements with certain members of its management team, the terms of which expire at various times through December 2009. Such agreements provide minimum salary levels, as well as incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 2004, assuming continued employment and excluding bonuses, was approximately $4,358,000.

     In addition to the above obligations, the shareholder’s agreement entered into in connection with the Company’s acquisition of MarketVision contains a one time put right related to 240,000 shares of restricted common stock for the benefit of certain former stockholders of MarketVision that requires the Company, during the six month period commencing eighteen months following the earlier of (i) the first anniversary of the closing date, or (ii) the date on which the shares are registered with the Securities and Exchange Commission for resale to the public, to repurchase all or part of such shares still owned by the such stockholders for $4.00 per share less any amount previously received by such stockholders from the sale of their shares of restricted common stock. The Company’s maximum put right obligation is $960,000 in the aggregate. See “Mezzanine Common Stock” in our consolidated financial statements included elsewhere in this prospectus.

     The Company intends to continue to open additional operations in new foreign markets in coming years. The Company is in the process of planning for its entry into the Mexican and Japanese markets. The estimated initial cost for entering into the Mexican market is $2 million to $3 million, and $5 million to $7 million for the Japanese market.

     China is currently the Company’s most important business development project. Direct selling, or multi-level marketing, is currently prohibited in China. The Chinese government is committed to opening the direct selling market and has published drafts of pertinent legislation, which is expected to be formally adopted some time during 2005 or 2006. Before the formal adoption of direct selling laws, many of the international direct selling companies have started to operate in China in a retail format. In June 2004, Lexxus obtained a license to engage in retail business in China. The license stipulates a capital requirement of $12 million over a three-year period, including a $1.8 million initial payment the Company made in January 2005. In planning for a retail operation, the Company estimates that each retail store will cost approximately $50,000 to $100,000 and is evaluating the number, location, timing and format of store openings.

     Since the airing of a negative program on Chinese television on April 12, 2004, to the knowledge of the Company, the Chinese government has not initiated any investigation of the Company or its independent distributors. Nevertheless the Company is also unable to predict whether it will be successful in obtaining a direct selling license to operate in China, and if it is successful, when it will be permitted to commence direct selling operations there. Further, even if the Company is successful in obtaining a direct selling license to do business in China, it is uncertain as to whether the Company will generate profits from such operations.

     In connection with the MarketVision acquisition, the Company issued three different promissory notes in the aggregate principal amount of approximately $3.2 million. As of December 31, 2004, approximately $0.7 million balance remained to be paid over the 12 months in 2005.

Recent Accounting Pronouncements

     In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs.” This statement requires that certain costs such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of this statement is not anticipated to have a significant impact on the Company’s financial condition, results of operations, or cash flows.

     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.” This statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires that we record compensation expense for stock options issued based on the estimated fair value of the options at the date of grant. This statement is effective as of the first interim period beginning after June 15, 2005. We currently are not required to record stock-based compensation charges if the employee’s stock option exercise price is equal to or exceeds the fair value of the stock at the date of grant. We have not yet determined what impact, if any, the proposed pronouncement would have on our financial statements.

Off–Balance Sheet Arrangements

     The Company does not utilize off-balance sheet financing arrangements other than in the normal course of business. The Company finances the use of certain facilities, office and computer equipment, and automobiles under various operating lease agreements.

Quantitative and Qualitative Disclosures About Market Risk

     Foreign Currency Risk. In 2004, approximately 87% of our revenue was recorded in markets outside the United States. However, that figure does not accurately reflect our foreign currency exposure mainly because the Hong Kong dollar is pegged to the U.S. dollar. Our European business, KGC, sold products in U.S. dollars and paid distributors commissions in U.S. dollars, until the fourth quarter of 2004, when KGC switched to euro for both selling products and paying commissions. We also purchase all inventories in U.S. dollars. Therefore, our currency exposure, mainly to Korean won, Singapore dollar, New Taiwan dollar and Australia dollar, representing approximately 10% of our revenue in the first nine months of 2004 before KGC switched to euro from U.S. dollars, was relatively insignificant, compared to our overall geographic reach. In the fourth quarter of 2004, with KGC doing business in euro, approximately 27% of our net revenue was generated in functional currencies denominated in or pegged to U.S. dollar.

     In preparing our consolidated financial statements, we translate revenue and expenses in foreign countries from their local currencies into U.S. dollars using the average exchange rates for the period. The local currency of each subsidiary’s primary markets is considered the functional currency. The effect of the translation of the Company’s foreign operations is included in accumulated other comprehensive income within stockholders’ equity and do not impact the statement of operations.

     As currency rates change, translation of our foreign currency functional businesses into U.S. dollars affects year-over-year comparability of equity. We do not plan to hedge translation risks because cash flows from our international operations are generally reinvested locally. Changes in the currency exchange rates that would have the largest impact on translating our international net assets included Euro, Korean won, New Taiwan dollar, Australian dollar and Canadian dollar. Japanese yen and Mexican peso are expected to be more significant as we enter those two markets.

     Hedging. Our exposure to foreign currency fluctuation is expected to increase, as KGC switched to euro from U.S. dollar, and the Company opens for business in Japan and Mexico. The Company currently has no specific plans but expects to evaluate whether it should use forward or option contracts to hedge its foreign currency exposure.

     Seasonality. In addition to general economic factors, the Company is impacted by seasonal factors and trends such as major cultural events and vacation patterns. For example, most Asian markets celebrate their respective local New Year in the first quarter, which generally has a negative impact on that quarter. We believe that direct selling in the United States and Europe is also generally negatively impacted during the month of August, which is in our third quarter, when many individuals, including our distributors, traditionally take time off for vacations.

     Interest Rate Risk. As of December 31, 2004, we do not think the Company has any exposure to interest rate risk as the Company has limited borrowings that are interest rate sensitive.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

     We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our President and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

     During the quarters ended September 30 and December 31, 2003, the Company re-evaluated its financial statements for the years ended December 31, 2002 and 2001, the quarterly periods included in such years and the quarterly periods ended March 31, June 30 and September 30, 2003. As a result of such review, the Company determined that it inadvertently applied the incorrect accounting treatment with respect to the following items:

(i)	revenue recognition with respect to administrative enrollment fees;

(ii)	revenue cut-off between 2002 and 2003;

(iii)	accounts receivable reconciliation to supporting documents;

(iv)	reserves established for product returns and refunds;

(v)	the gain recorded in connection with the sale of a subsidiary in 2001;

(vi)	income tax provisions; and

(vii)	stock option based compensation.

     Consequently, the Company amended and restated its financial statements for each quarter in 2001 and 2002, the first three quarters in 2003, as well as for the years ended December 31, 2001 and 2002 with respect to each of the foregoing items (collectively, the “Restatement Items”).

     During its review of its financial statements for the quarter ended March 31, 2004, the Company learned that commission and transportation-related expenses incurred as of December 31, 2003 were under-accrued by approximately $640,000 (on a pre-tax basis) for the quarter and year ended December 31, 2003. Adjusting entries of approximately $640,000 were included as expenses in the financial statements for the quarter ended March 31, 2004.

     At that time, the Company concluded that the error was not material, and therefore, did not warrant a restatement of the 2003 financial statements. Based upon the Company’s pre-tax income of approximately $4.0 million for the first quarter of 2004 combined with the Company’s historical sales and net income growth rates, the Company believed that the recording of $640,000 of pre-tax expenses during the first quarter of 2004 would not have a material effect on the Company’s net income for the 2004 fiscal year.

     However, while sales continued to grow significantly, net income for the 2004 fiscal year declined substantially. As a consequence, the adjusting entries made in the first quarter of 2004 are now considered by management to materially affect the Company’s net income for fiscal 2004.

     In addition, the Company also learned that certain revenues not earned until 2004 were improperly recorded as revenue by its Eastern European business, KGC Networks Ptd. Ltd., for the year ended December 31, 2003. The amount of revenues that was over-stated for the 2003 fiscal year was approximately $310,000.

     The Company recognizes that the improper accounting for commission and transportation-related expenses and the revenue recognition for the year ended December 31, 2003 reflects a material control weakness in the Company’s internal control over financial reporting.

     On March 23, 2005, the Audit Committee of the Company’s Board of Directors determined that the inclusion of the aforementioned two items in the financial statements for the quarter ended March 31, 2004 would materially affect the Company’s net income for the year ended December 31, 2004, and the Company believes that an amendment to its financial statements for the year ended December 31, 2003 is warranted.

     The restatement of the adjustments into the financial statements for the year ended December 31, 2003 reduced the Company’s revenue by approximately $310,000, increased cost of goods sold by approximately $180,000, increased distributor commission expense by approximately $460,000, reduced the minority interest expense by approximately $300,000, and reduced after-tax net income for approximately $650,000 for the quarter as well as the year ended December 31, 2003.

     For the quarter ended March 31, 2004, the restatement increased the Company’s revenue by approximately $310,000, reduced cost of goods sold by approximately $180,000, reduced distributor commission expense by approximately $460,000, increased the minority interest expense by approximately $300,000, and increased after-tax net income for approximately $650,000 for the quarter ended March 31, 2004.

     The Company, after consultation with its Audit Committee, concluded that the consolidated financial statements for the fourth quarter and the full year of 2003 and the first quarter of 2004 should no longer be relied upon, including the consolidated financial statements and other financial information in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2004. Although the financial statements for the three month periods ended June 30, 2004 and September 30, 2004 are unaffected by this error, the consolidated financial statements for the second and third quarters of 2004 include inaccurate information on a year to date basis because they include the erroneous information from the first quarter of 2004 which financial statements should not be relied upon.

     The Company’s Audit Committee and management have discussed these matters with BDO Seidman LLP (“BDO”), the Company’s independent registered public accounting firm.

     An evaluation of the Company’s disclosure controls and procedures (as defined in Section 13(a)-14(c) of the Exchange Act) as of December 31, 2004 was carried out under the supervision and with the participation of the Company’s President, Chief Financial Officer, Chief Accounting Officer and other members of the Company’s senior management. The Company’s President, Chief Financial Officer and Chief Accounting Officer concluded that the Company’s disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is (i) accumulated and communicated to the Company’s management (including the President and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

Changes in Internal Controls

     During the twelve months ended December 31, 2004, the Company made changes to improve its internal controls over financial reporting with respect to (i) each of the Restatement Items, and (ii) monthly financial reports provided to the Company by its subsidiaries. The Company hired a new Chief Financial Officer in August 2004, a new Chief Accounting Officer in September 2004, a regional Chief Financial Officer for Greater China and Southeast Asia in October 2004 and is still hiring additional accounting staff to upgrade the financial organization. In addition, the Company has commenced its documentation required under the Sarbanes-Oxley Act of 2002 and is developing additional policies and procedures to further strengthen its international reporting, including the areas of revenue recognition, sales and expense cut-off and sales returns. The Company hired a reporting specialist in November 2004 to coordinate the world-wide Sarbanes-Oxley compliance work. In December 2004, the Company hired a general counsel, who subsequently was given additional responsibilities as the Chief Operating Officer, to enhance compliance and control.

     The Company plans to implement additional controls and procedures sufficient to accurately report their financial performance on a timely basis. There have been no other changes in the Company‘s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the quarter ended December 31, 2004, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

     The Company intends to continually review and evaluate the design and effectiveness of its disclosure controls and procedures and to improve its controls and procedures over time and to correct any deficiencies that it may discover in the future. The goal is to ensure that senior management has timely access to all material financial and non-financial information concerning the Company’s business. While the Company believes the present design of its disclosure controls and procedures is effective to achieve its goal, future events affecting its business may cause the Company to modify its disclosure controls and procedures.

BUSINESS

     Natural Health Trends Corp. (the “Company”) is an international direct selling organization. We control subsidiaries that distribute products through two separate direct selling businesses that promote health, wellness and vitality. Lexxus International, Inc., our wholly-owned subsidiary (“Lexxus U.S.”), and other Lexxus subsidiaries (collectively, “Lexxus”), sell certain cosmetic products, consumer as well as “quality of life” products, which accounted for approximately ninety-nine (99%) percent of our consolidated net revenues in 2004. eKaire.com, Inc. (“eKaire”), our wholly-owned subsidiary, distributes nutritional supplements aimed at general health and wellness.

     Lexxus commenced operations in January 2001 and has experienced tremendous growth, as we are currently conducting business in at least 30 countries through approximately 130,000 active distributors as of December 31, 2004. (We consider a distributor “active” if he or she has placed at least one product order with us during the preceding year). The Lexxus business includes KGC Networks Pte. Ltd. (“KGC”), a Singapore company owned 51% by the Company and 49% by a European private investor. KGC sells Lexxus products into a separate network with distributors primarily in Russia and other Eastern European countries. eKaire has been in business since 2000 and is operating in four countries through approximately 3,600 active distributors.

     We seek to be a leader in the direct selling industry serving the health and wellness marketplace by driving our products into as many venues and into as many markets as possible through our direct selling marketing operations. Our objectives are to enrich the lives of the users of our products and enable our distributors to benefit financially from the sale of our products.

     We maintain executive offices at 12901 Hutton Drive, Dallas, Texas 75234 and our telephone number is (972) 241-4080. Our website is located at www.naturalhealthtrendscorp.com. The information provided on our website should not be considered part of this prospectus.

Our Products

Lexxus

     We offer several Lexxus branded lifestyle enhancement products:

• Skindulgence® is a skin care system marketed as a “30-Minute Non-Surgical FaceLift” designed to create a more youthful appearance by helping to tone and firm facial muscles, by helping to diminish fine lines and wrinkles and by helping to improve skin tone and color. The facelift masque is coupled with a cleanser and moisturizer.

• Alura™ is an intimacy cream designed to increase the sexual satisfaction of women.

• Premium Noni Juice™ is a reconstituted morinda citrifolia fruit juice, made from organic noni puree. Noni is a fruit native in the Samoan Islands of the South Islands of the South Pacific. Marketed as a refreshing and energizing beverage, its naturally offensive flavor has been neutralized with white grape concentrate, concord grape concentrate, pineapple juice puree and other natural flavors.

• LexLips™ is a lip enhancing gloss for women, designed to create the effect of fuller lips and to help reduce fine lines and wrinkles around the mouth.

• La Vie™ is a dietary supplement described as a non-alcoholic red wine. It is marketed as an energizing supplement containing aloe.

• 180° Life System Carb-Blocker™ is marketed as a weight management product based upon over 30 years of research.

eKaire

     We offer Kaire branded products, generally nutritional supplements, which are organized into several broad categories such as antioxidant support, immune support, bone & joint support, digestive and dietary support, weight management, OmegaKaire hemp products, Sakaira Spa with Moor Mud, Sakaira Skin & Hair Care, Kaire Essentials and ecoKaire Home Care.

     Among the products offered by eKaire, Pycnogenol ® , Enzogenol™, OptiMSM™, OptiPure®, Phase2™ & ActivAloe™ are trademarks of suppliers of eKaire.

Operations of the Business

Sourcing of Products

     The Company’s independent research consultants and the executive staff work closely with research and development personnel of our manufacturers to create product concepts and develop the product ideas into actual products. Each of the Company’s three current major product lines - Skindulgence®, Alura™, and Premium Noni Juice™ - were originally conceived by our manufacturing vendors. The Company then enters into standard supply agreements with the vendors pursuant to which the Company retains trademark rights to the products purchased and the vendors are restricted from supplying the products to other direct selling companies. Because our current main products all came to us originally as proposals from our vendors, we have incurred minimal “out-of-pocket” research and development costs through December 31, 2004.

     The Company purchases finished goods from manufacturers and sells them to our distributors for their resale or personal consumption. Aloe Commodities International (for Skindulgence®), 40Js LLC (for Alura™) and Two Harbor Trading (for Premium Noni Juice™) are the three most significant vendors, accounting for a majority of the Company’s product purchases. All three of the vendors entered into our standard supply agreements. The agreement with 40Js LLC contains a minimum annual purchase of $1.35 million for the Company to retain the exclusivity. The terms of these agreements are between one and three years, with annual automatic renewal.

     We believe that, in the event we were unable to source products from these suppliers or the other suppliers of our other products, our revenue, income and cash flow could be adversely and materially impacted.

Marketing and Distribution

     Lexxus and eKaire are set up as direct selling companies using a network of distributors to sell products. Our distributors are independent full-time or part-time contractors who purchase products directly from our subsidiaries via the Internet for resale to retail consumers or for personal consumption. The growth of a distributor’s business depends largely upon their ability to recruit a down-line network of distributors and the popularity of our products in the marketplace.

     As of December 31, 2004, we had distributors located in the United States, as well as Puerto Rico, Canada, Australia, New Zealand, Taiwan, Hong Kong, Macau, Singapore, Indonesia, Philippines, South Korea, Japan, Brazil, India and countries in Eastern Europe, including Russia. As of December 31, 2004, we had an active physical presence in only six (the U.S., South Korea, Taiwan, Australia, Canada and Russia) of the top 15 direct selling markets in the world. The table below shows the number of active distributors the Company had in each of our major markets.

     We experienced an 81% increase in active Lexxus distributors during 2004, following a 39% increase in active distributors in 2003 compared to the prior years. The following table represents the number of active distributors by market for both Lexxus and eKaire as of December 31, 2002, 2003, and 2004.

	Year Ended December 31,
	2002	2003	2004
United States	8,336	5,295	8,876
Canada	701	1,793	4,020

North America	9,037	7,088	12,896

Hong Kong	5,752	28,971	63,114
Taiwan	5,492	2,323	2,533

Greater China	11,244	31,294	65,647

Singapore	945	797	735
Philippines	85	1,139	2,799

Southeast Asia	1,030	1,936	3,534

Australia	799	214	374
New Zealand	151	34	32

Australia/NZ	950	248	406

South Korea	702	3,510	4,780
KGC (Eastern Europe/Central Asia)	27,579	26,775	40,727
Latin America	427	192	87
Central Europe	—	—	891
Japan	—	—	848
India	700	883	25
eKaire	6,025	4,671	3,656

Total	57,694	76,597	133,497

Lexxus w/o KGC	24,090	45,151	89,114
Lexxus w/ KGC	51,669	71,926	129,841

     We intend to pursue additional foreign markets in 2005. We anticipate commencing revenue generation in Mexico (in the second quarter of 2005) and Japan (in the fourth quarter of 2005). We plan to start opening retail stores in China during the latter half of 2005.

     To become a Lexxus distributor, a prospective distributor must agree to the terms and conditions of our distributor agreement (posted on our Lexxus website) and to pay a nominal $100 annual enrollment fee. KGC does not require an enrollment fee for a membership. The distributor agreement sets forth our policies and procedures, and we may elect to terminate a distributor for non-compliance. To be eligible to receive bonus compensation, which is based upon sales recorded by a distributor’s network of down-line distributors, a distributor may be required to make nominal monthly purchases of products. As of December 31, 2004, Lexxus had approximately 130,000 active distributors, including KGC’s approximately 40,000 active distributors. Active distributors are defined as those who made at least one product purchase over the last 12 months.

     To become an eKaire distributor, a person must sign an agreement (posted on our eKaire website) to comply with our policies and procedures. To be considered “active”, the distributor must have placed an order for product within the preceding year. As of December 31, 2004, eKaire had approximately 3,600 active distributors and customers.

     We pay commissions to eligible distributors based on sales by such distributors’ down-line distributors during a given commission period. We believe, based upon our knowledge of our competitor’s compensation plans, that we offer one of the highest commission payouts in the direct selling industry. We also believe that the uniqueness and efficacy of our products, combined with a high commission rate, creates a highly desirable business opportunity and work environment for our distributors. See “Working with Distributors – Compensation Plans.”

     Distributors generally pay for products by credit card in connection with orders placed through their own Internet page at www.mylexxus.com or www.mykaire.com prior to shipment. Accordingly, we carry minimal accounts receivable and credit losses are historically minimal.

     We regularly sponsor promotional meetings and participate in motivational training events in key cities around the world. These events are designed to inform prospective and existing distributors about both existing and new product lines as well as selling techniques. Distributors typically share their direct selling experiences, their individual selling styles and their recruiting methods at these promotional or training events. Prospective distributors are educated about the structure, dynamics and benefits of the direct selling industry. We are continually developing or updating our marketing strategies and programs to motivate our distributors. These programs are designed to increase distributors’ monthly product sales and the recruiting of new distributors in their down-lines.

Management Information Systems

     The Lexxus business, with the exception of KGC, uses our proprietary MarketVision software to maintain a web-based system to process orders, to communicate volume and commissions to distributors. KGC, a majority owned subsidiary, uses third-party service provider, Septuor and its software for functionalities similar to those provided by MarketVision. See “Recent Developments.”

     The eKaire commission system uses a third-party software package, Infotrax, and provides each independent distributor with a detailed monthly accounting of all sales and recruiting activity. These statements eliminate the need for substantial record keeping on behalf of the distributor.

     Other than MarketVision, which handles order processing seamlessly for all applicable markets, the Company has not automated and integrated other critical business processes such as inventory management and accounting. The Company is currently evaluating business systems to automate more of the business functions and to improve their linkage to MarketVision.

Corporate History

     The Company’s current business can be traced back to Kaire Neutraceutical Inc. (“Kaire”), a privately owned Colorado company in direct selling. Mr. Mark Woodburn, engaged by Kaire’s investors, became an advisor to, and subsequently the President of, Kaire in 1999 and engaged Mr. Terry LaCore as a direct selling consultant to turn around the struggling Kaire business. Mr. Woodburn assisted Kaire with its acquisition of an inactive publicly traded entity, Natural Health Trends Corp. (the “Company”), originally incorporated in Florida in 1988, and reverse-merged Kaire into the Company in 1999. In 2000, Kaire Nutraceutical Inc. was sold to certain private investors. Also in 2000, the Company was relocated to Dallas. The relocation was an ultimately successful effort in reducing cost and improving the Company’s coordination with key vendors.

     In January 2001, the Company with certain minority investors launched the Lexxus business in the U.S. The move was followed by a string of international expansions of the Lexxus business that significantly fueled the growth of the Company.

     The following is a summary of the years Lexxus incorporated legal entities to enter into various international markets:

•	Canada, Australia, New Zealand: 2001

•	Russia and Eastern Europe: January 2002. The business in this region was re-organized into KGC in November 2003.

•	Hong Kong: March 2002.

•	India: April 2002. (Due to poor operating performance, management terminated the Indian operations in the second quarter of 2004.)

•	Singapore: June 2002.

•	The Philippines: November 2002.

•	South Korea: June 2003.

•	Mexico: November 2004.

•	Colombia: November 2004.

•	Japan: December 2004.

•	Indonesia: December 2004.

•	Malaysia: January, 2005.

     I Luv My Pet (“ILMP”) was formed as a wholly owned subsidiary in the fourth quarter of 2003 to launch a new line of business focused on the pet food and supplement market. Sales of ILMP products were substantially below expectations and total revenue from ILMP operations was insignificant. After an evaluation in the third quarter of 2004, the Company elected to wind down the operations of ILMP. As of December 2004, the operations of ILMP were terminated.

Geographic Locations

     The Company operates in more than 30 countries. The Company’s business is generally organized along geographic lines within the two different brands:

•	Lexxus has active physical presence in the following markets:

o	North America (The United States and Canada)

o	Greater China (Hong Kong, Taiwan and China) and Southeast Asia (Singapore, Malaysia, the Philippines and Indonesia)

o	Eastern Europe (Russia and other former Soviet Union republics)

o	Australia and New Zealand

o	South Korea

o	Japan

o	Mexico

•	eKaire has active physical presence in the following markets

o	North America (The United States and Canada)

o	Australia and New Zealand

•	Natural Health Trends Corp., the corporate entity is mainly staffed in Dallas, Texas and Minneapolis, Minnesota.

     Please also see “Properties” for specific cities of our facilities.

Employees

     The combined total number of world-wide employees for our company was 143, at December 31, 2004, including 21 management, 65 sales and customer support, 7 marketing, 18 administrative, 14 accounting and 18 warehouse positions. The Company had 138 full-time and 5 part-time employees.

     Out of the 143 worldwide employees, the offices in the U.S. had 31 employees, Canada 9, Hong Kong 30, Taiwan 29, the Philippines 11, Singapore 7, Indonesia 1, South Korea 17, Mexico 2, Japan 1, and Australia 5.

Seasonality

     We believe that the seasonality of the recruitment of distributors and the general sales volume do not correlate with that of traditional retail sales. For instance, most of our distributors operate as a home-based business. Distributors tend to take “typical” vacations such as summer and winter holidays, thus, decreasing our sales volume during such vacation periods.

Intellectual Property

     Most of the eKaire and Lexxus products are packaged under a “private label” arrangement. We have applied for trademark registration for names, logos and various product names in several countries into which eKaire and Lexxus are doing business or considering expanding into. We currently have three trademark registrations in the United States and two trademark applications pending with the United States Patent and Trademark Office. Our registered trademarks expire or become renewable in 2007 and 2008, and we rely on common law trademark rights to protect our unregistered trademarks. These common law trademark rights do not provide us with the same level of protection as afforded by a United States federal registration trademark. Common law trademark rights are limited to the geographic area in which the trademark is actually utilized, while a United States federal registration of a trademark enables the registrant to discontinue the unauthorized use of the trademark by a third party anywhere in the United States even if the registrant has never used the trademark in the geographic area where the trademark is being used, provided, however, that the unauthorized third party user has not, prior to the registration date, perfected its common law rights in the trademark within that geographic area.

     In November 2001, the inventor of our Alura™ product, from whom we have a license to distribute Alura™, was awarded a patent for the formulation of that product.

     On November 1, 2004, Toyota Motor Sales, U.S.A. filed a lawsuit against the Company and Lexxus which alleges that by using the name Lexxus we have diluted and infringed upon Toyota’s Lexus trademark. Toyota seeks to enjoin the Company and Lexxus from using the Lexxus mark and otherwise competing unfairly with Toyota, to transfer the ownership of the mylexxus.com and lexxusinternational.com Internet sites to Toyota, and reimbursement of costs and reasonable attorney fees incurred by Toyota in connection with this matter. If the Company is unsuccessful in defending this action, the Company may be required to change the name of some or all of its Lexxus subsidiaries, certain products and domain names. See “Legal Proceedings.”

Insurance

     The Company currently carries general liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate as well as customary cargo and other insurance coverage, including on international subsidiaries. We do not carry product liability insurance, but may be covered by the insurance maintained by our principal suppliers. There can be no assurance, however, that product liability insurance would be available, and if available, that it would be sufficient to cover potential claims or that an adequate level of coverage would be available in the future at a reasonable cost, if at all. A successful product liability claim could have a material adverse effect on our business, financial condition and results of operations. In November 2004, Dorothy Porter filed a complaint against the Company for strict liability, breach of warranty and negligence in the U.S. District Court for the Southern District of Illinois, alleging that she sustained a brain hemorrhage after taking Formula One, an ephedra-containing product marketed by Kaire Nutraceuticals Inc., a former subsidiary of the Company. See “Legal Proceedings.”

Working with Distributors

Sponsorship

     The sponsoring of new distributors creates multiple levels in a direct selling structure. The persons that a distributor sponsors within the network are referred to as “down-line” or “sponsored” distributors. If down-line distributors also sponsor new distributors, they create additional levels within the structure, but their down-line distributors remain in the same down-line network as their original sponsoring distributor.

     We rely on our distributors to recruit and sponsor new distributors. Our top up-line distributors tend to focus on building their network of “down-line” distributors. While we provide product samples, brochures and other sales materials, distributors are primarily responsible for recruiting and educating their new distributors with respect to products, the compensation plan and how to build a successful distributorship network.

     Distributors are not required to sponsor other distributors as their down-line, and we do not pay any commissions for sponsoring new distributors. However, because of the financial incentives provided to those who succeed in building a distributor network that consumes and resells products, we believe that many of our distributors attempt, with varying degrees of effort and success, to sponsor additional distributors. Because they are seeking new opportunities for income, people are often attracted to become distributors after using our products and becoming regular customers or after attending introductory seminars. Once a person becomes a distributor, he or she is able to purchase products directly from us at wholesale prices via the Internet. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users.

Compensation Plans

     We believe that one of our key competitive advantages within the direct selling industry is our distributor compensation plan. Under our compensation plan, distributors are paid weekly commissions in the distributor’s home country, in their local currency, for product sold by that distributor’s down-line distributor network across all geographic markets. Distributors are not paid commissions on purchases or sales of our products made directly by them. This “seamless” compensation plan enables a distributor located in one country to sponsor other distributors located in other countries where we are authorized to do business.

     Based upon management’s knowledge of our competitors’ distributor compensation plans, we believe that our compensation plan is among the most financially rewarding plans offered to distributors by any direct selling company. Currently, there are two fundamental ways in which our distributors can earn income:

•	Through retail markups on sales of products purchased by distributors at wholesale prices; and

•	Through a series of commissions paid on product purchases made by their down-line distributors.

     Each of our products carries a specified number of sales volume points. Commissions are based on total sales volume points by down-line distributors per sales period. Sales volume points are essentially based upon a percentage of a product’s wholesale cost. As the distributor’s business expands from successfully sponsoring other distributors who in turn expand their own businesses by sponsoring other distributors, the distributor receives higher commissions. To be eligible to receive commissions, a distributor may be required to make nominal monthly purchases of our products. Certain of our subsidiaries do not require these nominal purchases for a distributor to be eligible to receive commissions. In determining commissions, the number of levels of down-line distributors included within the distributor’s commissionable group increases as the number of distributorships directly below the distributor increases.

Distributor Support

     We are committed to providing a high level of support services tailored to the needs of our distributors in each marketplace we are serving. We attempt to meet the needs and build the loyalty of distributors by providing personalized distributor services and by maintaining a generous product return policy. See “Government Regulations – Product Warranties and Returns.” Because many of our distributors are working on a part-time basis and have only a limited number of hours each week to concentrate on their business, we believe that maximizing a distributor’s efforts by providing effective distributor support has been, and could continue to be, important to our success.

     Through training meetings, annual conventions, web-based messages, distributor focus groups, regular telephone conference calls and other personal contacts with distributors, we seek to understand and satisfy the needs of our distributors. Via our websites, we provide product fulfillment and tracking services that result in user-friendly and timely product distribution. Most of our offices maintain meeting rooms, which our distributors may utilize for training and sponsoring activities. We do not believe that most of our distributors maintain a significant inventory of our products.

     To help maintain communication with our distributors, we offer the following support programs:

     Teleconferences. Lexxus and eKaire hold teleconferences with company management and associate field leadership on various subjects such as technical product discussions, distributor organization building and management techniques.

     Internet. We maintain websites at www.naturalhealthtrendscorp.com, www.kaire.com, www.lexxusinternational.com, www.kgcnetworks.com, www.mylexxus.com, and www.mykaire.com. On each website, the user can read company news, learn more about various products, sign up to be a distributor, place orders, and track the fulfillment and delivery of their order.

     Product Literature. We offer a variety of literature to distributors, including product catalogs, informational brochures, pamphlets and posters for individual products.

     Toll Free Access. eKaire offers a toll free number to place orders and to sponsor new distributors. Lexxus offers these services only through its websites. Both eKaire and Lexxus offer “live” consumer support where a customer service representative can address general questions or concerns.

     Broadcast E-mail. Announcements about Lexxus and eKaire are sent via e-mail to all active distributors.

Technology and Internet Initiatives

     We believe that the Internet has become increasingly important to our business as more consumers communicate online and purchase products over the Internet as opposed to traditional retail and direct sales channels. As a result, we have committed significant resources to our e-commerce capabilities and the abilities of our distributors to take advantage of the Internet. Substantially all of our sales during 2003 and 2004 occurred via the Internet. eKaire has a personalized website for its distributors to purchase products via the Internet at www.mykaire.com. Lexxus offers a global web page that allows a distributor to have a personalized website at www.mylexxus.com through which he or she can sell products in more than 30 international markets.

Rules Affecting Distributors

     We monitor regulations in each country in which we do business as well as the activity of distributors to ensure that our distributors comply with local laws. Our distributor policies and procedures establish the rules that distributors must follow in each country. We also monitor distributor activity in an attempt to provide our distributors with a “level playing field” so that one distributor may not be disadvantaged by the activities of another. We require our distributors to present products and business opportunities in an ethical and professional manner. Distributors further agree that their presentations to customers must be consistent with, and limited to, the product claims and representations made in our literature.

     We require that we produce or pre-approve all sales aids used by distributors such as videotapes, audiotapes, brochures and promotional clothing. Further, distributors may not use any form of media advertising to promote products unless it is pre-approved by the Company. Products may be promoted only by personal contact or by literature produced or approved by us. Distributors are not entitled to use our trademarks or other intellectual property without our prior consent.

     Our compliance department reviews reports of alleged distributor misbehavior. If we determine that a distributor has violated our distributor policies or procedures, we may terminate the distributor’s rights completely. Alternatively, we may impose sanctions, such as warnings, probation, withdrawal or denial of an award, suspension of privileges of the distributorship, fines, withholding commissions, until specified conditions are satisfied or other appropriate injunctive relief. Our distributors are independent contractors, not employees, and may act independently of us. Further, our distributors may resign or terminate their distributorship at any time without notice. See “Risk Factors – Although Our Distributors Are Independent Contractors, Improper Distributor Actions That Violate Laws or Regulations Could Harm Our Business.”

Recent Developments

     On March 29, 2004, the Company purchased shares of common stock owned by the minority stockholders of Lexxus U.S. (representing the 49% interest not owned by the Company) in exchange for 100,000 shares of the Company’s common stock. The total purchase price, including acquisition related costs of approximately $7,000, was approximately $1,969,000 based upon the average closing price of the Company’s common stock of $23.08 discounted by 15%. See “Acquisitions” and “Related Party Transactions” in the consolidated financial statements included elsewhere in this prospectus.

     On March 31, 2004, the Company entered into a merger agreement with MarketVision Communications Corp. (“MarketVision”), the exclusive provider of the direct selling software used by our Lexxus businesses around the world since mid-2001. See “Acquisitions” and “Related Party Transactions” in the consolidated financial statements included elsewhere in this prospectus.

     On April 12, 2004, an investigative television program was aired in the People’s Republic of China with respect to the operations of the Company’s Hong Kong subsidiary and the representative office located in Beijing. The television program alleged that Lexxus’s Hong Kong operations engaged in fraudulent activities and sold products without proper permits. After a thorough internal investigation of the issues raised in the television program, the Company nonetheless concluded that additional training and development of certain Lexxus independent distributors located in Hong Kong was warranted. The Company then began to require intensive training of its independent distributors with respect to:

•	The applicable Chinese legal requirements, and

•	The need for distributors to accurately and fairly describe business opportunities available to potential distributors.

     In May 2004, the Company elected to suspend shipment of product to certain Hong Kong distributors until they had completed the required training. This resulted in an unshipped sales backlog of orders to be shipped of approximately $6,598,000 as of June 30, 2004. By September 30, 2004, training of the distributors was substantially completed. Furthermore, to accommodate the concerns of many independent distributors, Lexxus extended its existing 14-day return policy in Hong Kong to 180 days to allow distributors and customers who purchased products during the two-week period prior to, and the two-week period after, the airing of the television program to return purchased merchandise for a full refund. In addition, the Company decided not to seek recovery for any commissions already paid to its distributors related to product sales recorded during this period that were subsequently returned. Due to the adverse publicity caused by the airing of the television program, revenues from Hong Kong declined significantly during the second and third quarters of 2004.

     On April 19, 2004, the Company purchased 510,000 shares of common stock owned by the minority stockholders of Lexxus International Co., Ltd. (Taiwan), a Taiwan limited liability corporation (“Lexxus Taiwan”) which represented the 30% interest in Lexxus Taiwan not owned by the Company. For these shares of Lexxus Taiwan, the Company paid $136,000 in cash.

     On October 6, 2004, the Company entered into a securities purchase agreement with certain institutional and accredited investors as well as certain officers and directors of the Company. Pursuant to the agreement, the Company agreed to sell 1,369,704 units at a price of $12.595 per unit, raising approximately $16 million proceeds, net of transaction costs. See “Private Placement of Units.”

     The Company intends to generate revenue in both the Mexican and Japanese markets in 2005. As of December 2004, management teams were recruited and new entities were established for both markets. The Company expects that the Mexican operations could start to generate revenue by the second quarter of 2005, and the Japanese operations should begin to generate revenue sometime by the fourth quarter of 2005.

     In June 2004, Lexxus obtained a business license in China. The license stipulates a capital requirement of $12 million over a three-year period, including a $1.8 million initial payment the Company made in January 2005. In planning for a retail operation, the Company estimates that each retail store will cost approximately $50,000 to $100,000 and is evaluating the number, location, timing, and format of store openings. The Company is evaluating ways to develop a retail-based operation in China. Direct selling is currently prohibited in China. Though the Chinese government is drafting the pertinent legislation and has published preliminary versions of the new laws, the Company cannot be sure when the new laws could become effective or whether the Company will satisfy the requirements necessary to obtain a direct selling license in the near future. In the interim, the Company plans to follow the path of some of our peer companies that have already commenced selling in China by selling products from company-owned or franchised retail stores. The Company is assessing where to open the first stores and how to structure its business in China.

     On February 22, 2005, the Company’s common stock began trading on The NASDAQ National Market under the ticker symbol “BHIP”.

Private Placement of Units

     In October 2004, the Company entered into a securities purchase agreement (and subscription agreements with respect to certain Canadian investors) and a registration rights agreement with certain institutional and accredited investors as well as certain officers and directors of the Company. Pursuant to the purchase and subscription agreements, the Company agreed to sell, and the buyers agreed to purchase, a total of 1,369,704 units of the Company’s securities at a price of $12.595 per unit. Each unit consists of one share of common stock, and one common stock purchase warrant exercisable for one share of common stock at any time through October 6, 2009 at an exercise price of $12.47 per share. Assuming the exercise of all the warrants, the net proceeds to the Company will be an additional $17 million.

     Pursuant to the registration rights agreement, the Company has agreed to register the shares included in the units and the shares issuable upon exercise of the Warrants for resale under the Act. The registration rights agreement provides for the payment of certain liquidated damages in the event that delays are experienced in the Securities and Exchange Commission’s declaring that registration statement effective. The Company agrees to use commercially reasonable efforts to effect and maintain the effectiveness of a registration statement. If the registration statement is not effective 180 days after the closing date, or approximately April 4, 2005, the Company will be required to pay the buyers the aggregate of approximately $85,000, which also applies in the event that the Company fails to maintain the effectiveness of the registration statement after its initial effectiveness, subject to certain exceptions. The Company paid a total of approximately $85,000 in liquidated damages on April 14, 2005. The registration rights agreement also provides indemnification and contribution remedies to the buyers in connection with the resale of shares pursuant to such registration statement.

     Each of (i) Sir Brian Wolfson, Chairman of the Board of the Company, (ii) Mark D. Woodburn, President and a director of the Company, (iii) Terry LaCore, an executive officer and a director of the Company, (iv) Chris Sharng, Executive Vice President and Chief Financial Officer of the Company, (v) John Cavanaugh, President of MarketVision, and (vi) Robert Hesse, a director of the Company, invested approximately $25,000 and purchased 1,984 units upon the same terms and conditions as the other buyers in the private placement. See “Principal Shareholders – Security Ownership of Certain Beneficial Owners and Management.”

Restatement of Financial Statements for the Quarter and the Year Ended December 31, 2003 and the Quarter Ended March 31, 2004

     During its review of its financial statements for the quarter ended March 31, 2004, the Company learned that commission and transportation-related expenses incurred as of December 31, 2003 were under-accrued by approximately $640,000 (on a pre-tax basis) for the quarter and year ended December 31, 2003. Adjusting entries of approximately $640,000 were included as expenses in the financial statements for the quarter ended March 31, 2004.

     At that time, the Company concluded that the error was not material, and therefore, did not warrant a restatement of the 2003 financial statements. Based upon the Company’s pre-tax income of approximately $4.0 million for the first quarter of 2004 combined with the Company’s historical sales and net income growth rates, the Company believed that the recording of $640,000 of pre-tax expenses during the first quarter of 2004 would not have a material effect on the Company’s net income for the 2004 fiscal year.

     However, while sales continued to grow significantly, net income for the 2004 fiscal year declined substantially. As a consequence, the adjusting entries made in the first quarter of 2004 are now considered by management to materially affect the Company’s net income for fiscal 2004.

     During its review of its financial statements for the year ended December 31, 2004, the Company discovered that certain revenues not earned until 2004 were improperly recorded as revenue by its Eastern European business, KGC Networks Ptd. Ltd., for the year ended December 31, 2003. The amount of revenues that was over-stated for the 2003 fiscal year was approximately $310,000.

     On March 21, 2005, the Company and its Audit Committee determined that the inclusion of the aforementioned two items in the financial statements for the quarter ended March 31, 2004 would materially affect the Company’s net income for the year ended December 31, 2004, and the Company believes that an amendment to its financial statements for the year ended December 31, 2003 is warranted.

     The restatement of the adjustments into the financial statements for the year ended December 31, 2003 will reduce the Company’s revenue by approximately $310,000, increase cost of goods sold by approximately $180,000, increase distributor commission expense by approximately $460,000, reduce minority interest expense by approximately $300,000, and reduce after-tax net income by approximately $650,000 for the quarter as well as the year ended December 31, 2003.

     For the quarter ended March 31, 2004, the restatement will increase the Company’s revenue by approximately $310,000, reduce cost of goods sold by approximately $180,000, reduce distributor commission expense by approximately $460,000, increase minority interest expense by approximately $300,000, and increase after-tax net income by approximately $650,000 for the quarter ended March 31, 2004.

     The Company, after consultation with its Audit Committee, concluded that the consolidated financial statements for the fourth quarter of 2004 and the year ended December 31, 2003 as well as the first quarter of 2004 should no longer be relied upon, including the consolidated financial statements and other financial information in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2004. Although the financial statements for the three month periods ended June 30, 2004 and September 30, 2004 are unaffected by this error, the consolidated financial statements for the second and third quarters of 2004 include inaccurate information on a year to date basis because they include the erroneous information from the first quarter of 2004 which financial statements should not be relied upon.

     The Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2004 by March 31, 2005, which included the restated results for the year ending December 31, 2003. The Company also intends to file in the near future an amended Annual Report on Form 10-KSB for the year ended December 31, 2003, and amended Quarterly Reports on Form 10-Q for the first three quarters of 2004.

Properties

     The Company currently has leased office and warehouse facilities in the following locations:

•	Dallas, Texas: approximately 16,000 square feet of office and warehouse space. Rent is currently approximately $155,000 per year. The Company also has rented a second warehouse of approximately 21,000 square feet in Dallas for approximately $8,000 per month. Both leases expire on September 30, 2005. The Company anticipates relocating by September 2005 to a new location in the Dallas/Fort Worth Metroplex area. The warehouses in the Dallas area are mostly storing products that are bound for the international markets.

•	Hollister, Missouri: approximately 1,500 square feet of warehouse space. See “Certain Relationships and Related Transactions”. The lease term is on a month-to-month basis at a rent of $18,000 per year. This facility picks and packs products for individual fulfillment for the Lexxus U.S. business.

•	Minneapolis, Minnesota: for MarketVision’s office cubicles and server racks, rented on a month-to-month basis for $1,600 a month. We are looking for more space in the same area.

•	Langley, British Columbia: office and warehouse lease totaling approximately 5,000 square feet. The lease term is 36 months, expiring on January 2007 and the current rent is approximately $22,000 per year. This facility services the Kaire business for North America as well as the Lexxus business in Canada.

•	Queensland, Australia: office space and warehouse facilities for the Australian and New Zealand markets in approximately 2,000 square feet. The lease term is 46 months, expiring in October 2008, and the current rent is approximately $16,500 per year.

•	Hong Kong: two leases, expiring in July 2005, combined for approximately 8,500 square feet of office space in the same building at a current rate of approximately $286,000 per year. The Company is evaluating plans to expand the current location as well as looking for more office space near its current location.

•	Kaohsiung Taiwan: approximately 10,000 square feet of office space at a current rate of approximately $59,000 per year. This lease expires August 2005. The Company is evaluating whether to continue its presence in this location. The Company leases a 1,700 square-foot apartment for visiting expatriates at approximately $11,000 a year. The apartment lease expired January 2005.

•	Taipei, Taiwan: a 36-month agreement expiring March 2005 for approximately 4,600 square feet of office space at a current rate of approximately $92,000 per year. The Company is assessing its office needs in Taipei for a possible change.

•	Singapore: a 24-month agreement through January 2007 for 1,500 square feet of office space at a current rate of approximately $31,000 per year.

•	Seoul, South Korea: a 12-month agreement through May 2005 for approximately 4,100 square feet of office space at a current rate of approximately $270,000 per year. The Company also leases an apartment for its expatriate and his family at approximately $44,000 a year.

•	Mexico City, Mexico: a 60-month agreement through December 2009 for approximately 2,700 square feet of office space at a current rate of approximately $192,000 per year.

Government Regulations

Government Regulation of Direct Selling Activities

     Direct selling activities are regulated by various federal, state and local governmental agencies in the United States and foreign countries. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes often referred to as “pyramid” schemes, that compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and/or do not involve legitimate products. The laws and regulations in our current markets often:

•	impose cancellation/product return, inventory buy backs and cooling off rights for consumers and distributors;

•	require us or our distributors to register with governmental agencies;

•	impose reporting requirements; and

•	impose upon us requirements, such as requiring distributors to maintain levels of retail sales to qualify to receive commissions, to ensure that distributors are being compensated for sales of products and not for recruiting new distributors.

     The laws and regulations governing direct selling are modified from time to time to address concern of regulators. For example, in South Korea new regulations were adopted that, among other things, restrict direct selling marketing companies from imposing certain personal sales quota to obtain or maintain distributorship or favorable compensation rates, modify product return requirements so that product must be returned within a shorter period of time, and require the companies to show sufficient insurance or guarantee to reimburse customers and/or distributors for cancelled or unfilled orders. We have had to make some modifications to our compensation plan and policies in order to be in compliance with all of these rules.

     Based on research conducted in opening our existing markets, the nature and scope of inquiries from government regulatory authorities, and our history of operations in such markets to date, we believe that our methods of distribution are in compliance in all material respects with the laws and regulations relating to direct selling activities of the countries in which we currently operate. Many countries currently still have laws in place that would prohibit us from conducting business in such markets. There can be no assurance that we would be allowed to continue to conduct business in each of our existing markets that we currently service or any new market we may enter in the future.

Regulation of Our Products

     Our products and related promotional and marketing activities are subject to extensive governmental regulation by numerous domestic and foreign governmental agencies and authorities, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, state attorneys general and other state regulatory agencies, and similar government agencies in each country in which we operate. For example, in Taiwan, all “medicated” cosmetic and pharmaceutical products require registration. These regulations can limit our ability to import products into new markets and can delay introductions of new products into existing markets as we comply with the registration and approval process for our products.

     During the fall of 2003, the customs agency of the government of South Korea brought a charge against LXK, Ltd., the Company’s wholly owned subsidiary operating in South Korea, with respect to the importation of the Company’s Alura™ product. The customs agency alleges that Alura™ is not a cosmetic product, but rather should be categorized and imported as a pharmaceutical product. This allegation prevailed in a Seoul district court ruling in February 2005. In the verdict, the Company was fined and prohibited from marketing Alura™. The Company is evaluating an appeal. See “Legal Matters” in the consolidated financial statements included elsewhere in this prospectus.

     Some of our products are strictly regulated in certain markets in which we operate. These markets have varied regulations that apply to and distinguish nutritional health supplements from “drugs” or “pharmaceutical products.” For example, the FDA of the United States under the Federal Food, Drug and Cosmetic Act regulates our products. The Federal Food, Drug and Cosmetic Act has been amended several times with respect to nutritional supplements, most recently by the Nutrition Labeling and Education Act and the Dietary Supplement Health and Education Act. The Dietary Supplement Health and Education Act establishes rules for determining whether a product is a dietary supplement. Under this statute, dietary supplements are regulated more like foods than drugs, are not subject to the food additive provisions of the law, and are generally not required to obtain regulatory approval prior to being introduced to the market. None of this limits, however, the FDA’s power to remove an unsafe substance from the market. In the event a product, or an ingredient in a product, is classified as a drug or pharmaceutical product in any market, we would generally not be able to distribute that product in that market through our distribution channel because of strict restrictions applicable to drug and pharmaceutical products.

     Most of our existing major markets also regulate product claims and advertising regarding the types of claims and representations that can be made regarding the efficacy of products, particularly dietary supplements. Accordingly, these regulations can limit our ability and that of our distributors to inform consumers of the full benefits of our products. For example, in the United States, we are unable to make any claim that any of our nutritional supplements will diagnose, cure, mitigate, treat or prevent disease. The Dietary Supplement Health and Education Act permits only substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or a function of the body. In addition, all product claims must be substantiated.

Other Regulatory Issues

     As a company incorporated in the United States and operating through subsidiaries in foreign jurisdictions, we are subject to foreign exchange control, various forms of withholding taxes and transfer pricing laws that regulate the flow of funds between our subsidiaries and us for product purchases, management services and contractual obligations such as the payment of distributor commissions.

Product Warranties and Returns

     Lexxus. The Lexxus refund policies and procedures closely follow industry and country-specific standards, which vary greatly by country. For example, in the United States, the Direct Selling Association recommends that direct sellers permit returns during the twelve-month period following the sale, while in Hong Kong the standard return policy is 14 days following the sale. We have conformed our return policies to local laws or the recommendation of the local direct selling association. In most cases, distributors may return unopened product that is in resalable condition for a partial refund. Lexxus must be notified of the return in writing and such written requests would be considered a termination notice of the distributorship.

     From time to time we alter our return policy in response to special circumstances. For example, in April 2004, an investigative television program was aired in the People’s Republic of China with respect to the operations of the Company’s Hong Kong subsidiary and the Lexxus representative office located in Beijing. The television program made allegations that Lexxus’s Hong Kong operations engaged in fraudulent activities and sold products without proper permits. In order to address the concerns of many independent distributors, Lexxus extended its existing 14-day return policy in Hong Kong to 180 days to allow distributors and customers who purchased products during the two-week period prior to, and the two-week period after, the airing of the television program to return purchased merchandise for a full refund. See “Recent Developments.” In October 2004, this special extended product return policy expired.

     eKaire. eKaire product warranties and refund policies are similar to those of other companies in the industry. If a distributor is not satisfied with the product then he/she can return the product to eKaire for a full refund within ninety (90) days of the first time the product was purchased. A distributor may return or exchange products that are unopened and in resalable condition thirty (30) days after the date of purchase.

Our Industry

     We are engaged in the direct selling industry, selling life-style enhancement products, cosmetics, personal care and nutritional supplements. Direct selling is also referred to as network marketing or multi-level marketing. This type of organizational structure and approach to marketing and sales has proven to be extremely successful for several other direct selling companies, particularly companies selling life-style-enhancement products, cosmetics and nutritional supplements, or selling other types of consumer products, such as Tupperware Corporation and Amway Corp. Generally, direct selling is based upon an organizational structure in which independent distributors of a company’s products are compensated for sales made directly to consumers.

     Distributors are compensated for sales generated by distributors they recruited and all subsequent distributors recruited by their “down-line” network of distributors. The experience of the direct selling industry has been that once a sizeable network of distributors is established, new and alternative products and services can be offered to those distributors for sale to consumers and additional distributors. The successful introduction of new products can dramatically increase sales and profits for both distributors and the direct selling marketing organization.

     According to information contained on the Direct Selling Association’s website, direct selling is one of the fastest growing segments for the distribution of products on a worldwide basis. The Direct Selling Association reports that approximately 50 million individuals are now involved in direct selling worldwide, and that those involved in direct selling generate approximately $93 billion in annual sales around the world. In the United States, the direct selling channel has generated sales of approximately $29.6 billion of goods and services in 2003, making the United States the largest direct selling market in the world.

Top Direct Selling Markets Worldwide

		Number of	Population	Num. Of
		Distributors	(000s)	Distrib./1000	Revenue Per
Market	Revenue ($MM)	(000s)	FY2002	Population	Distributor

USA	$29,550	13,300	287,676	46	$2,222
Japan	24,500	2,000	127,066	16	$12,250
Korea	4,620	3,050	47,963	64	$1,515
China	4,230	n.a.	1,279,161	n.a.	n.a.
Mexico	3,106	1,820	103,400	18	$1,707
UK	3,092	542	59,912	9	$5,702
France	2,884	300	59,925	5	$9,613
Brazil	2,815	1,201	179,914	7	$2,345
Germany	2,615	213	82,351	3	$12,289
Italy	2,353	260	57,927	4	$9,050
Taiwan	1,255	3,200	22,454	143	$392
Australia	1,155	650	19,547	33	$1,777
Malaysia	1,030	3,000	22,662	132	$343
Canada	950	898	31,902	28	$1,057
Russia	896	1,611	144,979	11	$556
Thailand	800	4,000	63,645	63	$200

Top 16	85,851	36,045	2,590,484	14	$2,382
Other	6,872	12,937	3,637,910	4	$531

World	$92,723	48,982	6,228,394	8	$1,893

Source: World Federation of Direct Selling Associations

Competition

     We compete with a significant number of other retailers that are engaged in similar lines of business, including sellers of health-related products and other direct sellers such as Nu Skin Enterprises, Inc., USANA Health Sciences, Inc., Mannatech, Inc., Reliv’ International, Inc, and Herbalife, Ltd.. Many of the competitors have greater name recognition and financial resources than us as well as many more distributors. Two of the most well known and established of direct sellers are Mary Kay, Inc. and Amway Corp., each with over three million distributors worldwide. The direct selling channel tends to sell products at a higher price compared to traditional retailers, which poses a degree of competitive risk. There is no assurance that we would continue to compete effectively against retail stores, internet based retailers or other direct sellers.

MANAGEMENT

     Certain information concerning executive officers of the Company is set forth below:

Name	Age	Position(s) with the Company
Mark D. Woodburn	34	President, Secretary and Director
Chris Sharng	41	Executive Vice President and Chief Financial Officer
Terry A. LaCore	32	Chief Executive Officer of Lexxus International and Director
Keith C. Zagar	48	Chief Operating Officer and General Counsel
John Cavanaugh	43	President of MarketVision
Richard Johnson	62	President of Lexxus Japan
Timothy S. Davidson	34	Chief Accounting Officer

     Mark D. Woodburn. Mr. Woodburn has been a director of the Company since August 2000, the Chief Financial Officer and Secretary of the Company since April 1999, and the Company’s President since September 2000. In August 2004, Mr. Woodburn resigned as Chief Financial Officer of the Company. From October 1992 until February 1999, Mr. Woodburn served as a director and the Secretary of Kaire International, Inc. Mr. Woodburn has also served as the Chief Financial Officer of Lexxus International, Inc., a wholly-owned subsidiary of the Company, since March 2001.

     Chris Sharng. Mr. Sharng has been the Executive Vice President and Chief Financial Officer of the Company since August 2004. From March, 2004 through July 2004, Mr. Sharng was the Chief Financial Officer of NorthPole Limited, a privately held Hong Kong-based manufacturer and distributor of outdoor recreational equipment. From October 2000 through February 2004, Mr. Sharng was the Senior Vice President and Chief Financial Officer of Ultrak Inc., which changed its name to American Building Control Inc. in 2002, a Texas-based, publicly traded company listed on NASDAQ that designed and manufactured security systems and products. From March 1989 through July 2000, Mr. Sharng worked at Mattel, Inc., most recently as the Vice President of International Finance.

     Terry A. LaCore. Mr. LaCore has been the Chief Executive Officer of Lexxus since March 2001 and a director of the Company since March 2003. From March 1999 until February 2001, Mr. LaCore was President of Kaire Nutraceuticals, Inc. From September 1997 until March 1999, Mr. LaCore was President of Visionquest International Inc., a network marketing company that subsequently changed its name to Netvision International, Inc. From March 1997 until September 1997, Mr. LaCore was an independent distributor with Visionquest International, Inc.

     Keith C. Zagar. Mr. Zagar has been the Chief Operating Officer and General Counsel for the Company since February 2005. Mr. Zagar joined the Company in November 2004 as Senior Legal Counsel. From February 2001 to December 2004, Mr. Zagar was co-founder and President of Guild Electrical & Telecom Services, a commercial electrical contractor and provider of specialized services, support, and equipment installations for telecommunications companies. Prior to 2001, Mr. Zagar was engaged in the private practice of law since 1981.

     John Cavanaugh. Mr. Cavanaugh has been the Chief Executive Officer of MarketVision since its founding in 2000 and its President after its acquisition by the Company in March 2004. From 1997 until 2000, Mr. Cavanaugh was the founder and CEO of WebWizard LLC, an internet application design company.

     Richard S. Johnson. Mr. Johnson is the President of Lexxus Japan and in charge of operations in Japan since November 2004. From 2000 through 2004 Mr. Johnson managed RSJ Strategic Advisory, a consulting firm he founded. From 1990 to 1999 Mr. Johnson was Senior Vice President of Amway Corporation with responsibility for the company’s businesses in Japan and Korea. In Japan, Mr. Johnson was Representative Director and President of Amway Japan Limited. Prior to that Mr. Johnson led Asia-based businesses for Tupperware, R.J. Reynolds and PepsiCo.

     Timothy S. Davidson. Mr. Davidson has been the Company’s Chief Accounting Officer since September 2004. From March 2001 to September 2004, Mr. Davidson was Corporate Controller for telecommunications company Celion Networks, Inc., located in Richardson, Texas. From February 2000 to February 2001, Mr. Davidson was Manager of Financial Reporting for Dallas-based telecommunications company IP Communications, Inc. From December 1994 through January 2000, Mr. Davidson was employed by Arthur Andersen, LLP, most recently as an Audit Manager.

Biographical Summaries of the Board of Directors

     Sir Brian Wolfson. Sir Brian was elected Chairman of the Board in May 2003 and previously served as Chairman of the Board from 1998 to 2000. Sir Brian served as Chairman of the Board of Wembley PLC from 1986 to 1995. He was a Director of Fruit of the Loom, Inc. from 1992 until 2002, while serving as the Chairman of the Board from 2000 until 2002.

Currently, Sir Brian is a Director of Kepner-Tregoe, Inc. and Scientific Games Corporation.

     Mark D. Woodburn. See background information regarding the executive officers above.

     Terry A. LaCore. See background information regarding the executive officers above.

     Randall A. Mason. Mr. Mason has been a director of the Company since May 2003 and Chief Executive Officer of Marden Rehabilitation Associates, Inc. since 1989. Marden Rehabilitation Associates, Inc. is a private, closely held regional ancillary healthcare services provider in the states of Ohio, W. Virginia, and Pennsylvania.

     Robert H. Hesse. Mr. Hesse has been a director of the Company since July 2004 and the President of the Dorchester Group, Inc., an investment banking firm, since 1992. From 1984 to 1992, Mr. Hesse was the President of Swartwood Hesse, Inc., a registered broker-dealer. Mr. Hesse is also a director of Shortpath, Inc., an application service provider to owners and managers of real estate, since 2001, and Two Way TV, Inc., an interactive television technology company, since 1996.

     The members of the Board of Directors on the date of this prospectus and the committees of the Board on which they currently serve are identified below.

		Audit	Compensation	Nominating
Director	Age	Committee	Committee	Committee
Sir Brian Wolfson	69	*	**	**

Mark D. Woodburn	34

Terry A. LaCore	32

Randall A. Mason	45	**	*	*

Robert H. Hesse	61	*	*	*

*	Committee member

**	Chair

     In May 2003, the Board elected Sir Brian Wolfson to serve as Chairman of the Board. The Chairman of the Board organizes the work of the Board and ensures that the Board has access to sufficient information to enable the Board to carry out its functions, including monitoring the Company’s performance and the performance of management. In carrying out this role, the Chairman, among other things, presides over all meetings of the Board of Directors and shareholders, including executive sessions of the Board in which management Directors and other members of management do not participate, establishes the annual agenda of the Board and agendas of each meeting in consultation with the President and oversees the distribution of information to Directors.

     The Board of Directors has determined that Sir Brian Wolfson, Randall A. Mason and Robert H. Hesse are independent directors (as independence is defined in the rules of The NASDAQ Stock Market). In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Director Compensation

     In 2004, the Company paid as director compensation approximately $42,000 to Mr. Mason, $51,000 to Capital Development S.A. (on behalf of Sir Brian Wolfson) and $9,900 to Mr. Hesse. Each director was also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

     In July 2002, the Company issued options to purchase 60,000 shares of common stock to each of Sir Brian Wolfson and Randall A. Mason. The options are exercisable at $1.50 per share until July 24, 2007. In April 2003, the Company issued options to purchase 5,000 shares of common stock to Robert H. Hesse. The options are exercisable at $1.80 per share until April 9, 2006.

Meetings and Committees of the Board of Directors

The Board of Directors met six (6) times during the fiscal year ended December 31, 2004 and each director attended at least seventy-five percent (75%) of these meetings and the meetings of the committees of the Board on which such director serves.

     The Board of Directors has standing Audit, Compensation and Nominating Committees.

     Audit Committee. During 2004, the Audit Committee consisted of Randall A. Mason, Sir Brian Wolfson and, commencing in July 2004, Robert H. Hesse. The Board has determined that the members of the Audit Committee are independent for the purposes of the NASDAQ National Market listing standards and meet the independence requirements contained in Exchange Act Rule 10A-3(b)(1). The Audit Committee is primarily responsible for reviewing the services performed by the Company’s independent registered public accounting firm, evaluating the Company’s accounting policies and its system of internal controls, and reviewing significant finance transactions. The Audit Committee does not have a member that meets the SEC criteria of an “audit committee financial expert”. However, the Company believes that the Audit Committee members collectively have acquired sophisticated business experience and accounting knowledge to fulfill the Audit Committee’s responsibilities. The Company’s Audit Committee has, and continues to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities in accordance with NASD Marketplace Rule 4350. During 2004, the Audit Committee met five times.

     Compensation Committee. During 2004, the Compensation Committee consisted of Randall A. Mason, Sir Brian Wolfson and, commencing in July 2004, Robert H. Hesse. The Compensation Committee is comprised of directors who are independent for purposes of the NASDAQ National Market listing standards. The Compensation Committee is primarily responsible for approving salaries, bonuses and other compensation for the Company’s President and executive officers, reviewing management recommendations relating to new incentive compensation plans and changes to existing incentive compensation plans, and administering the Company’s stock plans, including granting options and setting the terms thereof pursuant to such plans. During 2004, the Compensation Committee met two times.

     Compensation Committee Interlocks and Insider Participation. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. None of the current members of our Compensation Committee has ever been our employee.

     Nominating Committee. In July 2004, the Board of Directors created a Nominating Committee and appointed Sir Brian Wolfson, Robert H. Hesse and Randall A. Mason as the initial members of such committee. The Nominating Committee is comprised of directors who are independent for purposes of the NASDAQ National Market listing standards. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the size and composition of the Board of Directors and identifies potential candidates to serve as directors. The Nominating Committee identifies candidates to the Board of Directors by introduction from management, members of the Board of Directors, employees or other sources and shareholders that satisfy the Company’s policy regarding shareholder recommended candidates. The Nominating Committee does not evaluate director candidates recommended by shareholders differently than director candidates recommended by other sources. The Nominating Committee did not meet during 2004.

     In considering Board of Directors candidates, the Nominating Committee takes into consideration the Company’s Board Candidate Guidelines, the Company’s policy regarding shareholder recommended director candidates, and all other factors that they deem appropriate, including, but not limited to, the individual’s character, education, experience, knowledge and skills.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth the annual and long-term compensation of the President and executive officers earning in excess of $100,000 in the fiscal year ended December 31, 2004 (the “Named Executive Officers”):

Long-Term
		Annual Compensation				Compensation Awards
Name and				Other Annual		Securities Underlying
Principal Position	Year	Salary	Bonus	Compensation		Options(#)
Mark D. Woodburn President	2004 2003 2002	$ 18,000 $ 15,979 $ 18,000	— — —	$ 4,000 — —	(1)	— — 570,000

Terry A. LaCore Chief Executive Officer of Lexxus International, Inc.	2004 2003 2002	$150,207 $144,231 $150,000	— — —	$24,000 $24,000 $24,000	(2) (3) (3)	— — 570,000

Chris Sharng Executive Vice President and Chief Financial Officer	2004 2003 2002	$ 92,885 — —	$50,000 — —	— — —		34,124 — —

John Cavanaugh President of MarketVision Comm. Corp.	2004 2003 2002	$147,843 — —	— — —	— — —		253,580 — —

(1)	Approximate amount pertaining to personal travel expenses paid by the Company

(2)	Approximate amount pertaining to a housing allowance for a house maintained for Mr. LaCore’s use in Dallas, Texas ($14,000) and personal travel expenses paid by the Company ($10,000)

(3)	Pertains to a housing allowance for a house maintained for Mr. LaCore’s use in Dallas, Texas

Option Grants in Last Fiscal Year

     The following table sets forth information regarding options granted to each Named Executive Officer during 2004 and the values of such options held by such individuals at fiscal year end:

		Number of		% of Total			Potential Realizable Value
		Securities		Options			At Assumed Annual Rates
		Underlying		Granted to	Exercise		Of Stock Appreciation for
	Date of	Options		Employees in	Price	Expiration	Option Term (1)
Name	Grant	Granted		Fiscal Year	$/Share	Date	5%	10%

John Cavanaugh	3/31/04	253,580	(2)	73.7%	$18.11	3/31/11	$1,869,541	$4,356,826

Chris Sharng	6/24/04	34,124	(3)	9.9%	$11.40	6/23/14	$244,649	$619,987

(1)	The amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(2)	The options are 100% vested and were granted to Mr. Cavanaugh in connection with the Company’s MarketVision acquisition. See “Certain Relationships and Related Transactions - MarketVision.”

(3)	Of the total 34,124 options granted Mr. Sharng, 4,992 options vested January 31, 2005, 833 vested on March 1, 2005, and an additional 833 will vest each month thereafter up to the total grant of 34,124 options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during the year ended December 31, 2004 by the Named Executive Officers and the number and aggregate value of unexercised in-the-money options for stock options at December 31, 2004. The actual amount, if any, realized on exercise of stock options will depend on the amount by which the market price of the Company’s common stock on the date of exercise exceeds the exercise price. The actual value realized on the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

	Shares		Number of Securities			Value of Unexercised in the
	Acquired on	Value	Underlying Unexercised			Money Options at
Name	Exercise(#)	Realized ($)	Options at FY-End (#)			FY-End ($) (1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Mark D. Woodburn	—	—	600,000	(2)	—	$6,117,000	—

Terry A. LaCore	—	—	1,200,000	(2)	—	$12,234,000	—

Chris Sharng	—	—	—		34,124	—	—

John Cavanaugh	—	—	253,580		—	—	—

(1)	Based upon a closing price on December 31, 2004 of $11.20 per share as reported by OTC Bulletin Board.

(2)	Includes 600,000 options held by the LaCore and Woodburn Partnership, a general partnership owned by Messrs. LaCore and Woodburn.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2004 with respect to the Company’s common stock that may be issued under its existing equity compensation plans. The table shows the number of securities to be issued under compensation plans that have been approved by shareholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans.

	(a)		(b)	(c)
	Number of securities to		Weighted-average	Number of securities remaining available
	be issued upon exercise of		exercise price of	for future issuance under equity
	outstanding options, warrants		outstanding options,	compensation plans (excluding securities
Plan Category	and rights		warrants and rights	reflected in column (a))
Equity compensation plans or arrangements approved by security holders(1)	344,124		$17.44	880,876
Equity compensation plans or arrangements not approved by security holders	1,331,419	(2)	$1.20	—

Total	1,675,543		$4.54	880,876

(1)	A total of 1,225,000 shares of common stock are reserved under our 2002 Stock Plan approved by shareholders in May 2003.

(2)	Includes (i) options exercisable for 570,000 shares of common stock issued to the LaCore and Woodburn Partnership, (ii) options exercisable for 570,000 shares of common stock issued to Mr. LaCore, (iii) options exercisable for 30,000 shares of common stock issued to Benchmark Consulting Group (which was subsequently assigned to the LaCore and Woodburn Partnership) (also see “Option Agreements” below), (iv) options exercisable for 30,000 shares of common stock issued to Mr. LaCore, (v) options exercisable for 125,000 shares of common stock issued to certain members of the Company’s board of directors, (vi) warrants exercisable for 1,419 shares of common stock issued to Series J Warrant holders on March 3, 2000 exercisable at $141.00 per share through March 21, 2005, and (vii) options exercisable for 5,000 shares of common stock issued to an unrelated party on April 9, 2003 exercisable at $1.80 per share through April 9, 2006.

2002 Stock Option Plan

     The following is a summary of the principal features of the 2002 Stock Plan (the “2002 Stock Plan”). The summary is qualified in its entirety by reference to the complete text of the 2002 Stock Plan.

     The maximum number of shares of common stock with respect to which awards may be presently granted pursuant to the 2002 Stock Plan, as amended, is 1,225,000 shares. As of December 31, 2004, there were 344,124 options issued under the 2002 Stock Plan at exercise prices ranging from $11.40 to $18.11. Shares issuable under the 2002 Stock Plan may be either treasury shares or authorized but un-issued shares. The number of shares available for issuance would be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

     Subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934, the 2002 Stock Plan shall be administered by the Board of Directors of the Company or, in the event the Board shall appoint and/or authorize a committee, such as the Compensation Committee, of two or more members of the Board to administer the 2002 Stock Plan, by such committee (the “Plan Administrator”). Except for the terms and conditions explicitly set forth in the 2002 Stock Plan, and subject to applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under the Plan, including, without limitation, selection of whether an option would be an incentive stock option or a nonqualified stock option, selection of the individuals to be granted options, the number of shares to be subject to each option, the timing of grants and all other terms and conditions of the options.

     Options granted under the 2002 Stock Plan may be incentive stock options within the meaning of Section 422 of the Code (“Incentive Options”) or stock options which are not incentive stock options (so called “non-statutory stock options” or “Non-Incentive Options”)(Incentive Options and Non-Incentive Options are collectively hereinafter referred to as “Options”). Each Option may be exercised in whole or in part; provided, that only whole shares may be issued pursuant to the exercise of any Option. Subject to any other terms and conditions herein, the Plan Administrator may provide that an Option may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding; provided, that the Plan Administrator may rescind, modify, or waive any such limitation (including by the acceleration of the vesting schedule upon a change in control of the Company) at any time and from time to time after the grant date thereof. During an optionee’s lifetime, any Incentive Options granted under the Plan are personal to such optionee and are exercisable solely by such optionee.

     The Plan Administrator can determine at the time the Option is granted in the case of Incentive Options, or at any time before exercise in the case of Non-Incentive Options, that additional forms of payment would be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws and regulations and state corporate law), an Option exercise price may also be paid as follows:

     (i) in shares of common stock held for the lesser of (A) six months or (B) the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at fair market value on the exercise date, or

     (ii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Option holder shall concurrently provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

     Upon a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person different from the person holding those securities immediately prior to such transaction, the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company the sale, transfer or other disposition of all or substantially all of the Company’s assets to an unrelated entity, or a change in the identity of more than three (3) directors over a two-year period (each, a “Corporate Transaction”), any award carrying a right to exercise that was not previously exercisable shall become fully exercisable; the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse; and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

     Incentive Options granted under the 2002 Stock Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Plan Administrator may permit transfers of awards for estate planning purposes if, and to the extent, such transfers do not cause a participant who is then subject to Section 16 of the Securities Exchange Act of 1934 to lose the benefit of the exemption under Rule 16b-3 for such transactions.

     Additional rules apply under the Code to the grant of Incentive Options. For instance, an Incentive Option must be exercised within 10 years after the date of grant, unless granted to an individual owning more than 10% of the Company’s stock, in which case the exercise period may not exceed five (5) years. Similarly, an Incentive Option must be granted at an exercise price that equals or exceeds 100% of the fair market value of the underlying stock at the time of grant, a threshold that is increased to 110% of such fair market value in the case of a grant to an individual owning more than 10% of the Company’s stock.

     For federal income tax purposes, the grant to an optionee of a Non-Incentive Option generally would not constitute a taxable event to the optionee or to the Company. Upon exercise of a Non-Incentive Option (or, in certain cases, a later tax recognition date), the optionee would recognize compensation income taxable as ordinary income, measured by the excess of the fair market value of the common stock purchased on the exercise date (or later tax recognition date) over the amount paid by the optionee for such common stock, and would be subject to federal income tax withholding. Upon recognition of income by the optionee, the Company may claim a deduction for the amount of such compensation. The optionee would have a tax basis in the common stock purchased equal to the amount paid plus the amount of ordinary income recognized upon exercise of the Non-Incentive Option. Upon the subsequent sale of the common stock received upon exercise of the Non-Incentive Option, an optionee would recognize capital gain or loss equal to the difference between the amount realized on such sale and his tax basis in the common stock, which may be a long-term capital gain or loss if the optionee holds the common stock for more than one year from the exercise date.

     For federal income tax purposes, in general, neither the grant nor the exercise of an Incentive Option would constitute a taxable event to the optionee or to the Company, assuming the Incentive Option qualifies as an “incentive stock option” under Code §422. If an optionee does not dispose of the common stock acquired upon exercise of an Incentive Option during the statutory holding period, any gain or loss upon subsequent sale of the common stock would be a long-term capital gain or loss, assuming the shares represent a capital asset in the optionee’s hands. The statutory holding period is the later of two years from the date the Incentive Option is granted or one year from the date the common stock is transferred to the optionee pursuant to the exercise of the Incentive Option. If the statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the Incentive Option or the subsequent sale of the common stock received upon exercise thereof. If the statutory holding period requirement is not satisfied, the optionee would recognize compensation income taxable as ordinary income on the date the common stock is sold (or later tax recognition date) in an amount equal to the lesser of (i) the fair market value of the common stock on that date less the amount paid by the optionee for such common stock, or (ii) the amount realized on the disposition of the common stock less the amount paid by the optionee for such common stock; the Company may then claim a deduction for the amount of such compensation income.

     The federal income tax consequences summarized hereinabove are based upon current law and are subject to change.

     The Board may amend, alter, suspend, discontinue or terminate the 2002 Stock Plan at any time, except that any such action shall be subject to shareholder approval at the annual meeting following such Board action if such shareholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the common stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for shareholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 2002 Stock Plan may materially impair the rights of any participant with respect to any vested Option granted before amendment without such participant’s consent. Unless terminated earlier by the Board, the 2002 Stock Plan shall terminate upon the earliest to occur of (i) November 17, 2012, or (ii) the date on which all shares of common stock available for issuance under the 2002 Stock Plan shall have been issued as vested shares. Upon such 2002 Stock Plan termination, all Options and unvested stock issuances outstanding under the 2002 Stock Plan shall continue to have full force and effect in accordance with the provisions of the agreements.

Employment Agreements

     In June 2004, the Company entered into an employment agreement with Chris Sharng pursuant to which Mr. Sharng agreed to serve as the Company’s Executive Vice President and Chief Financial Officer. The term of Mr. Sharng’s employment commenced on August 1, 2004 and ends on December 31, 2007. The Company agreed to pay Mr. Sharng an annual base salary of $230,000, for the first year of the term and a base salary of $250,000 thereafter. Pursuant to the agreement, Mr. Sharng received options under the Company’s 2002 Stock Plan to purchase 34,124 shares of Common Stock at an exercise price equal to $11.40 per share, the closing market price on the date of grant. These options vest beginning with 4,992 options vesting on January 31, 2005, and 832 options vesting monthly thereafter. In addition, Mr. Sharng is entitled to receive a performance bonus based upon the performance of his duties and the Company’s financial performance as determined by the Company’s Compensation Committee or Board of Directors. However, for the years ending December 31, 2004 and 2005, Mr. Sharng is entitled to receive a bonus of not less than $50,000. An amount of $50,000 for the year ending December 31, 2004 was paid in February 2005. The employment agreement contains other customary terms and conditions.

     On October 7, 2004, the Company entered into employment agreements with Oscar de la Mora and Jose Villarreal Patino respectively as the General Manager and the Adjunct General Manager for Lexxus Mexico. Each of the two is paid an annual base salary of $200,000 during the five-year term of the agreements, and they are also eligible for a performance based restricted share grant based on Lexxus Mexico reaching specific targets of revenue and earnings before interest, tax, depreciation and amortization per year.

     As of November 1, 2004, the Company and Lexxus Japan entered into an employment agreement with Richard Johnson pursuant to which Mr. Johnson agreed to serve as the

Company’s President — Japan and as the Representative Director of Lexxus Japan. The term of Mr. Johnson’s employment with the Company commenced on November 1, 2004 and ends on December 31, 2006. The Company agreed to pay Mr. Johnson an annual base salary of $480,000 as well as a performance bonus in accordance with the Company’s bonus program as approved by the Compensation Committee of the Board of the Directors. Pursuant to the agreement, Mr. Johnson is entitled to be reimbursed for reasonable business expenses as well as expenses related to relocating to, and living in, Japan. In addition, the Company has agreed to pay for travel expenses, certain living allowances, local transportation, certain form of tax equalization and certain club membership fees on behalf of Mr. Johnson. The employment agreement with Mr. Johnson contains other customary terms and conditions.

See “Certain Relationships and Related Transactions” for a description of the employment agreements with John Cavanaugh and Jason Landry.

Option Agreements

     In January 2001, the Company entered into a consulting contract with Benchmark Consulting Group, an affiliate of Mark Woodburn, the Company’s President and former Chief Financial Officer, and Terry A. LaCore, the Chief Executive Officer of Lexxus International, both directors of the Company, pursuant to which Benchmark agreed to advise the Company in connection with the acquisition of, startup of, and/or merger with other companies introduced to, the Company by Benchmark, and any divesture of, the Company’s assets, subsidiaries, or the sale of, the Company itself. The Company issued to Benchmark options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $1.10 per share. The options vested upon issuance and expire on January 18, 2011. In September 2002, such options were assigned to the LaCore and Woodburn Partnership, a general partnership owned by Terry A. LaCore and Mark Woodburn.

     In July 2002, the Company issued options to purchase 60,000 shares of common stock to each of Sir Brian Wolfson and Mr. Randall A. Mason as compensation for serving as directors of the Company. The options are exercisable at $1.50 per share until July 24, 2007. In April 2003, the Company issued options to purchase 5,000 shares of common stock to Robert H. Hesse as compensation for serving as a director of the Company. The options granted Mr. Hesse are exercisable at $1.80 per share until April 9, 2006.

     As of October 14, 2002, in exchange for Mr. LaCore’s execution of the amendment to the LaCore Option and as compensation for Mr. LaCore’s exemplary performance of his duties as Chief Executive Officer of Lexxus, the Company granted to Mr. LaCore options exercisable for 570,000 shares of common stock at an exercise price of $1.00 per share for a period of ten (10) years (the “New LaCore Option”). In November 2002, the New LaCore Option was amended to require the option holder to obtain Company approval before such holder could use the cashless exercise feature. Subsequently, the Company has accounted for the options as fixed options.

     As of October 14, 2002, in exchange for the LaCore and Woodburn Partnership’s execution of the amendment to the Benchmark Option and as compensation for Mr. Woodburn’s exemplary performance of his duties as President of the Company, the Company issued to the

Partnership options exercisable for 570,000 shares of common stock at an exercise price of $1.00 per share for a period of ten (10) years (the “Partnership Option”). In November 2002, the Partnership Option was amended to require the option holder to obtain Company approval before such holder could use the cashless exercise feature.

PRINCIPAL SHAREHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

     The following table shows the amount of the Company’s common stock beneficially owned (unless otherwise indicated) as of March 31, 2005 by (i) each shareholder we know is the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Compensation of Executive Officers” and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and documents filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them.

	Amount and
	Nature of		Percent
Name and Address	Beneficial		of
of Beneficial Owner(1)	Ownership(2)		Class(2)

Sir Brian Wolfson(3)	79,127	(4)	1.1%

Mark D. Woodburn(5)	616,922	(6)	8.3%

Terry A. LaCore(7)	1,670,890	(8)	20.8%

Randall A. Mason(9)	118,762	(10)	1.7%

Robert H. Hesse(11)	65,768	(12)	1.0%

Chris Sharng(13)	11,459	(14)	0.2%

John Cavanaugh(15)	453,968	(16)	6.4%

Goodwood Inc. 212 King Street West, Ste 201 Toronto, Canada M5H 1K5	492,400	(17)	7.1%

Directors and Executive Officers As a Group (10 persons)	2,399,974	(4)(6)(8)(10)(12)(14)(16)	24.3%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Natural Health Trends Corp., 12901 Hutton Drive, Dallas, Texas 75234

(2)	Any securities not outstanding that are subject to options or conversion privileges exercisable within 60 days of March 31, 2005 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K of the Securities Act 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 6,819,667 shares of common stock outstanding (excluding treasury shares) as of March 31, 2005.

(3)	Sir Brian Wolfson is the Chairman of the Board of Directors of the Company.

(4)	Includes (i) 60,000 shares issuable upon the exercise of options held by Capital Development S.A, an entity controlled by Sir Brian Wolfson (“Capital Development”), (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Capital Development, (iii) 4,190 shares of common stock owned by Capital Development, and (iv) 12,953 shares of common stock owned by Schweco Nominee Limited, an entity controlled by Sir Brian Wolfson.

(5)	Mr. Woodburn is a director and the President and Secretary of the Company.

(6)	Includes (i) 14,938 shares of common stock held by the LaCore and Woodburn Partnership, a general partnership with respect to which Mr. Woodburn is a general partner, (ii) 600,000 shares of common stock issuable upon the exercise of options held by the LaCore and Woodburn Partnership and (iii) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership.

(7)	Mr. LaCore is Chief Executive Office of Lexxus International, Inc. and a director of the Company.

(8)	Includes (i) 14,938 shares of common stock held by LaCore and Woodburn Partnership, a general partnership with respect to which Mr. LaCore is a general partner, (ii) 600,000 shares issuable upon the exercise of options held by the LaCore and Woodburn Partnership, (iii) 1,984 shares of common stock issuable upon the exercise of warrants held by LaCore and Woodburn Partnership, (iv) 600,000 shares of common stock issuable upon the exercise of options held by Mr. LaCore, (v) 450,000 shares of common stock issued to Mr. LaCore as part of the purchase price for Marketvision, (vi) 1,984 shares of common stock purchased by Mr. LaCore as part of the October 2004 Private Placement of Units, (vi) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. LaCore.

(9)	Mr. Mason is a director of the Company.

(10)	Includes (i) 60,000 shares of common stock issuable upon the exercise of options held by Mr. Mason, (ii) 27,399 shares owned by Marden Rehabilitation Associates, Inc., an entity controlled by Mr. Mason, and (iii) 31,363 shares of common stock owned by Magco, Inc, and entity controlled by Mr. Mason.

(11)	Mr. Hesse is a director of the Company.

(12)	Includes (i) 5,000 shares of common stock issuable upon the exercise of options held by Mr. Hesse, (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Hesse, and (iii) 58,784 shares of common stock owned by Mr. Hesse.

(13)	Mr. Sharng is the Executive Vice President and Chief Financial Officer of the Company.

(14)	Includes (i) 1,984 shares of common stock, (ii) 1984 shares of common stock issuable upon the exercise of warrants held by Mr. Sharng, (ii) 5,825 shares of common stock issuable upon the exercise of options held by Mr. Sharng and vested as of the record date, and (iii) 1,666 shares of common stock issuable upon the exercise of options held by Mr. Sharng vesting within 60 days of March 31, 2005, specifically, 833 options on April 1, 2005 and 833 options on May 1, 2005.

(15)	Mr. Cavanaugh is President of MarketVision.

(16)	Includes (i) 253,580 shares of common stock issuable upon the exercise of options held by Mr. Cavanaugh, (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Cavanaugh, and (iii) 198,404 shares of common stock held by Mr. Cavanaugh.

(17)	According to Schedule 13G filed by Goodwood Inc., Cameron MacDonald and Peter Puccetti with the Securities and Exchange Commission on February 14, 2005, Goodwood Inc. does not directly own any shares of the Company’s common stock. Goodwood Inc. acts as the investment manager of each of Goodwood Fund, Arrow Goodwood Fund, Goodwood Capital Fund, Goodwood Fund 2.0 and KBSH Goodwood Fund and is deemed to beneficially own 471,100 shares of the Company’s common stock held by them, which includes 119,000 shares of common stock issuable upon the exercise of certain warrants. Mr. MacDonald and Mr. Puccetti control Goodwood Inc. and are thereby deemed to beneficially own 471,100 shares of common stock. In addition, Mr. MacDonald, as sole owner of BC 628088 Ltd., beneficially owns 21,300 shares of the Company’s common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     S&B Business Services. In August 2001, the Company entered into a written lease agreement and an oral management agreement with S&B Business Services, an affiliate of Brad LaCore, the brother of Terry LaCore, and Sherry LaCore, Brad LaCore’s wife. Under the terms of the two agreements, S&B Business Services provides warehouse facilities and certain equipment, manages and ships inventory, provides independent distributor support services and disburses payments to independent distributors. In exchange for these services the Company pays $18,000 a year for leasing a warehouse, $3,600 a year for the lease of warehouse equipment and $120,000 for the management services provided, plus an annual approximately $12,000 for business related expenses. The Company paid S&B Business Services approximately $150,000 and $160,000 during 2003 and 2004, respectively.

     William Woodburn. In September 2001, the Company entered into an oral consulting agreement with William Woodburn, the father of Mark Woodburn, President of the Company and a director, pursuant to which William Woodburn provided the Company with management advice and other advisory assistance. In exchange for such services, the Company starting June 8, 2001 paid to Ohio Valley Welding, Inc., an affiliate of Mr. Woodburn $6,250 on a bi-weekly basis. The Company paid $168,750 and $118,750 during 2003 and 2004, respectively, to Ohio Valley Welding, Inc. The consulting agreement between the Company and Mr. Woodburn was terminated as of September 30, 2004.

     MarketVision. As of March 31, 2004, the Company entered into an Agreement and Plan of Merger with MarketVision Communications Corporation, a Minnesota corporation. (“MarketVision”), and MVMergerCo, Inc. a Delaware corporation and wholly owned subsidiary of the Company (“MergerCo”), pursuant to which MarketVision was merged with and into

MergerCo (the “Merger”). In exchange for all of the outstanding capital stock of MarketVision, the Company issued 690,000 shares of the Company’s common stock (the “Issued Shares”), promissory notes in the aggregate principal amount of approximately $3.2 million (the “Notes”) and a cash payment of $1,336,875, less pre-acquisition net payables due MarketVision of approximately $646,000, for a total purchase price of approximately $17.6 million, including acquisition costs of approximately $153,000. There were a total of three Notes issued by the Company, two of which were 6 month notes bearing interest at 4% per annum, and one of which is a 21-month note bearing interest at 4.5% per annum. MarketVision has been the exclusive developer and service provider of the direct selling software used by Lexxus’s business worldwide since mid-2001. Each of the 6-month notes was repaid in full in October 2004. The Company paid the former owners of MarketVision—Mr. Terry A. LaCore, a member of the Board of Directors and the Chief Executive Officer of Lexxus International, Inc. Mr. John Cavanaugh, President of MarketVision Communications Corp. and Mr. Jason Landry, Vice President—Development of MarketVision Communications Corp.—principal and interest payments in 2004 as follows:

Name	Principal	Interest	Total
Terry A. LaCore	$538,232	$13,417	$551,649

John Cavanaugh	1,631,795	35,288	1,667,083

Jason Landry	362,918	7,848	370,766

      MarketVision hosts and maintains the internet technology for the Company and charges an annual fee for this service based upon the number of enrolled distributors of the Company’s products. MarketVision earned revenues for this service of approximately $1,839,000 and $579,000 for the year ended December 31, 2003 and three months ended March 31, 2004, respectively.

     Management believes that the MarketVision transaction was in the best interests of the Company because (i) the success of the Company’s business is dependent upon the direct selling software and services provided to the Company by MarketVision and (ii) the Company anticipates enrolling a significant number of new distributors in the future, which would be very expensive under the former compensation agreement between the Company and MarketVision. Since the former owners of MarketVision include Terry A. LaCore, a member of the Company’s Board of Directors and the Chief Executive Officer of Lexxus International, Inc., a wholly owned subsidiary of the Company (“Lexxus”), the Board of Directors hired Bernstein, Conklin & Balcombe, an independent appraisal firm, to assess the fairness of the transaction with MarketVision from a financial point of view. As of March 31, 2004, Bernstein, Conklin & Balcombe delivered its opinion to the Company’s Board of Directors that the MarketVision transaction is fair to the Company from a financial point of view.

     In addition, the Company entered into a shareholder’s agreement with the former shareholders of MarketVision. Such agreement contains customary terms and conditions, including restrictions on transfer of the Issued Shares, rights of first refusal and indemnification. Further, the shareholder’s agreement contains a one time put right related to 240,000 Issued Shares for the benefit of the former stockholders of MarketVision (other than Mr. LaCore) that requires the Company, during the six month period following the earlier of (i) the first anniversary of the closing date, or (ii) the date on which the Issued Shares are registered with the Securities and Exchange Commission (the

“SEC”) for resale to the public, to repurchase all or part of such shares still owned by the such stockholders for $4.00 per share less any amount previously received by such stockholders from the sale of the Issued Shares. The Company has recorded this obligation of $960,000 as mezzanine common stock in the consolidated balance sheet. The estimated fair value of the put right based on the Black-Scholes option pricing model, as determined by the independent valuation firm, of approximately $133,000 was not included in the cost of MarketVision due to materiality.

     MergerCo entered into employment agreements (the “Employment Agreements”) with each of John Cavanaugh and Jason Landry, the former owners (along with Mr. LaCore) of MarketVision, pursuant to which they have agreed to serve as President and Vice President -Development of MergerCo, respectively, following the Merger. The Employment Agreements provide Mr. Cavanaugh and Mr. Landry with annual salaries of $193,000 and $130,000, respectively, as well as options to purchase 253,580 and 56,420 shares of the Company’s common stock, respectively, at an exercise price of $18.11 per share which represented market value at the time. The Employment Agreements contain customary terms including confidentiality and non-competition provisions. Lexxus has executed a guaranty of the obligations of MergerCo under the Employment Agreements. Immediately following the Merger, MergerCo changed its name to MarketVision Communications Corp.

     The Company and MergerCo have also entered into a license agreement with MarketVision Consulting Group, LLC, an entity owned by the former shareholders of MarketVision (other than Mr. LaCore), pursuant to which MarketVision Consulting will have the right to use, develop, modify, market, distribute and sublicense the MarketVision software to third parties in the event that the Company defaults on its payment obligations under the Notes or the Employment Agreements.

     Private Placement. In October 2004, the Company entered into a securities purchase agreement (and subscription agreements with respect to certain Canadian investors) and a registration rights agreement with certain institutional and accredited investors as well as certain officers and directors of the Company. Pursuant to the purchase agreements, the Company agreed to sell, and the buyers agreed to purchase, a total of 1,369,704 units of the Company’s securities and subscription at a price of $12.595 per unit. Each unit consists of one share of common stock, and one common stock purchase warrant exercisable for one share of common stock at any time through October 6, 2009 at an exercise price of $12.47 per share. Assuming the exercises of all the warrants, the net proceeds to the Company will be an additional $17 million.

     Pursuant to the registration rights agreement, the Company has agreed to register the shares included in the units and the shares issuable upon exercise of the warrants for resale under the Act. The registration rights agreement provides for the payment of certain liquidated damages in the event that delays are experienced in the Securities and Exchange Commission’s declaring that registration statement effective. The Company agrees to use commercially reasonable efforts to effect and maintain the effectiveness of a registration statement. If the registration statement is not effective 180 days after the closing date, or approximately April 4, 2005, the Company will be required to pay the buyers the aggregate of approximately $85,000, which also applies in the event that the Company fails to maintain the effectiveness of the registration statement after its initial effectiveness, subject to certain exceptions. The Company paid a total of approximately $85,000 in liquidated damages on April 14, 2005. The registration rights agreement also provides indemnification and contribution remedies to the Buyers in connection with the resale of shares pursuant to such registration statement.

     Each of (i) Sir Brian Wolfson, Chairman of the Board of the Company, (ii) Mark D. Woodburn, President and a director of the Company, (iii) Terry A. LaCore, CEO of Lexxus International, Inc. and a director of the Company, (iv) Chris Sharng, Executive Vice President

and Chief Financial Officer of the Company, (v) John Cavanaugh, President of MarketVision Communications Corp., and (vi) Robert H. Hesse, a director of the Company, invested approximately $25,000 and purchased 1,984 Units upon the same terms and conditions as the other Buyers in the private placement. In addition, certain funds with respect to which Goodwood Inc. acts as an investment manager invested a total of $1,498,805 and purchased 119,000 Units. See “Principal Shareholders — Security Ownership of Certain Beneficial Owners and Management.”

     Other. The Company’s former Controller is married to Mark Woodburn, the Company’s President, and her employment with the Company ended in August 2004. The Company paid her $100,000 during each of 2003 and 2004.

     See “Compensation of Executive Officers — Employment Agreements” and “Compensation of Executive Officers — Option Agreements” for other related party transactions.

DESCRIPTION OF SECURITIES

     Under our certificate of incorporation, as amended, we are authorized to issue up to 500,000,000 shares of common stock, par value $.001 per share, and 1,500,000 shares of preferred stock, par value $1,000 per share. As of April 21, 2005, there were 6,819,667 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     The holders of common stock are entitled to one vote for each share of such stock held of record by them. Subject to the preferences of any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the prior rights of the holders of outstanding shares of preferred stock. Upon our liquidation or dissolution, holders of common stock are entitled to receive all assets available for distribution to security holders, after payment of creditors and preferential liquidation distributions to preferred security holders, if any exist at the time of such liquidation. The common stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Common Stock Purchase Warrants

     Set forth below is information concerning the common stock purchase warrants issued by us to our investors in October 2004.

     Our common stock purchase warrants are exercisable from October 6, 2004 and for the five year period thereafter at an exercise price of $12.47 per share. The warrants are not listed for trading on any exchange or for quotation on any Nasdaq Market, the OTC Bulletin Board or the Pink Sheets, but are transferable. If we subdivide our outstanding shares of common stock into a greater number of shares or combine our outstanding shares of common stock into a smaller number of shares or issue by reclassification of our outstanding shares of common stock any shares of our capital stock (including any such reclassification in connection with a consolidation or merger in which we are the continuing corporation), then the number of shares of common stock issuable upon the exercise of the warrants and the exercise price then in effect shall be adjusted by us so that the holder of the warrant thereafter exercising his, her or its warrants shall be entitled to receive the number of shares of our common stock or other capital stock which the holder of the warrant would have received if the warrant had been exercised immediately prior to such event upon payment of the exercise price that has been adjusted to reflect a fair allocation of the economics of such event to the holder of the warrant. In addition, if we consolidate or merger with another corporation in which we are not the survivor, or sell, transfer or dispose of all or substantially all of our assets to another corporation, then, as a condition of such transaction, a similar warrant exercisable for securities of the acquiring or surviving entity shall be issued. We have agreed to register the shares of our common stock underlying the warrants on a registration statement within 180 days following October 6, 2004.

Registration Rights

     The Company entered into a Stockholders Agreement with the former shareholders of MarketVision. Such agreement contained customary terms and conditions, including restrictions on transfer of the issued shares, rights of first refusal and indemnification. Further, the Stockholders Agreement contains a one time put right for the benefit of the former shareholders of MarketVision (other than Mr. LaCore) that requires the Company, during the six month period following the earlier of (i) the first anniversary of the closing date, or (ii) the date on which the issued shares are registered with the Securities and Exchange Commission for resale to the public, to repurchase all or part of the issued shares still owned by the such stockholders for $4.00 per share less any amount previously received by such stockholders from the sale of the issued shares. The agreement also provided the former shareholders of MarketVision with piggyback registration rights in the event the Company files a registration statement with the Securities and Exchange Commission covering the resale of Company securities, other than on Form S-4, Form S-8, and stock option grants for the former shareholders (other than Mr. LaCore). See “Compensation of Executive Officers — 2002 Stock Plan” for a description of our 2002 Stock Plan.

     The Company entered into a registration rights agreement with the investors in its private placement of units in October 2004. Pursuant to the registration right agreement, the Company has agreed to register the shares included in the units and the shares issuable upon exercise of the Warrants for resale under the Act. The registration rights agreement provides for the payment of certain liquidated damages in the event that delays are experienced in the Securities and Exchange Commission’s declaring that registration statement effective. The Company agrees to use commercially reasonable efforts to effect and maintain the effectiveness of a registration statement. If the registration statement is not effective 180 days after the closing date, or approximately April 4, 2005, the Company will be required to pay the buyers the aggregate of approximately $85,000, which also applies in the event that the Company fails to maintain the effectiveness of the registration statement after its initial effectiveness, subject to certain exceptions. The Company paid a total of approximately $85,000 in liquidated damages on April 14, 2005. The registration rights agreement also provides indemnification and contribution remedies to the buyers in connection with the resale of shares pursuant to such registration statement. See “Business — Private Placement of Units.”

Transfer Agent

     The transfer agent for our common stock is Continental Stock Transfer and Trust Company.

SELLING SHAREHOLDERS

     The shares of common stock being offered by the selling stockholders are shares of common stock, and shares of common stock issuable upon exercise of the warrants which were sold by the Company in a private placement transaction. In addition, certain of the selling stockholders were issued shares of the Company’s common stock in connection with the Company’s minority interest purchase of Lexxus U.S. and the merger with MarketVision. See “Business — Recent Developments.” For additional information regarding the common shares and warrants, see “Business — Private Placement of Units.” We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares and warrants and except as set forth in the footnotes to the chart below, the selling stockholders have not had any material relationship with us within the past three years.

     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common shares and warrants, as of April 21, 2005, assuming exercise of all warrants held by the selling stockholders on that date.

     The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

     In accordance with the terms of registration rights agreements with the holders of the Company’s shares of common stock and warrants, this prospectus generally covers the resale of a number of shares of common stock equal to the number of shares of common stock issued to the selling stockholders plus the number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted for anti-dilution protection, the number of shares that would actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

     The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

			Maximum Number
	Number of Shares		of Shares to be Sold		Number of Shares	Percent
	Owned Prior to		Pursuant to this		Owned After	After
Name of Selling Stockholder	Offering[1]		Prospectus[1]		Offering[1]	Offering[1]

Acuity Global Equity Fund [2]	4,800	[3]	4,800	[3]	0	*

Acuity Clean Environment Balanced Fund [2]	40,000	[4]	40,000	[4]	0	*

Acuity Clean Environment Equity Fund [2]	70,000	[5]	70,000	[5]	0	*

Acuity Clean Environment Global Equity Fund [2]	22,000	[6]	22,000	[6]	0	*

Acuity Clean Environment Science & Technology [2]	1,800	[7]	1,800	[7]	0	*

Acuity NT Special Equity Fund [2]	50,000	[8]	50,000	[8]	0	*

Acuity Pooled Environment Science & Technology Fund [2]	600	[9]	600	[9]	0	*

Acuity Pooled Global Balanced Fund [2]	400	[10]	400	[10]	0	*

Acuity Pooled Global Equity Fund [2]	4,000	[11]	4,000	[11]	0	*

Acuity Pooled Venture Fund [2]	2,000	[12]	2,000	[12]	0	*

Acuity Social Values Global Equity Fund [2]	12,000	[13]	12,000	[13]	0	*

Altairis Investments Limited Partnership [14]	16,480	[15]	16,480	[15]	0	*

Altairis Offshore [14]	189,520	[16]	189,520	[16]	0	*

Arrow Clocktower [17]	20,000	[18]	20,000	[18]	0	*

Arrow Goodwood Fund [19]	80,682	[20]	80,682	[20]	0	*

Avondale Partners LLC [21]	45,000	[22]	45,000	[22]	0	*

James G. Baker, III	15,800	[23]	15,800	[23]	0	*

Michael Bray [24]	33,333	[25]	33,333	[25]	0	*

BTR Global Growth Trading Limited [26]	157,080	[27]	157,080	[27]	0	*

			Maximum Number
	Number of Shares		of Shares to be Sold		Number of Shares		Percent
	Owned Prior to		Pursuant to this		Owned After		After
Name of Selling Stockholder	Offering[1]		Prospectus[1]		Offering[1]		Offering[1]

BTR Global Opportunity Trading Limited	80,920	[28]	80,920	[28]	0		*

Burlingame Asset Management, LLC	47,600	[29]	47,600	[29]	0		*

Cascade Capital Partners II, L.P. [30]	19,044	[31]	19,044	[31]	0		*

Cascade Capital Partners, L.P. [30]	298,356	[32]	298,356	[32]	0		*

John Cavanaugh [33]	454,024	[34]	200,444	[35]	253,580	[36]	3.6%

Clocktower Partners L.P. [17]	46,000	[37]	46,000	[37]	0		*

Rick Durst	120,000	[38]	120,000	[38]	0		*

Epic Limited Partnership [39]	15,840	[40]	15,840	[40]	0		*

Epic Limited Partnership II [39]	15,840	[40]	15,840	[40]	0		*

Front Street Investment Management Inc.	103,200	[41]	103,200	[41]	0		*

John Gildner	158,000	[42]	158,000	[42]	0		*

Goodwood Capital Fund [19]	14,042	[43]	14,042	[43]	0		*

Goodwood Fund [19]	126,854	[44]	126,854	[44]	0		*

Goodwood Fund 2.0 [19]	9,996	[45]	9,996	[45]	0		*

Barry Gruman	238,000	[46]	238,000	[46]	0		*

Robert Hesse [47]	65,768	[48]	3,968	[35]	61,800	[49]	*

K2 Principal Fund LP	41,200	[50]	41,200	[50]	0		*

KBSH Goodwood Fund [19]	6,426	[51]	6,426	[51]	0		*

Terry LaCore [52]	1,683,844	[53]	453,968	[35]	1,229,876	[54]	15.3%

Scott Lamacraft [55]	39,600	[56]	39,600	[56]	0		*

			Maximum Number
	Number of Shares		of Shares to be Sold		Number of Shares		Percent
	Owned Prior to		Pursuant to this		Owned After		After
Name of Selling Stockholder	Offering[1]		Prospectus[1]		Offering[1]		Offering[1]

Jason Landry [57]	100,000	[58]	43,580		56,420	[58]	*

Millenium Partners, L.P.[39]	7,920	[59]	7,920	[59]	0		*

MMCAP International Inc	119,000	[60]	119,000	[60]	0		*

MMI Group Inc.	206,000	[61]	206,000	[61]	0		*

Jeff Provost[24]	33,333	[25]	33,333	[25]	0		*

Stephen P. & Anne Radar Living Trust	25,000	[25]	25,000	[62]	0		*

Clara Serruya	158,000	[63]	158,000	[63]	0		*

Chris Sharng [64]	8,960	[65]	3,968	[35]	4,992	[66]	*

Sprott Securities Inc.[21]	39,600	[67]	39,600	[67]	0		*

Stirling Capital Partners, G.P.[17]	35,000	[68]	35,000	[68]	0		*

Pam and Rodney Sullivan[24]	33,334	[25]	33,334	[25]	0		*

Sir Brian Wolfson [69]	79,127	[70]	3,968	(35)	75,159	[71]	1.1%

Mark Woodburn [72]	616,922	[73]	3,968	[35]	612,954	[74]	8.3%

J. Zechner Associates Inc.	12,000	[75]	12,000	[75]	0		*

*	Indicates beneficial ownership of less than 1%

[1]	Percentage of ownership is calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, using 6,819,667 shares of common stock outstanding as of April 21, 2005.

[2]	Acuity Investment Management is the trustee for Acuity Global Equity Fund, Acuity Clean Environment Balanced Fund, Acuity Clean Environment Equity Fund, Acuity Clean Environment Global Equity Fund, Acuity Clean Environment Science & Technology, Acuity NT Special Equity Fund, Acuity Pooled Environment Science & Technology Fund, Acuity Pooled Global Balanced Fund, Acuity Pooled Global Equity Fund, Acuity Pooled Venture Fund, and Acuity Social Values Global Equity Fund.

[3]	Includes 2,400 shares of common stock issuable upon the exercise of 2,400 warrants.

[4]	Includes 20,000 shares of common stock issuable upon the exercise of 20,000 warrants.

[5]	Includes 35,000 shares of common stock issuable upon the exercise of 35,000 warrants.

[6]	Includes 11,000 shares of common stock issuable upon the exercise of 11,000 warrants.

[7]	Includes 900 shares of common stock issuable upon the exercise of 900 warrants.

[8]	Includes 25,000 shares of common stock issuable upon the exercise of 25,000 warrants.

[9]	Includes 300 shares of common stock issuable upon the exercise of 300 warrants.

[10]	Includes 200 shares of common stock issuable upon the exercise of 200 warrants.

[11]	Includes 2,000 shares of common stock issuable upon the exercise of 2,000 warrants.

[12]	Includes 1,000 shares of common stock issuable upon the exercise of 1,000 warrants.

[13]	Includes 6,000 shares of common stock issuable upon the exercise of 6,000 warrants.

[14]	Polar Securities, Inc. is the agent for Altairis Investments Limited Partnership and Altairis Offshore.

[15]	Includes 8,240 shares of common stock issuable upon the exercise of 8,240 warrants.

[16]	Includes 94,760 shares of common stock issuable upon the exercise of 94,760 warrants.

[17]	Mr. David Benwell is the agent for Arrow Clocktower, Clocktower Partners LLP, and Stirling Capital Partners, G.P.

[18]	Includes 10,000 shares of common stock issuable upon the exercise of 10,000 warrants.

[19]	Goodwood Inc. is the investment manager for Arrow Goodwood Fund, Goodwood Fund, Goodwood Fund 2.0, KBSH Goodwood Fund, Goodwood Capital Fund. See “Principal Shareholders.”

[20]	Includes 40,341 shares of common stock issuable upon the exercise of 40,341 warrants.

[21]	Avondale Partners, LLC and Sprott Securities, Inc. served as placement agents in the private placement of the Company’s shares of common stock and warrants in October 2004.

[22]	Includes 22,500 shares of common stock issuable upon the exercise of 22,500 warrants.

[23]	Includes 7,900 shares of common stock issuable upon the exercise of 7,900 warrants.

[24]	Messrs Bray, Provost and Sullivan and Ms. Sullivan were former shareholders of Lexxus International, Inc., a subsidiary of the Company. Each of Messrs Bray and Sullivan and Ms. Sullivan are currently consultants to the Company. Mr. Provost is currently employed by the Company.

[25]	Issued in connection with the acquisition of shares of Lexxus International, Inc. See “Business — Recent Developments.”

[26]	SalidaCapital Management is the investment manager for BTR Global Growth Trading Limited and BTR Global Opportunity Trading Limited.

[27]	Includes 78,540 shares of common stock issuable upon the exercise of 78,540 warrants.

[28]	Includes 40,460 shares of common stock issuable upon the exercise of 40,460 warrants.

[29]	Includes 23,800 shares of common stock issuable upon the exercise of 23,800 warrants.

[30]	Gryphon Capital Management, LLC is general partner of Cascade Partners, L.P. and Cascade Partners II, L.P.

[31]	Includes 9,522 shares of common stock issuable upon the exercise of 9,522 warrants.

[32]	Includes 149,178 shares of common stock issuable upon the exercise of 149, 178 warrants.

[33]	Mr. Cavanaugh is President of MarketVision.

[34]	Includes (i) 253,580 shares of common stock issuable upon the exercise of options held by Mr. Cavanaugh, and (ii) 1,984 shares of common stock issuable upon the exercise of 1,984 warrants.

[35]	Includes 1,984 shares of common stock issuable upon the exercise of 1,984 warrants.

[36]	Includes 253,580 shares of common stock issuable upon the exercise of options held by Mr. Cavanaugh.

[37]	Includes 23,000 shares of common stock issuable upon the exercise of 23,000 warrants.

[38]	Includes 60,000 shares of common stock issuable upon the exercise of 60,000 warrants.

[39]	Epic Capital Management Inc. is the investment advisor for Epic Partnership and Epic Partnership II.

[40]	Includes 7,920 shares of common stock issuable upon the exercise of 7,920 warrants.

[41]	Includes 51,600 shares of common stock issuable upon the exercise of 51,600 warrants.

[42]	Includes 79,000 shares of common stock issuable upon the exercise of 79,000 warrants.

[43]	Includes 7,021 shares of common stock issuable upon the exercise of 7,021 warrants.

[44]	Includes 63,427 shares of common stock issuable upon the exercise of 63,427 warrants.

[45]	Includes 4,998 shares of common stock issuable upon the exercise of 4,998 warrants.

[46]	Includes 119,000 shares of common stock issuable upon the exercise of 119,000 warrants.

[47]	Mr. Hesse is a director of the Company.

[48]	Includes (i) 5,000 shares of common stock issuable upon the exercise of 5,000 options, and (ii) 1,984 shares of common stock issuable upon the exercise of 1,984 warrants.

[49]	Includes 5,000 shares of common stock issuable upon the exercise of 5,000 options.

[50]	Includes 20,600 shares of common stock issuable upon the exercise of 20,600 warrants.

[51]	Includes 3,213 shares of common stock issuable upon the exercise of 3,213 warrants.

[52]	Mr. LaCore is Chief Executive Office of Lexxus U.S. and a director of the Company.

[53]	Includes (i) 14,938 shares of common stock held by LaCore and Woodburn Partnership, a general partnership with respect to which Mr. LaCore is a general partner, (ii) 600,000 shares issuable upon the exercise of options held by the LaCore and Woodburn Partnership, (iii) 600,000 shares of common stock issuable upon the exercise of options held by Mr. LaCore, (iv) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership, and (v) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. LaCore.

[54]	Includes (i) 14,938 shares of common stock held by LaCore and Woodburn Partnership, a general partnership with respect to which Mr. LaCore is a general partner, (ii) 600,000 shares issuable upon the exercise of options held by the LaCore and Woodburn Partnership, (iii) 600,000 shares of common stock issuable upon the exercise of options held by Mr. LaCore, and (iv) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership.

[55]	Mr. Lamacraft is Chief Executive Officer of Sprott Securities Inc.

[56]	Includes 19,800 shares of common stock issuable upon the exercise of 19,800 warrants.

[57]	Mr. Landry is the Vice President — Development of MarketVision.

[58]	Includes 56,420 shares of common stock issuable upon the exercise of 56,420 options.

[59]	Includes 3,960 shares of common stock issuable upon the exercise of 3,960 warrants.

[60]	Includes 59,500 shares of common stock issuable upon the exercise of 59,500 warrants.

[61]	Includes 103,000 shares of common stock issuable upon the exercise of 103,000 warrants

[62]	Includes 62,500 shares of common stock issuable upon the exercise of 62,500 warrants

[63]	Includes 79,000 shares of common stock issuable upon the exercise of 79,000 warrants.

[64]	Mr. Sharng is the Executive Vice President and Chief Financial Officer of the Company.

[65]	Includes (i) 1,984 shares of common stock issuable upon the exercise of warrants, and (ii) 4,992 shares of common stock issuable upon the exercise of 4,992 options.

[66]	Includes 4,992 shares of common stock issuable upon the exercise of 4,992 options.

[67]	Includes 19,800 shares of common stock issuable upon the exercise of 19,800 warrants.

[68]	Includes 17,500 shares of common stock issuable upon the exercise of 17,500 warrants.

[69]	Sir Brian Wolfson is the Chairman of the Board of Directors of the Company.

[70]	Includes (i) 60,000 shares issuable upon the exercise of options held by Capital Development S.A, an entity controlled by Sir Brian Wolfson (“Capital Development”), (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Capital Development, (iii) 4,190 shares of common stock owned by Capital Development, and (iv) 12,953 shares of common stock owned by Schweco Nominee Limited, an entity controlled by Sir Brian Wolfson.

[71]	Includes (i) 60,000 shares issuable upon the exercise of options held by Capital Development S.A, an entity controlled by Sir Brian Wolfson (“Capital Development”), (ii) 4,190 shares of common stock owned by Capital Development, and (iii) 12,953 shares of common stock owned by Schweco Nominee Limited, an entity controlled by Sir Brian Wolfson.

[72]	Mr. Woodburn is a director and the President and Secretary of the Company.

[73]	Includes (i) 14,938 shares of common stock held by the LaCore and Woodburn Partnership, a general partnership with respect to which Mr. Woodburn is a general partner, (ii) 600,000 shares of common stock issuable upon the exercise of options held by the LaCore and Woodburn Partnership and (iii) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership.

[74]	Includes (i) 12,954 shares of common stock held by the LaCore and Woodburn Partnership, a general partnership with respect to which Mr. Woodburn is a general partner, and (ii) 600,000 shares of common stock issuable upon the exercise of options held by the LaCore and Woodburn Partnership.

[75]	Includes 6,000 shares of common stock issuable upon the exercise of 6,000 warrants.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock owned by the selling stockholders, and the shares of common stock issuable upon exercise of the warrants owned by certain of the selling stockholders, to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders would be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer would attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales

•	pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

     The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest would be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, would be distributed which would set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholder could sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling stockholders and any other person participating in such distribution would be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $240,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation, as amended, incorporates certain provisions permitted under the Business Corporation Act of Florida relating to the liability of Directors. The provisions eliminate a Director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director’s duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

     Our Certificate of Incorporation, as amended, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the Business Corporation Act of Florida. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

     Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm Brown Rudnick Berlack Israels LLP, New York, New York.

EXPERTS

     The consolidated financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements included in this prospectus and in the registration statement have been audited by Sherb & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC’s web site (http://www.sec.gov). This site contains reports and other information that we file electronically with the SEC. The registration statement and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries and are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

     We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent auditors and to make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim condensed consolidated financial statements.

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Natural Health Trends Corp.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Natural Health Trends Corp. (the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Natural Health Trends Corp. at December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the two years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements for the year ended December 31, 2003 have been restated (see Note 2).

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Dallas, Texas
March 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Natural Health Trends Corp.
Dallas, Texas

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Natural Health Trends Corp. (“the Company”) for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present, in all material respects, the consolidated results of operations and cash flows of Natural Health Trends Corp. for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements for the year ended December 31, 2002 have been restated (see Note 2).

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, New York
March 7, 2003 (except for note 2
which is dated as of March 24, 2004)

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	December 31,
	2003	2004
	As
	Restated
ASSETS

Current assets:
Cash and cash equivalents	$11,133	$22,324
Restricted cash	1,363	2,395
Accounts receivable	239	209
Inventories, net	3,580	13,991
Other current assets	1,646	2,096

Total current assets	17,961	41,015
Property and equipment, net	883	579
Goodwill	208	14,145
Intangible assets, net	509	5,474
Deferred tax assets	—	434
Other assets	779	458

Total assets	$20,340	$62,105

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,820	$2,248
Income taxes payable	1,443	1,797
Accrued distributor commissions	1,027	4,259
Other accrued expenses	1,012	3,250
Deferred revenue	6,943	9,551
Current portion of debt	168	796
Other current liabilities	659	1,595

Total current liabilities	15,072	23,496
Debt	31	22

Total liabilities	15,103	23,518
Commitments and contingencies
Minority interest	413	598
Mezzanine common stock	—	960
Stockholders’ equity:
Preferred stock, $1,000 par value; 1,500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized, 4,656,463 and 6,819,667 shares issued and outstanding at December 31, 2003 and 2004, respectively	4	7
Additional paid-in capital	34,007	64,933
Accumulated deficit	(29,040)	(27,799)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(147)	(112)

Total stockholders’ equity	4,824	37,029

Total liabilities and stockholders’ equity	$20,340	$62,105

The accompanying notes are an integral part of these consolidated financial statements.

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Net sales	$36,968	$62,576	$133,225
Cost of sales	7,752	13,676	29,321

Gross profit	29,216	48,900	103,904
Operating expenses:
Distributor commissions	16,834	27,555	68,579
Selling, general and administrative expenses	10,710	15,770	33,102
Stock-based compensation	1,434	—	—

Total operating expenses	28,978	43,325	101,681

Income from operations	238	5,575	2,223
Other income (expense), net	33	(1)	137

Income before income taxes and minority interest	271	5,574	2,360
Income tax provision	(300)	(860)	(663)
Minority interest	(232)	14	(456)

Income (loss) before discontinued operations	(261)	4,728	1,241
Gain from discontinued operations	2,400	—	—

Net income	2,139	4,728	1,241
Preferred stock dividends	70	1	—

Net income available to common stockholders	$2,069	$4,727	$1,241

Basic income per share:
Continuing operations	$(0.11)	$1.03	$0.22
Discontinuing operations	0.77	—	—

Net income	$0.66	$1.03	$0.22

Diluted income per share:
Continuing operations	$(0.11)	$0.83	$0.18
Discontinuing operations	0.77	—	—

Net income	$0.66	$0.83	$0.18

Weighted-average number of shares outstanding:
Basic	3,118	4,609	5,580

Diluted	3,118	5,688	6,822

The accompanying notes are an integral part of these consolidated financial statements.

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In Thousands, Except Share Data)

								Accumulated
					Additional			Other
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Loss	Total
BALANCE, December, 31, 2001	2,324	$2,324	2,209,433	$2	$29,558	$(35,836)	$(416)	$(2)	$(4,370)
Net income	—	—	—	—	—	2,139	—	—	2,139
Foreign currency translation adjustments	—	—	—	—	—	—	—	(7)	(7)

Total comprehensive income									2,132
Conversion of Series F preferred stock	(1,201)	(1,201)	610,995	1	1,200	—	—	—	—
Conversion of Series H preferred stock	(150)	(150)	137,497	—	150	—	—	—	—
Conversion of Series J preferred stock	(777)	(777)	1,025,397	1	776	—	—	—	—
Conversion of notes payable to common stock	—	—	236,663	—	280	—	—	—	—
Conversion of Series F preferred stock to note payable	(180)	(180)	—	—	—	—	—	—	(180)
Shares issued for services	—	—	19,510	—	36	—	—	—	36
Preferred stock dividends	—	—	—	—	70	(70)	—	—	—
Stock-based compensation	—	—	—	—	1,434	—	—	—	1,434
Deferred compensation	—	—	—	—	—	—	270	—	270

BALANCE, December 31, 2002	16	16	4,239,495	4	33,504	(33,767)	(146)	(9)	(398)
Net income	—	—	—	—	—	4,728	—	—	4,728
Foreign currency translation adjustments	—	—	—	—	—	—	—	(138)	(138)

Total comprehensive income									4,590
Conversion of Series J preferred stock	(16)	(16)	28,468	—	16	—	—	—	—
Shares issued in acquisition	—	—	360,000	—	433	—	—	—	433
Shares issued for services	—	—	28,500	—	53	—	—	—	53
Preferred stock dividends	—	—	—	—	1	(1)	—	—	—
Deferred compensation	—	—	—	—	—	—	146	—	146

BALANCE, December 31, 2003 (As Restated)	—	—	4,656,463	4	34,007	(29,040)	—	(147)	4,824
Net income	—	—	—	—	—	1,241	—	—	1,241
Foreign currency translation adjustments	—	—	—	—	—	—	—	35	35

Total comprehensive income									1,276
Shares issued in acquisitions	—	—	790,000	1	14,704	—	—	—	14,705
Exercise of stock options and warrants	—	—	3,500	—	25	—	—	—	25
Issuance of common stock and common stock purchase warrants in private placement	—	—	1,369,704	2	16,065	—	—	—	16,067
Imputed compensation	—	—	—	—	132	—	—	—	132

BALANCE, December 31, 2004	—	$—	6,819,667	$7	$64,933	$(27,799)	$—	$(112)	$37,029

The accompanying notes are an integral part of these consolidated financial statements.

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,139	$4,728	$1,241
Less gain from discontinued operations	(2,400)	—	—

Income (loss) from continuing operations	(261)	4,728	1,241
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization of property and equipment	155	418	495
Amortization of intangibles	44	115	801
Minority interest	232	(14)	456
Deferred income taxes	—	—	(515)
Imputed compensation	—	—	132
Stock-based compensation	1,434	—	—
Common stock issued for services and penalties	36	53	14
Change in deferred compensation	270	146	—
Changes in assets and liabilities, excluding acquisitions:
Accounts receivable	(392)	301	50
Inventories, net	(2,019)	(364)	(10,366)
Other current assets	(858)	43	(1,630)
Other assets	(4)	(375)	330
Accounts payable	1,476	482	230
Income taxes payable	300	933	406
Accrued distributor commissions	544	322	3,213
Other accrued expenses	690	(496)	2,099
Deferred revenue	2,214	3,493	2,560
Other current liabilities	601	(160)	912

Net cash provided by operating activities	4,462	9,625	428

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquired	—	—	(1,357)
Purchase of minority interest	—	—	(141)
Purchase of database	—	(191)	—
Purchases of property and equipment	(701)	(579)	(150)
Increase in restricted cash	(227)	(1,022)	(980)

Net cash used in investing activities	(928)	(1,793)	(2,628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	25	—	—
Payments on debt	(225)	(339)	(2,600)
Minority interest contribution	195	—	—
Proceeds from issuance of common stock, net	—	—	16,078

Net cash provided by (used in) financing activities	(5)	(339)	13,478

Effect of exchange rates on cash and cash equivalents	11	(224)	(87)

Net increase in cash and cash equivalents	3,540	7,269	11,191
CASH AND CASH EQUIVALENTS, beginning of year	324	3,864	11,133

CASH AND CASH EQUIVALENTS, end of year	$3,864	$11,133	$22,324

The accompanying notes are an integral part of these consolidated financial statements.

NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Natural Health Trends Corp. (the “Company”) is an international direct selling organization headquartered in Dallas, Texas. The Company was incorporated as a Florida corporation in 1988. Subsidiaries controlled by the Company sell products to a distributor network that either use the products themselves or resell them to consumers. The Company’s products promote health, wellness and vitality and are sold under the Lexxus and Kaire brands.

The Company’s majority-owned subsidiaries have an active physical presence in the following markets: North America, which consists of the United States and Canada; Greater China, which consists of Hong Kong, Taiwan and China; Southeast Asia, which consists of Singapore, Malaysia, the Philippines and Indonesia; Eastern Europe, which consists of Russia and other former Soviet Union Republics; Australia and New Zealand, South Korea, Japan, and Mexico.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from these estimates.

The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with obsolete inventory and the fair value of acquired intangible assets and goodwill, as well as those used in the determination of liabilities related to sales returns, distributor commissions, and income taxes. Various assumptions and other factors prompt the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account historical experience and current and expected economic conditions. Historically, actual results have not significantly deviated from those determined using the estimates described above.

Reclassification

Certain balances have been reclassified in the prior year consolidated financial statements to conform to current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.

Restricted Cash

The Company maintains a cash reserve with certain credit card processing companies to provide for potential uncollectible amounts and chargebacks. The cash reserve is calculated as a percentage of sales over a rolling monthly time period.

Inventories

Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the following estimated useful lives:

Office equipment and software	3 – 5 years
Furniture and fixtures	5 – 7 years
Leasehold improvements	Shorter of estimated useful life or lease term

Goodwill and Other Intangible Assets

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. No impairment of goodwill has been identified in any of the periods presented.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 5 to 7 years.

Impairment of Long-Lived Assets

The Company reviews property and equipment and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to its long-lived assets in any of the periods presented.

Income Taxes

The Company recognizes income taxes under the liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized.

Foreign Currency

The functional currency of the Company’s international subsidiaries is generally the local currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are recorded directly into a separate component of stockholders’ equity and represents the only component of accumulated other comprehensive loss.

Revenue Recognition

Product sales are recorded when the products are shipped and title passes to independent distributors. Product sales to distributors are made pursuant to a distributor agreement that provides for transfer of both title and risk of loss upon our delivery to the carrier, which is commonly referred to as “F.O.B. Shipping Point.” The Company primarily receives payment by credit card at the time distributors place orders. Amounts received for unshipped product are recorded as deferred revenue. The Company’s sales arrangements do not contain right of inspection or customer acceptance provisions other than general rights of return.

Actual product returns are recorded as a reduction to net sales. The Company estimates and accrues a reserve for product returns based on its return policies and historical experience.

Enrollment package revenue, including any nonrefundable set-up fees, is deferred and recognized over the term of the arrangement, generally twelve months. During the third quarter of 2004, the Company changed its amortization methodology from a monthly method to the preferred daily method whereby revenues for each enrollment package start the day of enrollment. The change in methodology resulted in additional deferred revenue of approximately $280,000 during 2004. Enrollment packages provide distributors access to both a personalized marketing website and a business management system. Prior to the acquisition of MarketVision Communications Corp. (“MarketVision”) on March 31, 2004, the Company paid MarketVision a fixed amount in exchange for MarketVision creating and maintaining individual web pages for such distributors. These payments to MarketVision were deferred and recorded as a prepaid expense. The related amortization was recorded to cost of sales over the term of the arrangement. The remaining unamortized costs were included in the determination of the purchase price of MarketVision. Subsequent to the acquisition of MarketVision, no upfront costs are deferred as the amount is nominal.

Shipping charges billed to distributors are included in net sales. Costs associated with shipments are included in cost of sales.

Stock-Based Compensation

The Company continues to account for stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company recorded stock-based employee compensation during 2002 of $1,434,000 as a result of certain options held by senior executive officers being accounted for as variable options. These options were amended in November 2002, and subsequently are being accounted for as fixed options. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in thousands).

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Net income available to common stockholders, as reported	$2,069	$4,727	$1,241
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,434	—	—
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(956)	(38)	(3,893)

Pro forma net income available to common stockholders	$2,547	$4,689	$(2,652)

Basic income per share:
As reported	$0.66	$1.03	$0.22
Pro forma	$0.82	$1.02	$(0.48)
Diluted income per share:
As reported	$0.66	$0.83	$0.18
Pro forma	$0.82	$0.82	$(0.48)

The weighted-average fair value of options granted was $0.81, $1.05, and $11.91 for 2002, 2003, and 2004, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2002	2003	2004
Risk-free interest rate	7.00%	4.25%	2.50%
Expected volatility	200%	100%	97%
Expected life (in years)	3	3	4
Dividend yield	—	—	—

Income Per Share

Basic income per share is computed by dividing net income applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income per share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon the exercise of outstanding stock options and warrants. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The dilutive effect of stock options and warrants is reflected by application of the treasury stock method. The potential tax benefit derived from exercise of non-qualified stock options has been excluded from the treasury stock calculation as the Company is uncertain that the benefit will be realized.

Certain Risks and Concentrations

In 2003 and 2004, a substantial portion of our revenue was generated in Hong Kong (see Note 14). Various factors could harm our business in Hong Kong, such as worsening economic conditions or other events that are out of our control. Our financial results could be harmed if our products, business opportunity or planned growth initiatives fail to retain and generate continued interest among our distributors and consumers in this market.

Three major product lines — Skindulgence®, Alura™, and Premium Noni Juice™ - generated the majority of the Company’s sales for 2003 and 2004. We obtain these products from three different suppliers. All three of the suppliers entered into our standard supply agreements. We believe that, in the event we were unable to source products from these suppliers or other suppliers of our products, our revenue, income and cash flow could be adversely and materially impacted.

The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. Accounts in the United States are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. A portion of the Company’s cash balances at December 31, 2004 exceeds the insured limits. The Company has not experienced any losses in such accounts.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt, approximate fair value because of their short maturities.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs.” This statement requires that certain costs such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of this statement is not anticipated to have a significant impact on the Company’s financial condition, results of operations, or cash flows.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.” This statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement requires that we record compensation expense for stock options issued based on the estimated fair value of the options at the date of grant. This statement is effective as of the first interim period beginning after June 15, 2005. We currently are not required to record stock-based compensation charges if the employee’s stock option exercise price is equal to or exceeds the fair value of the stock at the date of grant. We have not yet determined what impact, if any, the proposed pronouncement would have on our financial statements.

2.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the quarters ended September 30 and December 31, 2003, the Company re-evaluated its financial statements for the years ended December 31, 2001 and 2002, and quarterly periods included in such years and the quarterly periods ended March 31, June 30 and September 30, 2003. As a result of such review, the Company determined that it inadvertently applied the incorrect accounting treatment with respect to the following items:

1.	Revenue recognition with respect to enrollment package revenue;

2.	Revenue cut-off between 2002 and 2003;

3.	Accounts receivable reconciliation to supporting documents;

4.	Reserves established for product returns and refunds;

5.	Gain recorded in connection with the sales of a subsidiary in 2001;

6.	Income tax provisions; and

7.	Stock-based compensation

Consequently, the Company amended and restated its financial statements for each quarter in 2001 and 2002, the first three quarters in 2003, as well as for the years ended December 31, 2001 and 2002. The cumulative effect of the restatements for 2001 and 2002 resulted in a net increase in accumulated deficit of approximately $3,520,000 as of December 31, 2002.

On March 23, 2005, the Company filed a Current Report on Form 8-K to report, after consultation with its audit committee, that an amendment to its financial statements for the year ended December 31, 2003 and for the first quarter of 2004 is warranted as certain commission and transportation-related expenses incurred as of December 31, 2003 were under-accrued and certain revenues not earned until 2004 were improperly recorded as revenue by its Eastern European business, KGC Networks Ptd. Ltd., for the year ended December 31, 2003. The restatement of the financial statements for the year ended December 31, 2003 will reduce the Company’s revenue by approximately $310,000, increase cost of goods sold by approximately $180,000, increase distributor commission expense by approximately $460,000, reduce minority interest expense by approximately $300,000, and reduce after-tax net income by approximately $650,000 for the quarter as well as the year ended December 31, 2003.

For the quarter ended March 31, 2004, the restatement will increase the Company’s revenue by approximately $310,000, reduce cost of goods sold by approximately $180,000, reduce distributor commission expense by approximately $460,000, increase minority interest expense by approximately $300,000, and increase after-tax net income by approximately $650,000 for the quarter ended March 31, 2004.

Although the financial statements for the three month periods ended June 30, 2004 and September 30, 2004 are unaffected by this error, the consolidated financial statements for the second and third quarters of 2004 include inaccurate information on a year to date basis because they include the erroneous information from the first quarter of 2004 which financial statements should not be relied upon. The Company also intends to file in the near future an amended annual report on Form 10-KSB for the year ended December 31, 2003, and amended quarterly reports on Form 10-Q for the first three quarters of 2004.

A reconciliation of the amounts as previously reported and as restated for the year ended December 31, 2003 is as follows:

	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$62,886	$(310)[1]	$62,576
Gross profit	49,390	(490)[2]	48,900
Distributor commissions	27,096	459 [3]	27,555
Selling, general and administrative expenses	15,770	—	15,770
Income from operations	6,524	(949)	5,575
Net income	5,378	(650)[4]	4,728

Diluted income per share	$0.95		$0.83
Diluted weighted-average number of shares outstanding:	5,688		5,668

[1]	Revenues not earned until 2004 were improperly recorded as revenue by the Company’s Eastern European business, KGC Networks Ptd. Ltd., for the year ended December 31, 2003.

[2]	Includes certain transportation-related expenses incurred but not accrued as of December 31, 2003.

[3]	Reflects distributor commissions incurred but not accrued as of December 31, 2003.

[4]	Includes minority interest related to the restatement adjustments.

3.	OTHER INCOME (EXPENSE)

Other income (expense) consist of the following (in thousands):

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Gain (loss) on foreign exchange	$21	$(77)	$215
Interest income	10	5	19
Interest expense	(71)	(68)	(101)
Other	73	139	4

	$33	$(1)	$137

4.	BALANCE SHEET COMPONENTS

Selected balance sheet components are as follows (in thousands):

	December 31,
	2003	2004
	As
	Restated
Property and equipment:
Office equipment and software	$629	$772
Furniture and fixtures	434	422
Leasehold improvements	281	311

Property and equipment, at cost	1,344	1,505
Accumulated depreciation and amortization	(461)	(926)

	$883	$579

Other accrued expenses:
Sales returns	$381	$1,541
Employee-related expense	212	355
Professional fees	16	182
Incentive trips	—	306
Litigation	—	236
Other	403	630

	$1,012	$3,250

Deferred revenue:
Unshipped product	$4,259	$4,842
Enrollment package revenue	2,684	4,709

	$6,943	$9,551

5. GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year are as follows (in thousands):

Balance, December 31, 2003 (As Restated)	$208
Goodwill acquired during the year	13,937

Balance, December 31, 2004	$14,145

Intangible assets consist of the following (in thousands):

	December 31, 2003			December 31, 2004
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
		As Restated
Computer software and programs	$—	$—	$—	$5,600	$600	$5,000
Distributor database	624	115	509	790	316	474

	$624	$115	$509	$6,390	$916	$5,474

Amortization expense for intangible assets was $44, $115, and $801 for 2002, 2003, and 2004, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows (in thousands):

2005	$958
2006	958
2007	958
2008	800
2009	800
Thereafter	1,000

$5,474

6. ACQUISITIONS

MarketVision Communications Corp.

On March 31, 2004, the Company entered into a merger agreement with MarketVision. MarketVision is the exclusive developer and service provider of direct selling internet technology used by the Company since 2001. Pursuant to the merger agreement, the Company acquired all of the outstanding capital stock of MarketVision in exchange for the issuance of 690,000 shares of restricted common stock (the “Issued Shares”), promissory notes in the aggregate principal amount of approximately $3,203,000 (see Note 7), a cash payment of approximately $1,337,000 in April 2004, less pre-acquisition net payables due to MarketVision of approximately $646,000, for a total purchase price of approximately $17,583,000, including acquisition costs of approximately $153,000. The Issued Shares were valued at $13,536,000 based on the average closing price of $23.08 a few days before and after the acquisition was announced discounted by 15% due to certain restrictions contained in the purchase agreement.

MarketVision hosts and maintains the internet technology for the Company and charges an annual fee for this service based upon the number of enrolled distributors of the Company’s products. MarketVision earned revenues for this service of approximately $1,839,000 and $579,000 for the year ended December 31, 2003 and three months ended March 31, 2004, respectively.

Management believes that this transaction was in the best interests of the Company because (i) the success of the Company’s business is dependent upon MarketVision’s direct selling software and (ii) the Company projects enrolling a significant number of new distributors in the future, which would be very expensive under the former compensation agreement between the Company and MarketVision. Since the former owners of MarketVision include Terry LaCore, a member of the Company’s board of directors and the Chief Executive Officer of Lexxus International, Inc., a wholly-owned subsidiary of the Company (“Lexxus U.S.”) , the board of directors hired the independent appraisal firm of Bernstein, Conklin & Balcombe to assess the fairness of the transaction with MarketVision from a financial point of view. In March 2004, Bernstein, Conklin & Balcombe delivered its opinion to the Company’s board of directors that the MarketVision transaction is fair to the Company from a financial point of view.

In addition, the Company entered into a shareholder’s agreement with the former stockholders of MarketVision. Such agreement contained customary terms and conditions, including restrictions on transfers of the Issued Shares, rights of first refusal and indemnification. Further, the shareholder’s agreement contains a one time put right related to 240,000 Issued Shares for the benefit of the former stockholders of MarketVision (other than Mr. LaCore) that requires the Company, during the six month period commencing eighteen months following the earlier of (i) the first anniversary of the closing date, or (ii) the date on which the Issued Shares are registered with the Securities and Exchange Commission (the “SEC”) for resale to the public, to repurchase all or part of such shares still owned by the such stockholders for $4.00 per share less any amount previously received by such stockholders from the sale of their Issued Shares. The Company has recorded this obligation of $960,000 as mezzanine common stock in the consolidated balance sheet. The estimated fair value of the put right based on the Black-Scholes option pricing model, as determined by the independent valuation firm, of approximately $133,000 was not included in the cost of MarketVision due to materiality.

The agreement also provided the former stockholders of MarketVision with piggyback registration rights in the event the Company files a registration statement with the SEC, other than on Forms S-4 or S-8, stock option grants for the former stockholders (other than Mr. LaCore) as well as three-year employment agreements for the former stockholders, other than Mr. LaCore. In the event that the Company defaults on its payment obligations under the notes or the employment agreements, an entity owned by the former stockholders of MarketVision (other than Mr. LaCore) has certain rights to use, develop, modify, market, distribute and sublicense the MarketVision software to third parties.

The transaction was accounted for using the purchase method of accounting and the purchase price was allocated among the assets acquired based on their estimated fair market values.

The purchase price was allocated among assets acquired based on their estimated fair market values as follows (in thousands):

Property and equipment	$25
Computer software and programs	5,600
Goodwill	11,958
Deferred tax liabilities	(1,904)
Deferred tax assets recognized by the Company resulting from offset against MarketVision’s deferred tax liabilities	1,904

Total purchase price allocation	$17,583

Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition and any future services that may arise from MarketVision’s internet technology. The goodwill amount is not deductible for tax purposes.

The results of operations of MarketVision have been included in the Company’s consolidated statements of operations since the completion of the acquisition on March 31, 2004. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of MarketVision occurred on January 1, 2003 (in thousands, except per share data):

	Year Ended December 31,
	2003	2004
	As
	Restated
Net sales	$62,576	$133,225
Net income	$4,533	$1,342
Income per share:
Basic	$0.86	$0.21
Diluted	$0.71	$0.18

Acquisitions of Minority Interests

On March 29, 2004, the Company purchased 4,900 shares of common stock owned by the minority stockholders of Lexxus U.S., a Delaware corporation, representing the 49% interest in Lexxus U.S. not owned by the Company, in exchange for 100,000 shares of restricted common stock. The total purchase price, including acquisition related costs of approximately $7,000, was approximately $1,969,000 based upon the average closing price of the Company’s common stock of $23.08 a few days before and after the acquisition was announced discounted by 15% due to the restrictions contained in the purchase agreement. The entire purchase price was allocated to goodwill.

On April 19, 2004, the Company purchased 510,000 shares of common stock owned by the minority stockholders of Lexxus International Co., Ltd. (Taiwan), a Taiwan limited liability corporation (“Lexxus Taiwan”), representing the 30% interest in Lexxus Taiwan not owned by the Company, in exchange for approximately $136,000 in cash. The cash consideration given approximated the book value of the shares acquired and no goodwill resulted from the transaction. All Lexxus Taiwan minority stockholders were unrelated to the Company.

7. DEBT

Debt consists of the following (in thousands):

	December 31,
	2003	2004
	As
	Restated
MarketVision promissory note	$—	$682
Notes payable a distributor, due upon demand, interest at 1% per annum	102	86
Note payable to a governmental agency, monthly installments of $2,200, interest at 7% per annum, maturing May 2006	57	34
Notes payable to a vendor, monthly installments of $580, interest at 25.49% per annum, maturing October 2008	—	16
Note payable to a vendor, due upon demand, non-interest bearing	40	—

	199	818
Current maturities	(168)	(796)

Debt	$31	$22

On March 31, 2004, the Company issued two six month promissory notes in the aggregate principal amount of approximately $2,203,000, bearing interest at 4% per annum, and a twenty-one month promissory note in the principal amount of $1,000,000, bearing interest at 4.5% per annum, in connection with the acquisition of MarketVision (see Note 6). The Company repaid the two six month notes in full on October 12, 2004. The twenty-one month note requires monthly payments of approximately $58,200 commencing June 30, 2004. The note is payable in full on December 31, 2005.

8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into non-cancelable operating lease agreements for locations within the U.S. and for its international subsidiaries, with expirations through December 2009. Rent expense in connection with operating leases was approximately $518,000, $1,137,000, and $1,400,000 during 2002, 2003, and 2004, respectively.

Future minimum lease obligations as of December 31, 2004, are as follows (in thousands):

2005	$720
2006	166
2007	114
2008	110
2009	96

Total minimum lease obligations	$1,206

Purchase Commitment

The Company maintains an annual purchase commitment with one of its suppliers to purchase its Alura™ product. Pursuant to the agreement, the Company is required to purchase from this supplier a minimum volume of 15 barrels of product per quarter. The cost of the annual purchase commitment is $1,350,000 before any volume discounts.

Employment Agreements

The Company has employment agreements with certain members of its management team, the terms of which expire at various times through December 2009. Such agreements provide minimum salary levels, as well as incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 2004, assuming continued employment and excluding bonuses, was approximately $4,358,000.

Legal Matters

During the fall of 2003, the customs agency of the government of South Korea brought a charge against LXK, Ltd. (“LXK”), the Company’s wholly-owned subsidiary operating in South Korea, with respect to the importation of the Company’s Alura product. The customs agency alleges that Alura is not a cosmetic product, but rather should be categorized and imported as a pharmaceutical product. On February 18, 2005, the Seoul Central District Court ruled against LXK and fined it a total of approximately $200,000. LXK also incurred related costs of approximately $40,000 as a result of the judgment. The Company recorded a reserve for the entire $240,000 at December 31, 2004 and is currently evaluating whether to appeal the ruling. The failure to sell Alura in South Korea is not anticipated to have a material adverse effect on the financial condition, results of operations, cash flow or business prospects of LXK.

On or around March 31, 2004, Lexxus U.S. received a letter from John Loghry, a former Lexxus distributor, alleging that Lexxus U.S. had wrongfully terminated an alleged oral distributorship agreement with Mr. Loghry and that the Company had breached an alleged oral agreement to issue shares of the Company’s common stock to Mr. Loghry. After Mr. Loghry threatened to commence suit against Lexxus U.S. and the Company in Nebraska, on May 13, 2004, Lexxus U.S. and the Company filed an action for declaratory relief against Mr. Loghry in the United States District Court for the Northern District of Texas seeking, inter alia, a declaration that Mr. Loghry was not wrongfully terminated and is not entitled to recover anything from Lexxus U.S. or the Company. Mr. Loghry has filed counterclaims against the Company and Lexxus U.S. asserting his previously articulated claims. In September 2004, Mr. Loghry filed third party claims against certain officers of the Company and Lexxus U.S., including against Terry LaCore and Mark Woodburn for fraud, LaCore, Woodburn, and a certain Lexxus distributor for conspiracy to commit the same and tortious interference with contract. In February 2005, the court dismissed all of Mr. Loghry’s claims against the individual defendants, except the claims for fraud and conspiracy to commit fraud. Discovery is ongoing and the Company intends to vigorously defend itself in this case.

On November 1, 2004, Toyota Jidosha Kabushiki Kaisha (d/b/a Toyota Motor Corporation) and Toyota Motor Sales, U.S.A. filed a complaint against the Company and Lexxus U.S. in United States District Court for the Central District of California (CV04-9028). The complaint alleges trademark and service mark dilution, unfair competition, trademark and service mark infringement, and trade name infringement, each with respect to Toyota’s Lexus trademark. Toyota seeks to enjoin the Company and Lexxus U.S. from using the Lexxus mark and otherwise competing unfairly with Toyota, to transfer the ownership of the mylexxus.com and lexxusinternational.com internet sites to Toyota, and reimbursement of costs and reasonable attorney fees incurred by Toyota in connection with this matter. The Company filed a motion to dismiss all counts in the complaint, which was denied by the court. The Company intends to vigorously defend this action. In the event that the Company is unsuccessful in defending this action, the Company may be required to change the name of some or all of its Lexxus subsidiaries and domain names which could have a material adverse effect on the financial condition, results of operations, cash flow or business prospects of the Company.

On November 12, 2004, Dorothy Porter filed a complaint against the Company in the United States District Court for the Southern District of Illinois alleging that she sustained a brain hemorrhage after taking Formula One, an ephedra-containing product marketed by Kaire Nutraceuticals, Inc., a former subsidiary of the Company, and, thereafter, eKaire. Ms. Porter has sued the Company for strict liability, breach of warranty and negligence. The Company intends to defend this case vigorously and on December 27, 2004 filed an answer denying the allegations contained in the complaint. Recently, the plaintiff demanded $2 million in damages to settle the case. On March 7, 2005, a Notice of Tag-Along Action was filed by Ms. Porter with the Judicial Panel on Multidistrict Litigation. It is anticipated that this case will be place on the next Conditional Transfer Order and, ultimately, transferred to the consolidated Ephedra Products Liability proceedings in the United States District Court for the Southern District of New York. The Company does not believe that the plaintiff can demonstrate that its products caused the alleged injury and intends to vigorously defend this action.

On January 13, 2005, Nature’s Sunshine Products, Inc. and Nature’s Sunshine Products de Mexico S.A. de C.V. (collectively “Nature’s Sunshine”) filed suit against the Company in the Fourth Judicial District Court, Utah County, State of Utah seeking injunctive relief and unspecified damages against the Company, Lexxus U.S., the Company’s Mexican subsidiary, and the Company’s Mexico management team, Oscar de la Mora Romo and Jose Villarreal Patino, alleging among other things that the Company’s employment of De la Mora and Villarreal violated or could lead to the violation of certain non-compete, non-solicitation, and confidentiality agreements allegedly in effect between De la Mora and Villarreal and Nature’s Sunshine. Upon request by Nature’s Sunshine, the state court entered a temporary restraining order against De la Mora and Villarreal on January 14, 2005 restraining them from violating the non-compete, non-solicitation and confidentiality provisions of the agreements, including continuing their employment with the Company, and restrained the Company from interfering with the agreements alleged by Nature’s Sunshine to exist with De la Mora and Villarreal. On January 17, 2005, the Company removed the case from Utah state court to the United States District Court for the Northern District of Utah. The restraining order expired on its own terms and on January 20, 2005 the federal judge declined to extend the restraining order entered in state court. On January 21, 2005, the Company, De la Mora, Villarreal, and Nature’s Sunshine

entered into a stipulation and agreed order restraining De la Mora and Villarreal from using or disclosing any confidential information of Nature’s Sunshine, restraining the Company from attempting to obtain any confidential information of Nature’s Sunshine, and restraining all parties from soliciting Nature’s Sunshine employees and distributors. De la Mora and Villarreal were not restrained from their continued employment with the Company, however, Nature’s Sunshine may seek such restraint at any future point in the litigation, whether in federal court or, if the federal court remands the case to state court as Nature’s Sunshine has requested, by the state court. On January 19, 2005, Nature’s Sunshine requested the federal court to remand the case to state court on the basis on alleged lack of federal court jurisdiction. On February 17, 2005, the federal court denied Nature Sunshine’s motion to remand. On March 15, 2005, Nature’s Sunshine filed an Amended Complaint against De la Mora and Villarreal and purportedly the Company’s Mexican subsidiary, although not properly named. The previously asserted claims against the Company and Lexxus U.S. were dropped by Nature’s Sunshine. The Company intends to vigorously defend this case on its own behalf, to the extent the Company remains a party, and on behalf of De la Mora and Villarreal. If the Company or De la Mora and Villarreal are unsuccessful in defending this action, the Company may be required to change its Mexico management team, at least during the unexpired term of any enforceable non-compete period.

Currently, there is no other significant litigation pending against the Company other than as disclosed in the paragraphs above. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of the Company’s business. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company’s business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

9. MEZZANINE COMMON STOCK

On March 31, 2004, in connection with the Company’s acquisition of MarketVision, the Company entered into a shareholder’s agreement with the former stockholders of MarketVision. Such agreement contained customary terms and conditions, including restrictions on transfers of the Issued Shares, rights of first refusal and indemnification. Further, the shareholder’s agreement contains a one time put right related to 240,000 Issued Shares for the benefit of the former stockholders of MarketVision (other than Mr. LaCore) that requires the Company, during the six month period commencing eighteen months following the earlier of (i) the first anniversary of the closing date, or (ii) the date on which the Issued Shares are registered with the Securities and Exchange Commission (the “SEC”) for resale to the public, to repurchase all or part of such shares still owned by the such stockholders for $4.00 per share less any amount previously received by such stockholders from the sale of their Issued Shares. The Company has recorded this obligation of $960,000 as mezzanine common stock in the consolidated balance sheet. The agreement also provided the former stockholders of MarketVision with piggyback registration rights in the event the Company files a registration statement with the SEC, other than on Forms S-4 or S-8.

10. STOCKHOLDERS’ EQUITY

Authorized Shares

The Company is authorized to issue two classes of capital stock consisting of up to 1,500,000 shares of preferred stock, $1,000 par value, and 500,000,000 shares of common stock, $0.001 par value.

Stock Split

The Company effected a 1-for-100 reverse stock split in March 2003 of all outstanding shares of capital stock and unexercised stock options and warrants. All references to share and per share data have been adjusted to reflect the stock split.

Private Placement of Units

On October 6, 2004, the Company entered into a securities purchase agreement (and subscription agreements with respect to certain Canadian investors) with certain institutional and accredited investors as well as certain officers and directors of the Company. Pursuant to the purchase and subscription agreements, the Company sold 1,369,704 units at a price of $12.595 per unit. Each unit consist of one share of the Company’s common stock and one stock purchase warrant exercisable for one share of the Company’s common stock at any time through October 6, 2009 at an exercise price of $12.47 per share. Proceeds were approximately $16,067,000, net of transaction fees.

Pursuant to the registration rights agreement, the Company has agreed to register the shares included in the units and the shares issuable upon exercise of the warrants for resale. The registration rights agreement provides for the payment of certain liquidated damages in the event that delays are experienced in the Securities and Exchange Commission’s declaring that registration statement effective. The Company agrees to use commercially reasonable effort to effect and maintain the effectiveness of a registration statement. If the registration statement is not effective 180 days after the closing date, or approximately April 4, 2005, the Company will pay the buyers approximately $85,000, which also applies to any of Company’s possible failure to maintain the effectiveness of the registration statement after its initial effectiveness. The Company does not expect an effective registration statement within the required 180 day period. The registration rights agreement also provides indemnification and contribution remedies to the buyers in connection with the resale of shares pursuant to such registration statement.

Stock Options

The Company maintains the 2002 Stock Option Plan (the “Plan”) which provides for the granting of incentive and nonqualified stock options to employees, directors and officers of the Company, members of the board of directors, or consultants. The terms of any particular grant are determined by the board of directors or a committee appointed by the board of directors. The maximum number of shares of common stock that may be issued under the Plan is 1,225,000 shares. As of December 31, 2004, the Company had 880,876 shares available to be granted under the Plan.

	2002		2003		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
	As Restated
Outstanding, beginning of year	61,500	$1.10	1,321,500	$1.05	1,331,500	$1.06
Granted	1,260,000	1.05	10,000	1.80	344,124	17.44
Exercised	—	—	—	—	(1,500)	1.10

Outstanding, end of year	1,321,500	1.05	1,331,500	1.06	1,674,124	4.42

Exercisable at end of year	1,241,496	$1.00	1,291,504	$1.03	1,640,000	$4.28

The following table summarizes information about options outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Shares	Exercise	Contractual	Shares	Exercise
Range of Exercise Prices	Outstanding	Price	Life	Exercisable	Price
$1.00 to $1.80	1,330,000	$1.06	7.2 years	1,330,000	$1.06
$11.40 to $18.11	344,124	17.44	6.6 years	310,000	18.11

$1.00 to $18.11	1,674,124	4.42	7.1 years	1,640,000	4.28

Common Stock Purchase Warrants

On June 23, 2004, warrants to purchase 2,000 shares of common stock were exercised at an exercise of $5.00 per share.

At December 31, 2004, warrants to purchase 1,371,123 shares of common stock were outstanding, of which 1,369,704 were a component of the units sold on October 6, 2004 (see Private Placement of Units above). Such warrants are exercisable for one share of the Company’s common stock at any time through October 6, 2009 at an exercise price of $12.47 per share. The remaining 1,419 warrants are exercisable until March 31, 2005 at an exercise price of $141.00 per share. The weighted-average remaining contractual life of outstanding warrants as of December 31, 2004 was 4.8 years.

Restricted Stock

On October 7, 2004, the Company entered into employment agreements with two members of its Mexican management team whereby each member is entitled to receive a bonus payable in restricted shares of the Company’s common stock based upon the Mexican subsidiary achieving certain (1) net sales and (2) net income before interest, taxes, depreciation and amortization

(collectively “EBITDA”). The maximum aggregate amount payable in restricted shares is $14.5 million, assuming net sales of $300 million and EBITDA of $30 million. The shares will be issued by no later than April 15th in the year following satisfaction of both targets.

Income Per Share

	Year Ended December 31,
	2002	2003	2004
	(In Thousands, Except Per Share Data)
		As
		Restated
Net income available to common stockholders	$2,069	$4,727	$1,241

Basic weighted-average number of shares outstanding	3,118	4,609	5,580
Effect of dilutive stock options and warrants	—	1,079	1,242

Diluted weighted-average number of shares outstanding	3,118	5,688	6,822

Income per share from continuing operations:
Basic	$(0.11)	$1.03	$0.22
Diluted	$(0.11)	$0.83	$0.18

Options and warrants to purchase 1,324,919 shares of common stock were outstanding during 2002 but were not included in the computation of diluted earnings per share as those potential common shares were anti-dilutive.

Options and warrants to purchase 1,681,123 shares of common stock were outstanding during 2004 but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. The options, which expire on March 31, 2011, and the warrants, which fully expire on October 6, 2009, were still outstanding at the end of 2004.

11. INCOME TAXES

The components of income before income taxes consist of the following (in thousands):

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Domestic	$(924)	$4,482	$(2,108)
Foreign	1,195	1,092	4,468

Income before income taxes	$271	$5,574	$2,360

The components of the provision for income taxes consist of the following (in thousands):

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Current taxes:
Federal	$58	$256	$248
State	8	40	171
Foreign	234	564	759

	300	860	1,178
Deferred taxes	—	—	(515)

Provision for income taxes	$300	$860	$663

A reconciliation of the reported provision for income taxes to the amount that would result from applying the domestic federal statutory tax rate to pretax income is as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Income tax at federal statutory rate	$92	$1,895	$802
Effect of permanent differences	6	37	709
Increase (decrease) in valuation allowance	291	(1,066)	(602)
Foreign rate differential	(94)	(32)	(471)
State income taxes, net of federal benefit	5	26	113
Other reconciling items	—	—	112

Income tax provision	$300	$860	$663

Deferred income taxes consist of the following (in thousands):

	December 31,
	2003	2004
	As
	Restated
Deferred tax assets:
Net operating losses	$3,596	$3,144
Stock-based compensation	488	488
Accrued expenses	89	255
Tax credits	87	80
Other	11	12

Total deferred tax assets	4,271	3,979
Valuation allowance	(4,004)	(1,492)

	267	2,487

Deferred tax liabilities:
Intangible assets	(173)	(1,861)
Depreciation	(22)	(34)
Prepaids	(44)	(50)
Other	(28)	(27)

Total deferred tax liabilities	(267)	(1,972)

Deferred tax assets, net	$—	$515

As of December 31, 2004, the current portion of the net deferred tax assets totaling $81,000 is presented in other current assets.

A valuation allowance was established for the entire amount of the net deferred tax assets at December 31, 2003, as the Company was unable to determine that the more likely than not criteria had been met. The Company reduced the valuation allowance during 2004 as it expects to utilize a portion of its net operating loss carryforward in connection with the implementation of a foreign holding and operating company restructure.

At December 31, 2004, the Company has net operating loss carryforwards of approximately $9,246,000 that begin to expire in 2018, if not utilized. A portion of the net operating loss carryforward is subject to an annual limitation as defined by Section 382 of the Internal Revenue Code. The Company has not provided for U.S. federal and foreign withholding taxes on the undistributed earnings of its foreign subsidiaries as of December 31, 2004. Such earnings are intended to be reinvested indefinitely.

In June of 2001, the Company sold the stock of its wholly-owned subsidiary, Kaire Neutraceuticals, Inc. to focus on the Lexxus business. No income tax expense or benefit was allocated to discontinued operations.

12. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2002	2003	2004
		As
		Restated
Cash paid during the year for:
Income taxes	$90	$42	$552
Interest	20	50	86

Non-cash investing and financing activities:
Conversion of preferred stock to common stock	2,128	16	—
Conversion of debt and related accrued interest to common stock	280	—	—
Preferred stock dividends	70	1	—
Common stock issued for acquisitions	—	433	15,665
Debt issued for acquisitions	—	—	3,203
Preferred stock redeemed for debt	180	—	—
Common stock issued for services	36	53	—

13. RELATED PARTY TRANSACTIONS

In August 2001, the Company entered into a written lease agreement and an oral management agreement with S&B Business Services, an affiliate of Brad LaCore, the brother of Terry LaCore, Chief Executive Officer of Lexxus U.S. and a director of the Company, and Sherry LaCore, Brad LaCore’s spouse. Under the terms of the two agreements, S&B Business Services provides warehouse facilities and certain equipment, manages and ships inventory, provides independent distributor support services and disburses payments to independent distributors. In exchange for these services, the Company pays $18,000 annually for leasing the warehouse, $3,600 annually for the lease of warehouse equipment and $120,000 annually for the management services provided, plus an annual average of approximately $12,000 for business related services. The Company paid S&B Business Services approximately $156,000, $150,000, and $160,000 during 2002, 2003, and 2004, respectively.

In September 2001, the Company entered into an oral consulting agreement with William Woodburn, the father of Mark Woodburn, President of the Company and a director, pursuant to which William Woodburn provided the Company with management advice and other advisory assistance. In exchange for such services, the Company starting June 8, 2001 paid to Ohio Valley Welding, Inc., an affiliate of Mr. Woodburn, $6,250 on a bi-weekly basis. The Company paid $162,500, $168,750 and $118,750 during 2002, 2003, and 2004, respectively, to Ohio Valley Welding, Inc. The consulting agreement between the Company and William Woodburn was terminated as of September 30, 2004.

The Company’s former controller is married to Mark Woodburn, the Company’s president. Her employment with the Company ended in August 2004. The Company paid her approximately $100,000 in each of 2002, 2003, and 2004.

On March 31, 2004, the Company entered into a merger agreement with MarketVision, pursuant to which the Company acquired all of the outstanding capital stock of MarketVision (see Note 6). As a founding stockholder of Marketvision, Terry LaCore, Chief Executive Officer of Lexxus U.S. and a director of the Company, received 450,000 shares of the Company’s common stock and is entitled to receive approximately $840,000 plus interest from promissory notes issued by the Company. As of December 31, 2004, the outstanding balance due Mr. LaCore was approximately $307,000.

On October 6, 2004, certain members of the Company’s board of directors and certain of the Company’s officers invested approximately $25,000 and purchased 1,984 units upon the same terms and conditions as the other buyers in the private placement. See Note 10.

14. SEGMENT INFORMATION

The Company operates in one reportable operating segment by selling products to a distributor network that operates in a seamless manner from market to market. The Company’s net sales and long-lived assets by market are as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
		As Restated
Net sales to external customers:
North America	$13,452	$10,668	$16,914
Hong Kong	6,067	30,763	74,293
Taiwan	5,579	3,097	3,261
Southeast Asia	556	1,570	1,786
Eastern Europe	8,999	13,157	30,248
South Korea	—	2,492	5,524
Australia/New Zealand	2,144	654	1,158
Other	171	175	41

Total net sales	$36,968	$62,576	$133,225

		December 31,
	2002	2003	2004
		As Restated
Long-lived assets:
North America	$481	$1,203	$20,124
Hong Kong	181	217	247
Taiwan	341	271	117
Southeast Asia	165	202	133
Eastern Europe	42	—	—
South Korea	—	389	398
Australia/New Zealand	38	46	35
Other	46	51	36

Total long-lived assets	$1,294	$2,379	$21,090

Due to system constraints, it is impracticable for the Company to separately disclose product and enrollment package revenue for the years presented.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Data)
				As Restated
Fiscal 2003:
Net sales	$11,240	$11,984	$16,740	$22,612
Gross profit	8,994	10,012	12,832	17,062
Distributor commissions	4,581	4,929	6,988	11,057
Selling, general and administrative expenses	2,673	3,737	3,896	5,464
Income from operations	1,740	1,346	1,948	541
Net income	1,373	947	1,276	1,132

Income per share:
Basic	$0.30	$0.20	$0.27	$0.24
Diluted	$0.28	$0.17	$0.22	$0.19
Weighted-average number of shares outstanding:
Basic	4,511	4,628	4,656	4,656
Diluted	4,908	5,628	5,821	5,812

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Data)
	As Restated
Fiscal 2004:
Net sales	$38,745	$17,686	$40,482	$36,312
Gross profit	30,491	12,823	31,612	28,978
Distributor commissions	19,745	12,578	17,422	18,834
Selling, general and administrative expenses	5,968	8,194	8,288	10,652
Income from operations	4,778	(7,949)	5,902	(508)
Net income	3,761	(6,746)	5,028	(802)

Income per share:
Basic	$0.81	$(1.24)	$0.92	$(0.12)
Diluted	$0.64	$(1.24)	$0.75	$(0.12)
Weighted-average number of shares outstanding:
Basic	4,667	5,447	5,450	6,745
Diluted	5,909	5,447	6,692	6,745

A reconciliation of the amounts as previously reported and as restated is as follows:

	Quarter Ended December 31, 2003
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$22,922	$(310)[1]	$22,612
Gross profit	17,552	(490)[2]	17,062
Distributor commissions	10,598	459 [3]	11,057
Selling, general and administrative expenses	5,464	—	5,464
Income from operations	1,490	(949)	541
Net income	1,782	(650)[4]	1,132

Income per share:
Basic	$0.38		$0.24
Diluted	$0.31		$0.19
Weighted-average number of shares outstanding:
Basic	4,656		4,656
Diluted	5,812		5,812

	Quarter Ended March 31, 2004
	As
	Previously			As
	Reported	Adjustments		Restated
Net sales	$38,435	$310	[1]	$38,745
Gross profit	30,001	490	[2]	30,491
Distributor commissions	20,204	(459)[3]		19,745
Selling, general and administrative expenses	5,968	—		5,968
Income from operations	3,829	949		4,778
Net income	3,111	650	[4]	3,761

Income per share:
Basic	$0.67			$0.81
Diluted	$0.53			$0.64
Weighted-average number of shares outstanding:
Basic	4,667			4,667
Diluted	5,909			5,909

[1]	Revenues not earned until 2004 were improperly recorded as revenue by the Company’s Eastern European business, KGC Networks Ptd. Ltd., for the year ended December 31, 2003.

[2]	Includes certain transportation-related expenses incurred but not accrued as of December 31, 2003.

[3]	Reflects distributor commissions incurred but not accrued as of December 31, 2003.

[4]	Includes minority interest related to the restatement adjustments.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common shares being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$5,294.57
Printing and engraving	35,000.00
Legal fees and expenses	115,000.00
Accounting fees and expenses	70,000.00
Blue sky fees and expenses (including legal fees)	—
Transfer agent and registrar fees	5,000.00
Miscellaneous	5,000.00

Total	$235,294.57

Item 14. Indemnification of Officers and Directors.

     The laws of the State Florida under certain circumstances provide for indemnification of the Company officers, directors and controlling persons against liabilities which they may incur in such capacities.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person in successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     Article VI of the Company’s Articles of Incorporation contain the following provisions relating to indemnification:

     The Corporation shall, to the fullest extent permitted by Florida Statute Section 607.0850, as amended, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said section, as to action in any capacity in which he served at the request of the Corporation.

Item 15. Recent Sales of Unregistered Securities.

(a) Issuances of Capital Stock.

     On January 28, 2002, the Company issued an aggregate of 509,882 shares of common stock to ten holders of the Company’s Series F Preferred Stock in connection with the conversion of 1,097 shares of Series F Preferred Stock, plus accrued dividends.

     On February 12, 2002, the Company issued 185,275 shares of common stock to Endeavour Capital Fund in connection with its conversion of 275 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On April 10, 2002, the Company issued 18,425 shares of common stock to Augusta Street LLC in connection with its conversion of a convertible note in the aggregate principal amount of $25,000, plus accrued interest.

     On April 10, 2002, the Company issued 37,739 shares of common stock to the Richard T. Garrett Trust in connection with its conversion of 50 shares of the Company’s Series H Preferred Stock, plus accrued dividends.

     On April 10, 2002, the Company issued 17,500 shares of common stock to Surrey Associates Ltd. as payment for legal services rendered.

     On September 16, 2002, the Company issued 229,397 shares of common stock to Endeavour Capital Fund in connection with its conversion of 110 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On September 16, 2002 and September 17, 2002, the Company issued 78,343 shares of common stock and 106,562 shares of common stock to Augusta Street LLC in connection with its conversion of a convertible notes in the aggregate principal amount of $75,000 and $138,000, respectively, plus accrued interest.

     On September 18, 2002 and November 8, 2002, the Company issued 23,087 shares of common stock and 36,248 shares of common stock to Gregory Mayne in connection with his conversion of 25 shares of the Company’s Series H Preferred Stock, and 25 shares of Series H Preferred Stock, respectively, plus accrued dividends.

     On September 18, 2002, the Company issued 33,333 shares of common stock to Infusion Capital Investment Corp in connection with its conversion of a convertible note in the aggregate principal amount of $25,000.

     On November 11, 2002, the Company issued 211,082 shares of common stock to Endeavour Capital Fund in connection with its conversion of 125 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On November 15, 2002, the Company issued 40,001 shares of common stock to Endeavour Capital Fund in connection with its conversion of 23 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On November 15, 2002, the Company issued 101,113 shares of common stock to Michael Jessen in connection with his conversion of 104 shares of the Company’s Series F Preferred Stock, plus accrued dividends.

     On November 22, 2002, the Company issued 42,432 shares of common stock to John and Naline Thompson in connection with his conversion of 50 shares of the Company’s Series H Preferred Stock, plus accrued dividends.

     On December 5, 2002, the Company issued 336,597 shares of common stock to Endeavour Capital Fund in connection with its conversion of 222 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On December 24, 2002, the Company issued 23,044 shares of common stock to Endeavour Capital Fund in connection with its conversion of 22 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On January 27, 2003, the Company issued 10,000 shares of common stock to Life Dynamics, Inc. in connection with the settlement of an outstanding debt.

     On January 27, 2003, the Company issued 18,500 shares of common stock to Surrey Associates Ltd. as payment for legal services rendered.

     On January 27, 2003, the Company issued 360,000 shares of common stock to NuEworld.Com Commerce, Inc. in connection with the Company’s purchase from NuEworld of its database of independent distributors.

     On June 30, 2003, the Company issued 27,471 shares of common stock to Endeavour Capital Fund in connection with its conversion of 16 shares of the Company’s Series J Preferred Stock, plus accrued dividends.

     On March 29, 2004, the Company purchased 4,900 shares of common stock owned by three minority stockholders of Lexxus U.S. (representing the 49% interest not owned by the Company) in exchange for 100,000 shares of the Company’s common stock. Each of Michael Bray and Jeff Provost received 33,333 shares of common stock, Rodney and Pam Sullivan received an aggregate of 33,334 shares of common stock.

     On March 31, 2004, the Company entered into a merger agreement with MarketVision Communications Corp. (“MarketVision”), pursuant to which the Company acquired all of the outstanding capital stock of MarketVision in exchange for Company’s issuance of 690,000 shares of its common stock, and other consideration. The Company issued 450,000 shares of common stock to Terry LaCore, the Chief Executive Officer of Lexxus U.S. and a director of the Company, 196,420 shares of common stock to John Cavanaugh, the President of MarketVision, and 43,580 to Jason Landry, the Vice President – Development of MarketVision.

     On June 23, 2004, the Company issued 2,000 shares of common stock to John Thompson in connection with his exercise of a warrant at an exercise price of $5.00 per share.

     On June 23, 2004, the Company issued 1,500 shares of common stock to Stephanie Flemming in connection with her exercise of an option at an exercise price of $1.10 per share.

     On October 6, 2004, the Company entered into a securities purchase agreement with certain institutional and accredited investors as well as certain officers and directors of the Company. Pursuant to the agreement, the Company sold 1,369,704 units at a price of $12.595 per unit. Each unit consisted of one share of the Company’s common stock and one common stock purchase warrant exercisable for one share of the Company’s common stock at any time through October 6, 2009 at an exercise price of $12.47 per share. These securities were issued pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

     Except as noted above, the securities described in this paragraph (a) of Item 15 were issued in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Stock option grants.

     On January 18, 2001, the Company granted an option to Terry LaCore, Chief Executive Officer of Lexxus U.S. and a director of the Company. The LaCore Option provides Mr. LaCore with the right to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.10 per share for period of ten (10) years.

     On January 18, 2001, the Company granted an option to Benchmark Consulting Group, an affiliate of Mark Woodburn, the Company’s President and a director of the Company, and Terry LaCore, Chief Executive Officer of Lexxus U.S. and a director of the Company. The Benchmark Option provided Benchmark Consulting Group with the right to purchase 30,000 shares of the Company’s Common Stock at an exercise price of $1.10 per share for period of ten (10) years. In September 2002, the Benchmark Option was assigned to the LaCore and Woodburn Partnership, a general partnership owned by Messrs. LaCore and Woodburn.

     In July 2002, the Company issued options to purchase 60,000 shares of common stock to each of Sir Brian Wolfson and Mr. Randall Mason as compensation for serving as directors of the Company. The options are exercisable at $1.50 per share until July 24, 2007.

     As of October 14, 2002, the Company granted to each of the LaCore and Woodburn Partnership and Mr. LaCore options exercisable for 570,000 shares of common stock at an exercise price of $1.00 per share for a period of ten (10) years.

     On April 9, 2003, the Company issued options to purchase 5,000 shares of common stock to each of Robert Hesse and John Gillin. The options are exercisable at $1.80 per share until April 9, 2006.

     Our 2002 stock plan was adopted by our board of directors and approved by our stockholders effective on March 11, 2003. As of April 21, 2005, options to purchase an aggregate of 344,124 shares were granted, none of which have been exercised.

     The issuance of stock options and the common stock issuable upon the exercise of such options described in this section (b)(1) of Item 15 were issued in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to issuances by an issuer not involving any public offering, to the extent an exemption from such registration was required.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number	Description
4.1	Articles of Incorporation, as amended.*
4.2	By-Laws of Natural Health Trends Corp.*
4.3	Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp.*
4.4	Form of Common Stock Purchase Warrant issued in October 2004 Private Placement.*
5.1	Opinion of Brown Rudnick Berlack Israels LLP
10.1	2002 Stock Plan, as amended.*
10.2	Option Agreement dated as October 14, 2002 granting 570,000 options to the LaCore and Woodburn Partnership.*
10.3	Option Agreement dated as October 14, 2002 granting 570,000 options to Terry LaCore.*
10.4	Option Agreement dated as July 2, 2002 granting 60,000 options to Sir Brian Wolfson.*
10.5	Option Agreement dated as July 2, 2002 granting 60,000 options to Randall A. Mason.*
10.6	Distributorship Agreement dated March 1, 2002 between the Company and 40J’s.*
10.7	Founder Compensation Agreement by and between Lexxus International, Inc., Natural Health Trends Corp., Rodney Sullivan and Pam Sullivan, Michael Bray, and Jeff Provost.*
10.8	Database Purchase Agreement, dated as of January 31, 2003, by and among NuEworld.com Commerce, Inc., a Delaware corporation, Lighthouse Marketing Corporation, a Delaware corporation), and the Company.*
10.9	KGC Agreement dated March 17, 2004 between the Company and Bannks Foundation.*
10.10	Stock Purchase Agreement dated March 29, 2004 between Michael Bray, Jeff Provost, Rodney Sullivan and Pam Sullivan and the Company.*
10.11	Agreement and Plan of Merger, dated as of March 31, 2004, by and among the Company, MergerCo and MarketVision.*
10.12	Stockholders Agreement, dated as of March 31, 2004, by and among the Company, John Cavanaugh, Terry LaCore and Jason Landry.*
10.13	Employment Agreement, dated as of March 31, 2004, between MarketVision and John Cavanaugh.*
10.14	Employment Agreement, dated as of March 31, 2004, between MarketVision and Jason Landry.*
10.15	Guaranty of the Employment Agreements dated as of March 31, 2004 executed by Lexxus U.S.*
10.16	Software License Agreement dated as of March 31, 2004 among the Company, MergerCo and MarketVision Consulting Group, LLC.*
10.17	Employment Agreement, dated as of August 1, 2004, by and between the Company and Chris Sharng.*
10.18	Employment Agreement, dated as of October 7, 2004, by and between Lexxus .International (Mexico), S.A. and Jose Raul Villarreal Patino.*
10.19	Employment Agreement, dated as of October 7, 2004, by and between Lexxus .International (Mexico), S.A. and Oscar de la Mora.*
10.20	Employment Agreement, dated as of November 1, 2004, by and between the Company, Lexxus Japan and Richard Johnson.*
10.21	Securities Purchase Agreement dated October 6, 2004 by and among the Company and the investors signatory thereto.*
10.22	Subscription Agreement (Canada) dated October 6, 2004 by and among the Company and the investors signatory thereto.*
10.23	Form of Registration Rights Agreement dated October 6, 2004 by and among the Company and the investors signatory thereto.*
10.24	Amendment No. 1 to Registration Rights Agreement dated February 23, 2005 by and among the Company and the investors signatory thereto.*

10.25	Amendment No. 1 to Founder Compensation Agreement by and among Lexxus International, Inc., Natural Health Trends Corp., Rodney and Pam Sullivan, Michael Bray, and Jeff Provost.*
10.26	Royalty Agreement dated March 1, 2005 by and among the Company, Steve Francisco, and Dan Catto.*
14.1	Code of Business Conduct.*
14.2	Code of Ethics for Senior Financial Officers.*
21.1	Subsidiaries of the Company.*
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Sherb & Co., LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Brown Rudnick Berlack Israels LLP (included in the opinion filed as Exhibit 5.1).

*	Previously filed.

Item 17. Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on April 26, 2005.

NATURAL HEALTH TRENDS CORP.
By:	/s/ Mark D. Woodburn
	Name:	Mark D. Woodburn
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sir Brian Wolfson	Chairman of the Board	April 26, 2005
Sir Brian Wolfson

/s/ Mark D. Woodburn	President and Director (Principal Executive Officer)	April 26, 2005
Mark D. Woodburn

/s/ Terry LaCore	Chief Executive Officer of Lexxus U.S. and Director	April 26, 2005
Terry LaCore

/s/ Chris Sharng	Executive Vice President and Chief Financial Officer	April 26, 2005
Chris Sharng	(Principal Financial Officer)

/s/ Timothy S. Davidson	Chief Accounting Officer (Principal Accounting Officer)	April 26, 2005
Timothy S. Davidson

/s/ Robert H. Hesse	Director	April 26, 2005
Robert H. Hesse

/s/ Randall A. Mason	Director	April 26, 2005
Randall A. Mason